Filed pursuant to Rule 424(b)(3)
                                                    (Registration No. 333-75751)
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       COCA-COLA BOTTLING CO. CONSOLIDATED            CAROLINA COCA-COLA BOTTLING COMPANY, INC.
                   PROSPECTUS                                      PROXY STATEMENT
                  COMMON STOCK                           FOR SPECIAL MEETING OF SHAREHOLDERS
           INSTALLMENT NOTES DUE 2006                               MAY 20, 1999


        This combined Proxy Statement/Prospectus is being furnished to the shareholders of Carolina Coca-Cola Bottling Company, Inc. ("Coke-Carolina") in connection with the solicitation of proxies by the board of directors of Coke-Carolina for use at the special meeting of shareholders of Coke-Carolina to be held on May 20, 1999 at 11:00 a.m., local time, at Coke-Carolina's corporate offices located at 480 E. Liberty Street, Sumter, South Carolina 29151.

        The purpose of the Coke-Carolina special meeting is for holders of Coke-Carolina Common Stock to approve the Agreement and Plan of Merger, dated as of March 26, 1999, among Coca-Cola Bottling Co. Consolidated ("Consolidated"), Sumter Merger Corporation, Inc., a wholly owned subsidiary of Consolidated, and Coke-Carolina.

        Pursuant to the merger agreement, the issued and outstanding shares of Coke-Carolina Common Stock will be converted into the right to receive a total merger consideration of $36,600,000, subject to adjustment as described in the Proxy Statement/Prospectus. Each Coke-Carolina shareholder may elect to receive his or her share of the merger consideration in a combination of (a) shares of Consolidated Common Stock, (b) 5.75% Installment Notes of Consolidated and (c) cash. Notwithstanding each Coke-Carolina shareholder's right to elect the composition of such shareholder's merger consideration, shares of Consolidated Common Stock must compose at least 51% but not more than 60% of the total merger consideration to be received by all Coke-Carolina shareholders. The total merger consideration is subject to adjustment based upon the shareholders' equity of Coke-Carolina at the time of the merger and reduction for any indemnification claims Consolidated may have.

        THE COKE-CAROLINA BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT, HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, COKE-CAROLINA AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF COKE-CAROLINA COMMON STOCK APPROVE THE MERGER AGREEMENT.

        This Proxy Statement/Prospectus also serves as a prospectus of Consolidated under the Securities Act of 1933, as amended, relating to the Consolidated Common Stock and the Installment Notes to be issued in the merger. Consolidated Common Stock is traded on the Nasdaq National Market under the symbol "COKE." There is no trading market for the Installment Notes.

        This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of Coke-Carolina on or about April 22, 1999.

        PLEASE READ ALL OF THIS PROXY STATEMENT/PROSPECTUS CAREFULLY, INCLUDING THE MATTERS REFERRED TO ON PAGE 12 UNDER THE CAPTION "RISK FACTORS," BEFORE VOTING.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE CONSOLIDATED COMMON STOCK OR THE INSTALLMENT NOTES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Proxy Statement/Prospectus is April 22, 1999.

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                                           TABLE OF CONTENTS
                                                                                    Page

SUMMARY...............................................................................1


RISK FACTORS.........................................................................12


THE COKE-CAROLINA SPECIAL MEETING....................................................14

   Special Meeting...................................................................14
   Record Date; Shares Entitled to Vote; Vote Required...............................14
   Proxies; Proxy Solicitation.......................................................15

THE MERGER...........................................................................16

   General...........................................................................16
   Effective Time....................................................................16
   Merger Consideration..............................................................16
   Non-Solicitation Agreement........................................................20
   Shareholders'Representatives and Exchange Procedures..............................20
   Background of the Merger..........................................................21
   Coke-Carolina Reasons for the Merger; Recommendation of the Board of Directors of
   Coke-Carolina ....................................................................22
   Consolidated Reasons for the Merger...............................................23
   Certain Federal Income Tax Consequences...........................................24
   Regulatory Approvals Required.....................................................26
   Interests of Certain Persons in the Merger........................................27
   Dissenters'Rights.................................................................27
   Accounting Treatment..............................................................27
   Nasdaq National Market Listing for Consolidated Common Stock; No Secondary Market
   for Installment Notes ............................................................27
   Resale of Consolidated Common Stock and the Installment Notes.....................28

THE MERGER AGREEMENT.................................................................29

   The Merger........................................................................29
   Merger Consideration..............................................................29
   Representations and Warranties....................................................29
   Indemnification...................................................................32
   Conduct of Business Pending Closing...............................................34
   Additional Covenants..............................................................35
   Conditions to the Consummation of the Merger......................................36
   Termination, Amendment and Waiver.................................................37

DESCRIPTION OF INSTALLMENT NOTES.....................................................39

   General...........................................................................39
   Terms of the Installment Notes....................................................39
   Redemption Offer..................................................................39
   Ranking of the Installment Notes..................................................40
   Set-Off Rights....................................................................40
   Defaults..........................................................................40
   Amendments and Waivers............................................................41
   Concerning the Trustee............................................................41
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                                       i

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
   Governing Law.....................................................................42

INFORMATION ABOUT CONSOLIDATED.......................................................43


BUSINESS OF COKE-CAROLINA............................................................44


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF COKE-CAROLINA .........................................................48

   Financial Review Overview -Fiscal 1998............................................48
   Financial Review Overview -Fiscal 1997............................................49
   Results of Operations:  Fiscal 1998 Compared to Fiscal 1997.......................49
   Results of Operations:  Fiscal 1997 Compared to Fiscal 1996.......................50
   Liquidity and Capital Resources...................................................51
   Forward-looking Statements........................................................51
   Year 2000.........................................................................52

COKE-CAROLINA COMMON STOCK PRICES AND DIVIDENDS......................................53


COKE-CAROLINA PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP........................54

COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF CONSOLIDATED AND COKE-CAROLINA........56

   Voting Rights.....................................................................56
   Action by Special Meetings; Written Consents......................................57
   Board of Directors; Filling Vacancies; Removal....................................57
   Liability of Directors............................................................58
   Indemnification of Officers and Directors.........................................58
   Dividends and Distributions.......................................................59
   Shareholder Approval of Mergers...................................................59
   Anti-Takeover Provisions..........................................................60
   Amendment to Certificate of Incorporation, Articles of Incorporation and Bylaws...60
   Shareholder Inspection Rights.....................................................61
   Appraisal Rights..................................................................62

DISSENTERS'RIGHTS....................................................................63


OTHER MATTERS........................................................................65


LEGAL MATTERS........................................................................65


EXPERTS..............................................................................65


INDEX TO FINANCIAL STATEMENTS.........................................................1

ANNEX A - AGREEMENT AND PLAN OF MERGER (INCLUDING ARTICLES OF MERGER IN THE FORM
  ATTACHED THERETO AS EXHIBIT 1.1(a) AND A CERTIFICATE OF MERGER IN THE FORM ATTACHED THERETO AS EXHIBIT 1.1(b), BUT EXCLUDING CERTAIN OTHER
  EXHIBITS)..................................................................A-1

ANNEX B - FORM OF INSTALLMENT NOTE...........................................B-1

ANNEX C - FORM OF SHAREHOLDERS' EQUITY ESCROW AGREEMENT......................C-1

ANNEX D - FORM OF INDEMNIFICATION ESCROW AGREEMENT...........................D-1

ANNEX E - FORM OF NON-COMPETITION AND CONSULTING AGREEMENT...................E-1

ANNEX F - FORM OF AFFILIATE AGREEMENT........................................F-1

ANNEX G - PROVISIONS OF THE CODE OF LAWS OF THE STATE OF
  SOUTH CAROLINA RELATING TO DISSENTERS' RIGHTS..............................G-1

                       WHERE YOU CAN FIND MORE INFORMATION

        Consolidated files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Consolidated has filed at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Consolidated's SEC filings are also available to the public from commercial document retrieval services and at the Website maintained by the SEC at www.sec.gov. Consolidated has filed a registration statement to register with the SEC the Consolidated Common Stock and Installment Notes to be issued to Coke-Carolina shareholders in the merger. This Proxy Statement/Prospectus is part of that registration statement. As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

        Some of the important business and financial information that you may want to consider in deciding how to vote is not included in this Proxy Statement/Prospectus, but rather is "incorporated by reference" to documents that have been filed by Consolidated with the SEC. The "file number" used by the SEC to identify documents filed by Consolidated is 0-9286. The information that is incorporated by reference consists of:

        o Consolidated's Annual Report on Form 10-K, for the fiscal year ended January 3, 1999;

        o All documents filed by Consolidated under the Securities Exchange Act of 1934 (E.G., Forms 10-Q and 8-K) after the date of this Proxy Statement/Prospectus and prior to the Coke-Carolina special meeting; and

        o The description of Consolidated's Common Stock in Consolidated's Registration Statement on Form 8-A filed January 29, 1973, as updated by Consolidated's subsequent filings with the SEC.

        If there is any contrary information in a previously filed document that is incorporated by reference, then you should rely on the information in this Proxy Statement/Prospectus.

        All information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Consolidated and its subsidiaries has been supplied by Consolidated, and all information relating to Coke-Carolina and its subsidiaries has been supplied by Coke-Carolina.

        You can obtain any of the documents incorporated by reference through Consolidated or the SEC. Documents incorporated by reference are available from Consolidated without charge, excluding all exhibits. You may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing to the following address or by telephone:

                                 David V. Singer
                             Chief Financial Officer
                       Coca-Cola Bottling Co. Consolidated
                     1900 Rexford Road, Charlotte, NC 28211
                                 (704) 551-4400
                                       iv

        IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM CONSOLIDATED, PLEASE DO SO BY MAY 13, 1999 TO ENSURE THAT YOU RECEIVE THEM BEFORE THE COKE-CAROLINA SPECIAL MEETING.

        YOU SHOULD RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER AGREEMENT AND THE MERGER. NEITHER CONSOLIDATED NOR COKE-CAROLINA HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE HEREOF. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION.

                           FORWARD-LOOKING STATEMENTS

        This Proxy Statement/Prospectus, including the information incorporated by reference herein, information included in, or incorporated by reference from, future filings by Consolidated with the SEC, as well as information contained in written material, press releases and oral statements issued by or on behalf of Consolidated, contains, or may contain, certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such "forward looking statements" include information relating to, among other matters, Consolidated's future prospects, developments and business strategies for its operations and synergies that are possible from the merger. These forward-looking statements are identified by their use of terms and phrases such as "expect", "estimate", "project", "believe", and similar terms and phrases. Such forward-looking statements are contained in various sections of this Proxy Statement/Prospectus and in the documents incorporated herein by reference. These statements are based on certain assumptions and analyses made by Consolidated in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances, and involve risks and uncertainties that may cause actual future activities and results of operations to be materially different from that suggested or described in this Proxy Statement/Prospectus or in such other documents. These risks include, but are not limited to, (A) risks associated with any changes in the historical levels of marketing funding support that Consolidated and Coke-Carolina receive from The Coca-Cola Company, (B) risks associated with interruptions in Consolidated's business operations as a result of any failure to adequately correct the Year 2000 computer problem in any systems or equipment of Consolidated or any of its major suppliers or customers and (C) other risks detailed from time to time in Consolidated's filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary from those expected, estimated or projected.

                                     SUMMARY

        THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT (INCLUDING THE ATTACHED ANNEXES) AND THE OTHER DOCUMENTS TO WHICH WE REFER (INCLUDING THOSE INCORPORATED BY REFERENCE IN THIS DOCUMENT). THESE DOCUMENTS WILL GIVE YOU A MORE COMPLETE DESCRIPTION OF THE MERGER. EACH ITEM IN THIS SUMMARY REFERS TO THE PAGES WHERE THAT SUBJECT IS DISCUSSED MORE FULLY. ADDITIONALLY, ALL REFERENCES TO "CONSOLIDATED" MEAN COCA-COLA BOTTLING CO. CONSOLIDATED AND, WHERE APPROPRIATE, ITS SUBSIDIARIES AND ALL REFERENCES TO "COKE-CAROLINA" MEAN CAROLINA COCA-COLA BOTTLING COMPANY, INC. AND, WHERE APPROPRIATE, ITS SUBSIDIARY.

THE COMPANIES

COCA-COLA BOTTLING CO. CONSOLIDATED (PAGE 43)
1900 Rexford Road
Charlotte, North Carolina 28211
(704) 551-4400

Consolidated produces, markets and distributes carbonated and noncarbonated beverages, primarily products of The Coca-Cola Company. Consolidated has been in the soft drink manufacturing business since 1902. Consolidated has grown significantly since 1984, making several acquisitions and becoming the second-largest Coca-Cola bottler in the United States. Net sales for Consolidated were approximately $928.5 million for the fiscal year ended January 3, 1999.

CAROLINA COCA-COLA BOTTLING COMPANY, INC.  (PAGE 44)
480 E. Liberty Street
Sumter, South Carolina  29151
(803) 773-3336

Coke-Carolina is primarily engaged in the production of carbonated beverages and the marketing and distribution of carbonated and noncarbonated beverages, mainly products of The Coca-Cola Company. Coke-Carolina is also engaged in the sale of snack foods through automated vending machines. Sales for Coke-Carolina were approximately $21.9 million for the fiscal year ended January 31, 1999. Sales of carbonated and noncarbonated beverages, and their related products, represented approximately 97% of Coke-Carolina's total sales for the fiscal year ended January 31, 1999.

CONSOLIDATED REASONS FOR THE MERGER (PAGE 23)

In assessing the merger, Consolidated considered a number of factors such as Coke-Carolina's Coca-Cola bottling territory being contiguous to Consolidated's territory. Consolidated believes this will provide it with the opportunity to realize synergies and cost reductions by combining the two companies' production and distribution operations as well as their marketing and administrative systems and programs.

COKE-CAROLINA REASONS FOR THE MERGER (PAGE 22)

In determining whether to merge with Consolidated, Coke-Carolina's board of directors considered a variety of factors, including the fixed value of Consolidated common stock, the tax-free nature of the transaction, and, to the extent of the Consolidated common stock received as consideration for the merger, the ability of the Coke-Carolina shareholders to continue to participate in the growth of the business after the merger.

THE COKE-CAROLINA BOARD'S RECOMMENDATION TO COKE-CAROLINA SHAREHOLDERS (PAGE 22)

The Coke-Carolina board of directors has adopted and approved the merger agreement and the merger and believes that the merger is fair to, and in the best interests of, the Coke-Carolina shareholders. After careful consideration, the Coke-Carolina board of directors unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

THE MERGER (PAGE 16)

The merger agreement is the primary legal document that governs the merger of Coke-Carolina with a subsidiary of Consolidated. We encourage you to read the merger agreement, which is attached as Annex A. A number of other agreements and documents are being prepared and will be entered into when the merger is completed. These include the Installment Note (Annex B), Shareholders' Equity Escrow Agreement (Annex C), Indemnification Escrow Agreement (Annex D), A.T. Heath, III Non-Competition and Consulting Agreement (Annex E) and Affiliate Agreement (Annex F).

RISKS OF THE MERGER (PAGE 12)

In considering the merger, you should consider all of the risks of the merger, including risks relating to:

o  the possibility that the price of Consolidated's Common Stock might fall;

o  your possible future indemnification obligations;

o the possibility that Consolidated and Coke-Carolina's operations may not be integrated successfully; and

o changes in the levels of marketing funding support that Consolidated and Coke-Carolina receive from The Coca-Cola Company.

WE ENCOURAGE YOU TO REVIEW THE RISKS SET FORTH IN THIS PROXY
STATEMENT/PROSPECTUS BEGINNING ON PAGE 12.

WHAT COKE-CAROLINA SHAREHOLDERS WILL RECEIVE (PAGE 16)

In connection with the merger, Consolidated will pay an aggregate consideration of $36,600,000 to Coke-Carolina shareholders. Such amount will be subject to adjustment based upon the shareholders' equity of Coke-Carolina at the time of the merger and reduction for any indemnification claims Consolidated may have. The consideration will be paid in a combination of the following items:

o  shares of Consolidated Common Stock, valued at $59.60 per share;

o Consolidated's 5.75% Installment Notes due 2006 on which interest will be paid quarterly and on which principal will be paid in five equal installments on December 31, 2001, 2002, 2003 and 2004 and seven years from the closing date; and

o  cash.

The aggregate consideration will be paid pro rata to each Coke-Carolina shareholder based on the number of shares of Coke-Carolina Common Stock owned by such shareholder. Each Coke-Carolina shareholder will have the option to elect the relative amounts of shares of Consolidated Common Stock, Installment Notes and cash he or she will receive in exchange for his or her Coke-Carolina Common Stock, subject to the following limits:

MINIMUM CONSOLIDATED COMMON STOCK PERCENTAGE

At least 51% of the merger consideration will be paid in the form of Consolidated Common Stock valued at $59.60 per share, regardless of the actual elections made by Coke-Carolina shareholders. If Coke-Carolina shareholders in the aggregate do not initially elect to receive that minimum percentage of Consolidated Common Stock, the elections will be automatically amended to increase the amount of stock to be received. If possible, those amendments will be made proportionately among only those Coke-Carolina shareholders who have elected to receive any Consolidated Common Stock. However, if necessary, all Coke-Carolina shareholders (even those who did not initially elect to receive any Consolidated Common Stock) may have their elections amended as needed to obtain the required minimum stock percentage. If the elections of the Coke-Carolina shareholders are amended, then the elections as to cash and Installment Notes will be decreased proportionately, provided that no Coke-Carolina shareholder's cash election will be reduced below a minimum amount of 3.5%.

MAXIMUM CONSOLIDATED COMMON STOCK PERCENTAGE

Not more than 60% of the merger consideration will be paid in the form of shares of Consolidated Common Stock, regardless of the actual elections made by Coke-Carolina shareholders. If Coke-Carolina shareholders in the aggregate initially elect to receive more than the maximum percentage of Consolidated Common Stock, Consolidated will issue only 60% of the merger consideration in the form of Consolidated Common Stock. The election of each Coke-Carolina shareholder who elected to receive more than 60% of his or her merger consideration in the form of Consolidated Common Stock will be automatically amended to proportionately reduce the stock to be received by such shareholder. If the elections of such Coke-Carolina shareholders are so amended, then their elections as to cash and Installment Notes will be increased proportionately.

MINIMUM CASH PAYMENT

At least 3.5% of the merger consideration will be paid in cash to each Coke-Carolina shareholder. This portion of the cash will be used to pay certain fees and expenses incurred in connection with the merger. The actual consideration received by the Coke-Carolina shareholders will be reduced by the amount of those fees and expenses.

ESCROW ARRANGEMENTS AND INDEMNIFICATION OBLIGATIONS OF COKE-CAROLINA SHAREHOLDERS (PAGE 17)

At the closing of the merger, a portion of the merger consideration will be held back from the Coke-Carolina shareholders (in the relative proportions that each of them elects to receive merger consideration) and will instead be placed in escrow in connection with the following arrangements.

SHAREHOLDERS' EQUITY ESCROW FUND

The total merger consideration is subject to adjustment, either up or down, to account for any increase or decrease in the aggregate shareholders' equity of Coke-Carolina as of the closing date from $6,651,881. Such shareholders' equity will (a) exclude the shareholders' equity of Heath Oil Company, Inc., a subsidiary of Coke-Carolina, (b) include Heath Oil's cash and cash equivalents, payables for goods and/or services, and accrued but unpaid taxes, and (c) be calculated in accordance with certain stipulated guidelines. To the extent that it is estimated that this stipulated shareholders' equity will be greater than $6,651,881 on the closing date, Newco will deposit the amount of such difference, in cash, into the shareholders' equity escrow fund. If Coke-Carolina estimates that this stipulated shareholders' equity will be less than $6,651,881 on the closing date, the merger consideration will be decreased by the amount of the difference and Newco will deposit cash equal to such amount into the shareholders' equity escrow fund. Within 120 days of closing, Consolidated's independent accountants will prepare an unaudited balance sheet showing the actual amount of this stipulated shareholders' equity at closing. To the extent that the actual shareholders' equity is greater than $6,651,881, this amount will generally be paid in cash to the Coke-Carolina shareholders. To the extent that the actual shareholders' equity is less than $6,651,881, the escrow agent will deliver the difference to Newco. If the amount deposited into this fund is insufficient to cover the shortfall, Newco will be paid the remaining amount from the Indemnification Escrow Fund described below.

INDEMNIFICATION AND INDEMNIFICATION ESCROW

The merger agreement provides that the Coke-Carolina shareholders will indemnify Consolidated against any liability or damages arising out of any breach of any representation or warranty of Coke-Carolina in the merger agreement and related documents, as a result of any failure by Coke-Carolina to perform any agreement contained in the merger agreement and for Coke-Carolina's failure to collect within 180 days from the closing date any account receivable existing on the closing date.

An aggregate of $3,660,000 of the merger consideration will be placed in escrow to fund these indemnity obligations. Each Coke-Carolina shareholder will fund his or her proportionate amount of the indemnification escrow by placing in escrow shares of Consolidated Common Stock, Installment Notes and cash in the same relative proportions that he or she is receiving the balance of his or her merger consideration. Eighteen months after the closing of the merger, funds will be released from the indemnification escrow fund so that $1,830,000 of the merger consideration remains in escrow. Any remaining unused funds will be released to the Coke-Carolina shareholders 42 months after the closing of the merger.

RIGHTS OF DISSENTING SHAREHOLDERS (PAGE 63)

South Carolina law permits holders of Coke-Carolina Common Stock to dissent from the merger and to have the fair value of their stock appraised and paid to them in cash. To do this, any holder of Coke-Carolina Common Stock must, before the Coke-Carolina shareholders meeting, give notice to Coke-Carolina that he or she is exercising his or her dissenters' rights and must not personally vote his or her shares of Coke-Carolina Common Stock in favor of the merger agreement and the merger. If you hold shares of Coke-Carolina Common Stock and you dissent from the merger and follow the required formalities, you will not be entitled to receive the merger consideration described above. Instead, your only right will be to receive the fair value of your shares in cash plus accrued interest.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 24)

The merger has been structured to qualify as a reorganization under the Internal Revenue Code of 1986 . Accordingly, Coke-Carolina shareholders will not recognize gain on their receipt of shares of Consolidated Common Stock in exchange for shares of Coke-Carolina Common Stock. However, Coke-Carolina shareholders will recognize the gain realized in the exchange for federal income tax purposes to the extent they receive Installment Notes or cash. Coke-Carolina shareholders who receive Installment Notes may be entitled to report a portion of the gain recognized in the exchange over time under the installment method. Any gain recognized generally will be considered capital gain, subject to tax at a reduced rate.

Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. You should consult your own advisors for a full understanding of the merger's tax consequences.

OTHER INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (PAGE 27)

On or before the closing date, Coke-Carolina will enter into a nine-year consulting and non-competition agreement with A.T. Heath, III.

EFFECT OF THE MERGER ON COKE-CAROLINA (PAGE 16)

Upon completion of the merger, Coke-Carolina will become a subsidiary of Consolidated. Individuals who owned stock in Coke-Carolina before the merger will be entitled to receive shares of Consolidated Common Stock, Installment Notes and cash in the merger. Former Coke-Carolina shareholders will hold between approximately 4.9% and 5.8% of Consolidated's Common Stock after the merger, depending on the amount of Consolidated Common Stock that Coke-Carolina shareholders elect to receive.

VOTE REQUIRED; VOTING AGREEMENT (PAGE 14)

In order to approve the merger, Coke-Carolina shareholders holding two-thirds (66-2/3%) of the outstanding shares of Coke-Carolina Common Stock must vote for the merger agreement and the merger. As of March 31, 1999, directors and executive officers of Coke-Carolina (and their affiliates) owned 3,212.50 shares of Coke-Carolina Common Stock, or approximately 75.0% of all outstanding Coke-Carolina Common Stock.

It is not necessary for Consolidated stockholders to vote on the merger agreement or the merger.

THE COKE-CAROLINA SHAREHOLDERS' MEETING (PAGE 14)

Coke-Carolina will hold its special shareholders' meeting at its corporate offices located at 480 E. Liberty Street, Sumter, South Carolina 29151, on May 20, 1999 at 11:00 a.m. At this meeting, Coke-Carolina will ask its shareholders:

o  to approve the merger agreement; and

o to act on any other matters that may be put to a vote at the Coke-Carolina special meeting.

RECORD DATE; VOTING POWER (PAGE 14)

You may vote at the Coke-Carolina special meeting if you owned Coke-Carolina shares as of the close of business on April 20, 1999. You will have one vote for each share of Coke-Carolina Common Stock you owned on April 20, 1999.

CONDITIONS TO THE MERGER (PAGE 36)

The completion of the merger depends on satisfaction of a number of conditions, including the following:

o  Coke-Carolina's shareholders must approve the merger agreement;

o Consolidated's board of directors must not have withdrawn its approval of the merger agreement;

o The Coca-Cola Company must approve the merger and the transfer of Coke-Carolina's franchises to Consolidated;

o there must be no governmental order blocking completion of the merger, and no proceedings by a government body or administrative agency seeking to block the merger;

o a court order must authorize the trusts established under the wills of A.T. Heath and Ann H. Heath to vote in favor of the merger and the merger agreement;

o Consolidated and Coke-Carolina must have performed in all material respects their respective obligations under the merger agreement;

o the representations and warranties made by Coke-Carolina and Consolidated and Newco in the merger agreement must continue to be true in all material respects at the time the merger is to be effective;

o in the reasonable opinion of Consolidated, no event shall have occurred which would have a material adverse effect upon Coke-Carolina; and

o  the delivery of certain legal opinions.

Unless prohibited by law, either Consolidated or Coke-Carolina could elect to waive a condition that has not been satisfied and complete the merger. We cannot be certain whether or when any of these conditions will be satisfied, or waived where permissible, or that we will complete the merger.

TERMINATION OF THE MERGER AGREEMENT (PAGE 37)

Consolidated and Coke-Carolina can agree at any time to terminate the merger agreement before completing the merger, even if the Coke-Carolina shareholders have already voted to approve it. In addition, Consolidated and Newco can terminate the merger agreement if the board of directors of Coke-Carolina withdraws or modifies in a manner adverse to Consolidated or Newco its approval or recommendation of the merger agreement.

Coke-Carolina or Consolidated can also terminate the merger agreement:

o if the merger is not consummated within five business days after the Coke-Carolina special shareholders' meeting;

o if any federal or state court enters a final, nonappealable order, judgment or decree restraining, enjoining or otherwise prohibiting the merger; or

o if the other party violates, in a material way, any of its representations, warranties or obligations under the merger agreement.

GOVERNMENTAL AND REGULATORY MATTERS (PAGE 26)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits us from completing the merger until after we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. The required information was furnished and the parties were granted early termination of the waiting period on December 1, 1998. However, the Department of Justice and the Federal Trade Commission continue to have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

ACCOUNTING TREATMENT (PAGE 27)

Consolidated intends to treat the merger as a purchase for accounting and financial reporting purposes, which means that Consolidated will treat Coke-Carolina as a separate entity for periods prior to the closing and, thereafter, as a wholly-owned subsidiary of Consolidated.

MARKET PRICE INFORMATION

Shares of Consolidated Common Stock are traded on the Nasdaq National Market. On October 21, 1998, the last trading day before public announcement of the proposed merger, Consolidated's Common Stock closed at $59.63 per share. The merger agreement values shares of Consolidated Common Stock at $59.60 per share. On April 20, 1999, Consolidated's Common Stock closed at $ 53.75 per share. Neither the Installment Notes nor the Coke-Carolina Common Stock is publicly traded.

APPOINTMENT OF SHAREHOLDERS' REPRESENTATIVES (PAGE 20)

In connection with the merger, W.S. Heath, A.T. Heath III and R. Bland Roper are being appointed as shareholders' representatives. The shareholders' representatives, acting jointly, have the authority to receive the merger consideration on behalf of each Coke-Carolina shareholder as well as to act for and bind each Coke-Carolina shareholder in connection with a wide range of matters occurring at or after the closing. By appointing the shareholders' representatives, each Coke-Carolina shareholder waives the right to act on matters within the scope of the shareholders' representatives' authority.

MERGER CONSIDERATION ELECTION FORM; TRANSMITTAL LETTER

To elect the method of payment of merger consideration for your shares of Coke-Carolina Common Stock, you must follow the procedures in the Election Form enclosed with this Proxy Statement/Prospectus. IF YOU HAVE NOT COMPLETED AND RETURNED THE ELECTION FORM TO COKE-CAROLINA IN THE CARE OF THOMAS B. HYMAN, JR., SUTHERLAND ASBILL & BRENNAN, L.L.P., 999 PEACHTREE STREET, N.E., ATLANTA, GEORGIA 30309-3996 AT LEAST FIVE CALENDAR DAYS PRIOR TO THE CLOSING DATE, YOU WILL BE DEEMED TO HAVE ELECTED TO RECEIVE ALL OF YOUR MERGER CONSIDERATION IN CASH.

Additionally each Coke-Carolina shareholder will be required to deliver a completed and signed transmittal letter in which he or she tenders his or her shares of Coke-Carolina Common Stock to Thomas B. Hyman, Jr., of Sutherland Asbill & Brennan, L.L.P., 999 Peachtree Street, N.E., Atlanta, Georgia 30309-3996, Coke-Carolina's legal counsel, who will deliver the transmittal letters and shares of Coke-Carolina Common Stock to the shareholders' representatives at the closing. In connection with the transmittal letters, Coke-Carolina shareholders will make certain representations to Consolidated, including representations as to ownership of their shares of Coke-Carolina Common Stock. YOU SHOULD COMPLETE AND RETURN THE TRANSMITTAL LETTER AND YOUR CERTIFICATES FOR SHARES OF COKE-CAROLINA COMMON STOCK IN THE MANNER DESCRIBED ABOVE AS SOON AS POSSIBLE. YOU WILL NOT BE ENTITLED TO RECEIVE YOUR PORTION OF THE MERGER CONSIDERATION UNTIL YOU DO SO.

SELECTED FINANCIAL DATA AND UNAUDITED COMPARATIVE PER SHARE INFORMATION

CONSOLIDATED

        The following selected consolidated financial data of Consolidated has been derived from its historical financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants, and should be read in conjunction with such financial statements. This selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical financial statements of Consolidated, and all other information related to Consolidated included or incorporated by reference in this Proxy Statement/Prospectus.

                                                                       FISCAL YEAR*
                                                 --------------------------------------------------------------
                                                    1998         1997         1996        1995         1994
                                                    ----         ----         ----        ----         ----
                                                             (in thousands, except per share data)
SUMMARY OF OPERATIONS
Net sales....................................     $928,502      $ 802,141    $773,763    $ 761,876    $723,896
                                                  --------      ---------    --------    ---------    --------
Cost of sales................................      534,919        452,893     435,959      447,636     427,140
Selling expenses.............................      207,244        183,125     177,734      158,831     149,992
General and administrative expenses..........       69,001         56,776      58,793       54,720      54,559
Depreciation expense.........................       36,754         33,672      28,528       26,746      24,188
Amortization of goodwill and intangibles.....       13,294         12,332      12,238       12,230      12,309
                                                  --------      ---------    --------    ---------    --------
Total costs and expenses.....................      861,212        738,798     713,252      700,163     668,188
                                                  --------      ---------    --------    ---------    --------
Income from operations.......................       67,290         63,343      60,511       61,713      55,708
Interest expense.............................       39,947         37,479      30,379       33,091      31,385
Other income (expense), net..................      (4,098)        (1,594)      (4,433)     (3,401)          63
                                                  --------      ---------    ---------   ---------    --------
Income before income taxes, extraordinary charge
   and effect of accounting change...........       23,245         24,270      25,699       25,221      24,386
Income taxes.................................        8,367          9,004       9,535        9,685      10,239
                                                  --------      ---------    --------    ---------    --------
Income before extraordinary charge and effect of
   accounting change.........................       14,878         15,266      16,164       15,536      14,147
Extraordinary charge.........................        -              -           -          (5,016)      -
Effect of accounting change..................           -              -           -            -      (2,211)
                                                  --------      ---------    --------    ---------    --------
Net income...................................     $ 14,878      $  15,266    $ 16,164    $  10,520    $ 11,936
                                                  --------      ---------    --------    ---------    --------
Basic net income per share:
   Income before extraordinary charge and
      effect of accounting change............     $   1.78      $    1.82    $   1.74    $    1.67    $   1.52
   Extraordinary charge......................          -              -           -           (.54)       -
   Effect of accounting change...............           -              -           -            -        (.24)
                                                  --------      ---------    --------    ---------    --------
   Net income................................     $   1.78      $    1.82    $   1.74    $    1.13    $   1.28
                                                  --------      ---------    --------    ---------    --------
Diluted net income per share:
   Income before extraordinary charge and
      effect of accounting change............     $   1.75      $    1.79    $   1.73    $    1.67    $   1.52
   Extraordinary charge......................          -              -           -          (.54)          -
   Effect of accounting change...............           -              -           -            -        (.24)
                                                  --------      ---------    --------    ---------    --------
   Net income................................     $   1.75      $    1.79    $   1.73    $    1.13    $   1.28
                                                  --------      ---------    --------    ---------    --------

----------

* All years presented are 52-week years, except for fiscal 1998 which consists of 53 weeks. See Notes 2 and 13 to Consolidated's consolidated financial statements incorporated by reference in this Proxy Statement/Prospectus for information concerning Consolidsated's investment in Piedmont Coca-Cola Bottling Partnership. In 1994, Consolidated changed its method of accounting for postemployement benefits. In 1995, Consolidated recorded an extraordinary charge related to the repurchase at a premium of a portion of its long-term debt.


                                                                               FISCAL YEAR*
                                                 --------------------------------------------------------------
                                                    1998         1997         1996        1995         1994
                                                    ----         ----         ----        ----         ----
                                                             (in thousands, except per share data)
Cash dividends per share:
   Common....................................     $   1.00      $    1.00    $   1.00    $    1.00    $   1.00
   Class B Common............................     $   1.00      $    1.00    $   1.00    $    1.00    $   1.00
                                                  ========      =========    ========    =========    ========

OTHER INFORMATION
Weighted average number of common shares
   outstanding...............................        8,365          8,407       9,280        9,294       9,294
Weighted average number of common shares
   outstanding - assuming dilution...........        8,495          8,509       9,330        9,316       9,296
Ratio of earnings to fixed charges...........         1.42           1.49        1.54         1.51        1.54

YEAR-END FINANCIAL POSITION
Total assets.................................     $825,228      $ 778,033    $702,396    $ 676,571    $664,159
                                                  --------      ---------    --------    ---------    --------
Long-term debt...............................      491,234        493,789     439,453      419,896     432,971
                                                  --------      ---------    --------    ---------    --------
Shareholders' equity.........................       15,786          9,273      22,269       38,972      33,981
                                                  --------      ---------    --------    ---------    --------

COKE-CAROLINA

        Set forth below is certain unaudited selected consolidated financial data for Coke-Carolina for each of the years in the five year period ended January 31, 1999. This selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Coke-Carolina" and Coke-Carolina's unaudited historical financial statements and accompanying notes included elsewhere in this Proxy Statement/Prospectus.

                                                       YEARS ENDED JANUARY 31,
                                      1999         1998         1997         1996         1995
                                                             (unaudited)
OPERATING RESULTS:
Total sales (net of discounts).    $21,886,864  $19,860,813  $20,046,304  $18,956,016  $17,676,524
Depreciation...................        660,226      643,106      616,572     575,403      498,876
Soft drink tax.................        204,912      294,983      382,424     385,921      355,640
Net operating income (1) ......        719,784      351,785      849,555     700,430      752,943
Other income (expenses) (2) ...        140,617       87,598     (16,615)      82,372      179,186
Income taxes...................        299,600      161,291      314,497     298,591      358,433
Net income.....................      $ 560,801    $ 272,092    $ 518,442   $ 484,210    $ 573,696
                                     ---------    ---------    ---------   ---------    ---------

EARNINGS PER SHARE:
 Basic
  Net income...................       $ 130.94      $ 63.53     $ 121.05    $ 113.05     $ 133.95
 Diluted
  Net income...................       $ 130.94      $ 63.53     $ 121.05    $ 113.05     $ 133.95

BALANCE SHEET DATA:
 Current assets................    $ 4,363,743  $ 3,891,011  $ 3,916,771  $ 3,881,050  $ 4,267,023
 Property, plant & equip.(3)...      3,108,601    3,331,692    3,264,742   3,247,367    2,860,732
 Total assets..................      7,820,786    7,567,800    7,544,902   7,476,267    7,403,161
 Current liabilities...........        659,506      539,022      359,915     381,421      364,226
 Long-term debt................             -            -            -           -            -
 Stockholders' equity..........      7,161,279    7,028,778    7,184,987   7,094,845    7,038,935


(1) Net operating income includes dividends received from South Atlantic Canners and Southeastern Containers, cooperatives owned by bottlers to supply them with raw materials and finished goods.

(2) Other income (expenses) includes gains or losses from Coke-Carolina's wholly owned subsidiary, Heath Oil Company, Inc.

(3) Net of accumulated depreciation.

COMPARATIVE PER SHARE DATA

        The following table includes selected historical per share data and the corresponding unaudited pro forma per share amounts for Consolidated Common Stock and Coke-Carolina Common Stock for the periods indicated, giving effect to the merger as if it had occurred on December 29, 1997. The data presented are based upon the financial statements and detailed notes appearing elsewhere in, or incorporated by reference into, this Proxy Statement/Prospectus. The comparative per share data does not necessarily indicate the results of future operations of the combined organization or the actual results that would have occurred if the merger had occurred on December 29, 1997.

CONSOLIDATED
                                                                 Year Ended
                                                               January 3, 1999
Income per common share:
   Historical..............................................          $1.78
   Pro forma combined......................................          $1.65

Cash dividends per common share:
   Historical..............................................          $1.00
   Pro forma combined......................................          $1.00

Book value per common share:
   Historical..............................................          $1.89
   Pro forma combined......................................          $1.75


COKE-CAROLINA
                                                                Year Ended
                                                              January 31, 1999
Income per common share:
   Historical..............................................        $130.94
   Pro forma equivalent (a)................................        $132.48

Cash dividends per common share:
   Historical..............................................        $100.00
   Pro forma equivalent (a)................................         $80.30

Book value per common share:
   Historical..............................................      $1,672.02
   Pro forma equivalent (a)................................        $140.51

(a) Represents pro forma equivalent Coke-Carolina amounts calculated by multiplying the Consolidated pro forma combined amounts by an assumed exchange ratio of 80.3 shares of Consolidated Common Stock for each share of Coke-Carolina Common Stock, which is calculated assuming the total merger consideration is $36,600,000 and that Coke-Carolina shareholders elect to receive 56% of their merger consideration in shares of Consolidated Common Stock. If the Coke-Carolina shareholders elect to receive 57% of their merger consideration in shares of Consolidated Common Stock (I.E., a 1% change), the pro forma equivalent income per common share, cash dividends per common share and book value per common share would be $134.81, $81.70 and $142.98, respectively.

                                  RISK FACTORS

        Coke-Carolina shareholders should carefully consider the following risk factors as well as the other information set forth in this Proxy
Statement/Prospectus:

THE MARKET PRICE OF CONSOLIDATED COMMON STOCK MAY FALL. THIS WILL REDUCE THE VALUE OF THE MERGER CONSIDERATION TO BE PAID TO COKE-CAROLINA SHAREHOLDERS.

        The majority of the merger consideration (between 51% and 60%) will be paid in shares of Consolidated Common Stock. For purposes of determining the number of shares to be issued in the merger, the Consolidated Common Stock is valued at $59.60 per share, regardless of the actual market price per share of Consolidated Common Stock at the time of the merger. If the actual price of Consolidated Common Stock is less than $59.60 per share, the value of each Coke-Carolina shareholder's merger consideration would be decreased. For example, if a Coke-Carolina shareholder elects to receive $1,000 of merger consideration in shares of Consolidated Common Stock, he would receive the number of shares obtained by dividing $1,000 by $59.60 per share or 16.77 shares of Consolidated Common Stock (subject to adjustment to avoid issuing a fraction of a share). If, however, the actual market price per share of Consolidated Common Stock were only $30.00 per share, those 16.77 shares would be worth only $503 on the open market.

COKE-CAROLINA SHAREHOLDERS MAY HAVE INDEMNIFICATION OBLIGATIONS.

        The merger agreement requires that the Coke-Carolina shareholders jointly and severally indemnify Consolidated against damages resulting from (a) any breach of Coke-Carolina's representations and warranties contained in the merger agreement, (b) any failure by Coke-Carolina to perform its covenants and agreements contained in the merger agreement, (c) any inaccuracy in any certificate or document executed by Coke-Carolina in connection with the closing and (d) any accounts receivable of Coke-Carolina existing on the closing date that are not collected within 180 days after the closing. Additionally, each shareholder of Coke-Carolina will make certain representations in the transmittal letter, for which such shareholder will be solely liable in the event of a breach. To secure these obligations, $3,660,000 of the merger consideration is being placed in escrow at closing. However, the Coke-Carolina shareholders' indemnification obligations are not limited to the amount of such escrow. Instead, each Coke-Carolina shareholder could be liable for the full amount of merger consideration that he or she receives. If Consolidated has an indemnity claim, the Coke-Carolina shareholders may not receive some or all of the consideration being held in escrow. In addition, if the amount of such indemnity claims exceeds the escrow amount, the Coke-Carolina shareholders will be obligated to return or repay some or all of the merger consideration that they receive.

CONSOLIDATED MAY NOT BE ABLE TO INTEGRATE COKE-CAROLINA'S OPERATIONS QUICKLY OR EFFECTIVELY.

        Consolidated has entered into the merger agreement with the expectation that the merger will result in benefits to it through the access to new Coca-Cola bottling territories and the integration of the operations of Coke-Carolina with the operations of Consolidated. There is no assurance that the integration can be achieved quickly or efficiently. If Consolidated fails to integrate the operations of Coke-Carolina quickly and efficiently, the combined company's business and results of operations could be adversely impacted.

CONSOLIDATED MAY BE ADVERSELY IMPACTED BY CHANGES IN MARKETING FUNDING SUPPORT.

        Material changes in the performance requirements or decreases in levels of marketing funding historically provided to Consolidated and Coke-Carolina by The Coca-Cola Company and other franchisers, or the inability to meet performance requirements for the anticipated levels of such marketing funding support payments, could adversely affect future earnings. The Coca-Cola Company is under no obligation to continue marketing funding at past levels.

                        THE COKE-CAROLINA SPECIAL MEETING


SPECIAL MEETING

        This Proxy Statement/Prospectus is being furnished to Coke-Carolina shareholders in connection with the solicitation of proxies by the Coke-Carolina board of directors for use at the special meeting of shareholders to be held on May 20, 1999 at 11:00 a.m., local time, at Coke-Carolina's corporate offices located at 480 E. Liberty Street, Sumter, South Carolina 29151. Only holders of record of Coke-Carolina Common Stock at the close of business on April 20, 1999 (the "Record Date") will be entitled to notice of, and to vote at, the Coke-Carolina special meeting. At the Coke-Carolina special meeting, holders of Coke-Carolina Common Stock will be asked to approve the merger agreement, a copy of which is attached as Annex A to this Proxy Statement/Prospectus, pursuant to which Coke-Carolina will be merged with and into a subsidiary of Consolidated. Coke-Carolina intends to mail this Proxy Statement/Prospectus and the accompanying notice of Coke-Carolina special meeting, proxy card and other materials (including the Election Form and the transmittal letter) on or about April 22, 1999 to shareholders entitled to vote at the Coke-Carolina special meeting. The costs of soliciting proxies will be borne by Coke-Carolina.

        THE COKE-CAROLINA BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT, HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF COKE-CAROLINA AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF COKE-CAROLINA COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

        The Consolidated board of directors has approved the merger and the issuance of Consolidated Common Stock and the Installment Notes in the merger. No approval by shareholders of Consolidated is required to effect the merger.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

        The close of business on April 20, 1999 has been fixed by the Coke-Carolina board of directors as the Record Date for determining the holders of Coke-Carolina Common Stock who are entitled to notice of and to vote at the Coke-Carolina special meeting. As of the Record Date, there were 4,283 shares of Coke-Carolina Common Stock outstanding, of which 3,212.50 shares (approximately 75.0% of the outstanding shares of Coke-Carolina Common Stock) were beneficially owned by directors and executive officers of Coke-Carolina and their affiliates. The holders of record of shares of Coke-Carolina Common Stock on the Record Date are entitled to one vote per share of Coke-Carolina Common Stock on each matter submitted to a vote at the Coke-Carolina special meeting. Consequently, directors and officers of Coke-Carolina and their affiliates effectively may exercise voting rights with respect to approximately 75.0% of the outstanding shares of Coke-Carolina Common Stock at the Coke-Carolina special meeting. The presence in person or by proxy of the holders of shares representing a majority of the shares of Coke-Carolina Common Stock issued and outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the Coke-Carolina special meeting. Under the South Carolina Business Corporation Act, however, the affirmative vote of holders of two-thirds of the outstanding shares of Coke-Carolina Common Stock is required to approve the merger agreement. An abstention from voting, while counting for purposes of determining the presence of a quorum, will have the practical effect of a vote against approval of the merger agreement.

        On the Record Date, directors and officers of Coke-Carolina who have indicated their intention to vote in favor of the merger agreement held 3,212.50 shares (approximately 75.0% of all outstanding shares) of Coke-Carolina Common Stock.

PROXIES; PROXY SOLICITATION

        Shares of Coke-Carolina Common Stock represented by properly executed proxies received at or prior to the Coke-Carolina special meeting that have not been revoked will be voted by W.S. Heath, A.T. Heath III and/or R. Bland Roper (the proxies named herein) at the Coke-Carolina special meeting in accordance with the instructions contained therein. Shares of Coke-Carolina Common Stock represented by properly executed proxies for which no instruction is given will be voted FOR approval of the merger agreement. Coke-Carolina shareholders are requested to complete, sign and return promptly the enclosed proxy card in the enclosed postage-prepaid envelope to ensure that their shares are voted at the Coke-Carolina special meeting. A Coke-Carolina shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Coke-Carolina special meeting by executing and returning a proxy bearing a later date with respect to the same shares, by delivering to the Secretary of Coke-Carolina a written notice of revocation bearing a later date than the proxy being revoked, or by attending the Coke-Carolina special meeting and voting such shares in person. Mere attendance at the Coke-Carolina special meeting will not in and of itself revoke a proxy. If a Coke-Carolina shareholder is not the registered holder of his or her shares, such shareholder must obtain appropriate documentation from the registered holder in order to be able to vote the shares in person.

        If the Coke-Carolina special meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Coke-Carolina special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

        In addition to solicitation by mail, directors, officers and employees of Coke-Carolina may solicit proxies by telephone, facsimile or otherwise. Such directors, officers and employees of Coke-Carolina will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith.

                                   THE MERGER

        This section contains detailed information regarding Consolidated and Coke-Carolina's reasons for the merger, the events leading up to the execution of the merger agreement and certain of the terms of the merger agreement. The merger agreement and certain of its exhibits are attached to this Proxy Statement/Prospectus as Annexes A, B, C, D, E and F and are collectively referred to herein as the "Merger Documents."

        PLEASE NOTE THAT THE FOLLOWING DESCRIPTION OF THE MERGER IS A SUMMARY ONLY. YOU SHOULD READ THE FOLLOWING SUMMARY AND ALL OF THE MERGER DOCUMENTS FOR A FULL UNDERSTANDING OF THE TERMS OF THE MERGER.

GENERAL

        At the effective time of the merger, Coke-Carolina will merge with and into Sumter Merger Corporation, Inc., a newly-formed Delaware corporation and a wholly-owned subsidiary of Consolidated ("Newco"). As a result, the separate corporate existence of Coke-Carolina will cease and Newco will continue as the surviving corporation under Delaware and South Carolina law. All references herein to the "Surviving Corporation" are to Newco following the effectiveness of the merger.

EFFECTIVE TIME

        If the merger is approved by the requisite vote of Coke-Carolina shareholders at the Coke-Carolina special meeting and the other conditions to the merger are satisfied or waived (where permitted by the merger agreement), the parties will cause certificates of merger to be filed with the Secretaries of State of Delaware and South Carolina. The merger agreement provides that Consolidated and Coke-Carolina will cause the merger to be consummated as promptly as practicable after satisfaction or waiver of the conditions to closing. The merger will be effective at 11:59 p.m. on the closing date. See "THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger."

MERGER CONSIDERATION

        At the effective time of the merger, each share of Coke-Carolina Common Stock issued and outstanding immediately prior to the effective time (other than any shares held by Coke-Carolina as treasury stock, which will be canceled, and other than shares as to which dissenters' rights are properly exercised) will be converted into the right to receive merger consideration, which, prior to any adjustments, will have an aggregate value of $36,600,000. The merger consideration will be allocated among three different components: (a) shares of Consolidated Common Stock (valued at $59.60 per share), (b) the Installment Notes and (c) cash. The base merger consideration payable with respect to each share of Coke-Carolina Common Stock will have an aggregate value of $8,545.41 (assuming 4,283 shares of Coke-Carolina Common Stock are outstanding on the closing date), subject to certain adjustments as described below in "-- Shareholders' Equity Escrow Fund" and "-- Indemnification Escrow Fund."

        Each Coke-Carolina shareholder is receiving a merger consideration election form (the "Election Form") along with a copy of this Proxy Statement/Prospectus. This Election Form enables Coke-Carolina shareholders to elect the relative amounts of Consolidated Common Stock, Installment Notes and cash that they wish to receive in exchange for their shares of Coke-Carolina Common Stock. Coke-Carolina shareholders should complete the Election Form and return it to counsel to Coke-Carolina as soon as possible. If a Coke-Carolina shareholder does not return the Election Form to counsel to Coke-Carolina at least five calendar days prior to the closing date, such shareholder will be deemed to have elected to receive all of his or her merger consideration in cash (subject, however, to the minimum and maximum Consolidated Common Stock percentage election provisions described below).

        The merger agreement provides that the total merger consideration to be paid by Consolidated cannot consist of less than 51% or more than 60% of Consolidated Common Stock, regardless of the elections made by the Coke-Carolina shareholders.

        MINIMUM CONSOLIDATED COMMON STOCK PERCENTAGE. If Coke-Carolina shareholders in the aggregate do not initially elect to receive 51% of the aggregate merger consideration in the form of shares of Consolidated Common Stock, the elections will be automatically amended to increase the amount of stock to be received to 51%. If possible, those amendments will be made among only those Coke-Carolina shareholders who have elected to receive shares of Consolidated Common Stock (with such adjustments weighted to reflect each such shareholder's pro rata interest in Coke-Carolina). However, if necessary, all Coke-Carolina shareholders (even those who did not initially elect to receive Consolidated Common Stock) may have their elections amended proportionately as needed to obtain the required minimum stock percentage. The elections of those Coke-Carolina shareholders who did not elect to receive Consolidated Common Stock will also be increased pro rata based on their relative percentage interests in Coke-Carolina. To the extent that any Coke-Carolina shareholder receives more Consolidated Common Stock than he or she initially elected to receive, his or her elections as to cash and Installment Notes will be decreased proportionately, provided that the cash election will not be reduced below the 3.5% minimum cash payment described below.

        MAXIMUM CONSOLIDATED COMMON STOCK PERCENTAGE. If the Coke-Carolina shareholders in the aggregate initially elect to receive more than 60% of the aggregate merger consideration in the form of shares of Consolidated Common Stock, the election of each Coke-Carolina shareholder who elected to receive more than 60% of his or her merger consideration in the form of Consolidated Common Stock will be automatically amended to reduce proportionately the stock to be received by such shareholder so that the aggregate percentage of Consolidated Common Stock for all Coke-Carolina shareholders is 60%. These Coke-Carolina shareholders will have their elections reduced on a pro rata basis but weighted to reflect each such shareholder's percentage interest in Coke-Carolina, but without reducing any such Coke-Carolina shareholder's election of Consolidated Common Stock below 60%. To the extent that any Coke-Carolina shareholder receives less Consolidated Common Stock than he or she initially elected to receive, the amount of cash and Installment Notes that he or she elected to receive will be increased proportionately.

        The merger agreement also provides that each Coke-Carolina shareholder must elect to receive 3.5% of his or her aggregate merger consideration in cash. A portion of this will be held by the shareholders' representatives to cover pre- and post-transaction closing costs and will fund a post-closing defense fund.

        SHAREHOLDERS' EQUITY ESCROW FUND. The Shareholders' Equity Escrow Fund will be used to settle an adjustment that will increase or decrease the merger consideration based on the amount by which Coke-Carolina's shareholders' equity (excluding the shareholders' equity of Heath Oil Company, Inc., but including Heath Oil's cash and cash equivalents, payables for goods and/or services, and accrued but unpaid taxes) as of the closing date of the merger differs from $6,651,881. Such shareholders' equity will be calculated in accordance with certain stipulated guidelines. The Shareholders' Equity Escrow Fund will be funded at closing through the deposit of an amount of cash equal to the amount of such adjustment based on a preliminary closing balance sheet for Coke-Carolina, with the final amount of such adjustment to be determined within 120 days of closing (unless the final amount of the adjustment is disputed). At least seven days prior to the closing date, Coke-Carolina will deliver to Consolidated and Newco an estimated closing date balance sheet. The difference between the stipulated shareholders' equity reported on this balance sheet and $6,651,881 will be the closing date adjustment. Newco will deposit the amount of any such adjustment into an escrow account with SunTrust Bank, Atlanta (in such capacity, the "Shareholders' Equity Escrow Agent").

        Within 120 days after the closing, Consolidated's independent accountants will prepare an unaudited balance sheet reflecting the actual shareholders' equity on the closing date. Following delivery of such balance sheet, the shareholders' representatives will have 30 days to deliver to Consolidated, Newco and the Shareholders' Equity Escrow Agent written notice of any disagreement. If the shareholders' representatives do not deliver any such notice during this 30 day period, the closing date balance sheet will become final and binding. If, however, the shareholders' representatives deliver a notice of dispute during such period, Consolidated and the shareholders' representatives will negotiate in good faith to resolve any disagreements. If the parties have not resolved all disagreements within 30 days after delivery of the notice of disagreement, a firm of independent public accountants of nationally recognized standing will be selected to resolve all disputes as soon as practical following their selection. The fees and expenses of such independent public accountants will be divided equally between the Coke-Carolina shareholders (50%) and Consolidated and Newco (50%).

        Within seven days after the closing date balance sheet is finalized, the final post-closing adjustment will be settled as follows: To the extent that the final adjustment is positive (I.E., the actual shareholders' equity is greater than $6,651,881), the Shareholders' Equity Escrow Agent will make the appropriate payment to the shareholders' representatives for distribution to the Coke-Carolina shareholders. Any remaining balances in the Shareholders' Equity Escrow Fund will be paid in cash to Newco. If, however, the amount of the Shareholders' Equity Escrow Fund is not sufficient to cover the amount owed to the Coke-Carolina shareholders, Newco will promptly tender to the shareholders' representatives the balance of any required payment for distribution to the Coke-Carolina shareholders. Such amount will be paid in cash, unless such payment would cause the amount of Consolidated Common Stock issued as merger consideration to fall below 51% of the total merger consideration. In such case, such amount would be paid in shares of Consolidated Common Stock (valued at $59.60 per share) in lieu of cash to the extent necessary to maintain the 51% minimum percentage. These shares of Consolidated Common Stock will be allocated among the Coke-Carolina shareholders in the same relative proportions that they elected to receive their closing date merger consideration.

        To the extent that the final adjustment is negative (I.E., the actual shareholders' equity is less than $6,651,881), the Shareholders' Equity Escrow Agent will satisfy such amount by transferring amounts from the Shareholders' Equity Escrow Fund to Newco. Any remaining amounts in the Shareholders' Equity Escrow Fund will then be disbursed to the shareholders' representatives for distribution to the Coke-Carolina shareholders. If the amount of the Shareholders' Equity Escrow Fund is insufficient to cover the amount owed to Newco, the balance of any such amount will be paid to Newco from the Indemnification Escrow Fund.

        Any amounts remaining in the Shareholders' Equity Escrow Fund after all disagreements are resolved will be delivered to the shareholders' representatives for distribution to the Coke-Carolina Shareholders.

        Sales proceeds (after deducting taxes and selling costs) obtained from Coke-Carolina's sale of real property located at the corner of Washington and Warren Streets in Sumter, South Carolina pursuant to a contract with Mallard Creek Development LLC will be included in the calculation of the closing date shareholders' equity. If this real property is not sold prior to the final adjustment, the sale of this real property will be considered a disputed item and will be resolved by negotiation between Consolidated and the shareholders' representatives or by a firm of independent public accountants as set forth above. If the real property is sold pursuant to the contract on or before December 31, 1999, the net proceeds of such sale shall be paid promptly in accordance with the settlement provisions set forth for the final post-closing adjustment.

        INDEMNIFICATION ESCROW FUND. The Indemnification Escrow Fund will be used to fund partially the indemnification obligations of the Coke-Carolina shareholders. The Indemnification Escrow Fund will be funded at closing with a deposit of $3,660,000 of the merger consideration with each Coke-Carolina shareholder funding his or her proportionate amount by placing in escrow shares of Consolidated Common Stock, Installment Notes and cash in the same relative proportions that he or she is receiving the balance of his or her merger consideration. To the extent that the Indemnification Escrow Fund is not utilized to satisfy indemnification claims, up to $1,830,000 will be released to the shareholders' representatives 18 months after the closing date, provided that the balance remaining after such release is not less than $1,830,000. The remaining balance will be released to the shareholders' representatives 42 months after the closing date. For a discussion of the Coke-Carolina shareholders' indemnification obligations, see "The Merger Agreement--Indemnification."

        DELIVERY OF MERGER CONSIDERATION ON THE CLOSING DATE. On the Closing Date, Consolidated and Newco will deliver:

        o the Shareholders' Equity Escrow Fund to the Shareholders' Equity Escrow Agent;

        o      the Indemnification Escrow Fund to the Indemnification Escrow
               Agent; and

        o the remainder of the base merger consideration to the shareholders' representatives for distribution to the Coke-Carolina shareholders.

        NO FRACTIONAL SHARES. No certificates representing fractional shares of Consolidated Common Stock will be issued in the merger. Any payment made in shares of Consolidated Common Stock will be rounded up to the nearest whole share.

        STOCK DIVIDENDS OR SIMILAR ADJUSTMENTS. If, at any time before the effective time of the merger, Consolidated issues any dividends payable in shares of Consolidated Common Stock, combines the outstanding Consolidated Common Stock into a smaller number of shares, subdivides the outstanding Consolidated Common Stock, or reclassifies the Consolidated Common Stock, the merger consideration will be adjusted so that each Coke-Carolina shareholder will be entitled to receive the same merger consideration that such shareholder would have received if the effective time of the merger had occurred prior to the record date for payment of such stock dividend, combination, subdivision or reclassification of the Consolidated Common Stock.

        NO FURTHER OWNERSHIP RIGHTS IN COKE-CAROLINA COMMON STOCK. From and after the effective time of the merger, and until surrendered and exchanged, each outstanding certificate formerly representing shares of Coke-Carolina Common Stock will be deemed to represent only the right to receive the merger consideration. No dividends or other distributions declared or made after the effective time of the merger with respect to shares of Consolidated Common Stock with a record date after the effective time will be paid to the Coke-Carolina shareholders' representatives on account of an unsurrendered certificate formerly representing shares of Coke-Carolina Common Stock with respect to any shares of Consolidated Common Stock issuable as part of the merger consideration for such unsurrendered shares, until the surrender of the certificate. Similarly, no interest will be paid on any Installment Note issuable as part of the merger consideration for such unsurrendered shares until the surrender of the certificate. From and after the effective time, the stock transfer books of Coke-Carolina will be closed and no transfer of shares of Coke-Carolina Common Stock on the books of Coke-Carolina will be made.

NON-SOLICITATION AGREEMENT

        Shareholders of Coke-Carolina holding 3,307.5 shares, or approximately 77.2% of all outstanding Coke-Carolina shares, have agreed until June 30, 1999 not to solicit or encourage the submission of proposals or offers with respect to the sale of the stock or assets of Coke-Carolina to any person or entity other than Consolidated or any of its subsidiaries.

SHAREHOLDERS' REPRESENTATIVES AND EXCHANGE PROCEDURES

        Under the merger agreement, W.S. Heath, A.T. Heath III and R. Bland Roper are appointed the shareholders' representatives. The shareholders' representatives, acting together, are the only parties authorized to receive the merger consideration on behalf of the Coke-Carolina shareholders and thereupon distribute the merger consideration to each shareholder as provided in the merger agreement. They are the sole persons authorized to execute, deliver and accept delivery of, on behalf of each Coke-Carolina shareholder, the Adjustment Escrow Agreement, the Indemnification Escrow Agreement and any other documents to be delivered by or on behalf of the Coke-Carolina shareholders pursuant to the merger agreement. The shareholders' representatives also will have exclusive authority to issue or make any claim, demand, or notice to Newco or Consolidated on behalf of the Coke-Carolina shareholders or any of them and generally to deal with Newco and Consolidated on behalf of the Coke-Carolina shareholders with respect to all matters related to the merger agreement. Neither Newco nor Consolidated will have any responsibility or liability for any of the errors or omissions of the shareholders' representatives or any disagreement or dissatisfaction which the Coke-Carolina shareholders or any of them may have with the decisions made or actions taken by the shareholders' representatives.

        Not less than two days prior to the closing (and from time-to-time thereafter for any late-delivering Coke-Carolina shareholders), the shareholders' representatives will provide Consolidated and Newco with the name, address, taxpayer identification number and the number of shares of Consolidated Common Stock, the principal amount of the Installment Notes and the amount of cash to be received by each Coke-Carolina shareholder. The cash portion of the merger consideration will be delivered in a lump sum to the shareholders' representatives, and the certificates for the shares of Consolidated Common Stock and the requisite Installment Notes will be delivered (on behalf of Consolidated) to the shareholders' representatives for distribution to the Coke-Carolina shareholders. Not later than the closing, the shareholders' representatives will tender to Newco transmittal letters executed by each Coke-Carolina shareholder which will accompany all certificates for shares of Coke-Carolina Common Stock that have been previously delivered to the legal counsel for Coke-Carolina by the Coke-Carolina shareholders and subsequently forwarded to the shareholders' representatives. In addition, in the case of non-individual Coke-Carolina shareholders, a certificate dated as of the closing date and executed by an officer or other authorized representative of such non-individual Coke-Carolina shareholder will be delivered to Newco and will (a) certify that any action required to be taken by such shareholder in connection with the authorization of the merger and the surrender of such certificates has been duly taken in accordance with applicable law and (b) authenticate the signature and title of the officers or other authorized representative executing such documents.

        If less than all of the outstanding shares of Coke-Carolina Common Stock are delivered at closing, then from time-to-time thereafter the shareholders' representatives may make additional deliveries of shares of Coke-Carolina Common Stock (together with transmittal letters) and Consolidated and Newco will tender the appropriate remaining portion of the merger consideration to the shareholders' representatives. No dividends or interest will be paid on the merger consideration payable to any Coke-Carolina shareholder who fails to properly deliver his or her shares of Coke-Carolina Common Stock on the closing date, but it will be paid once delivered. If any Coke-Carolina shareholder fails to tender his or her shares prior to January 1, 2006, then such Coke-Carolina shareholder will forfeit his or her right to receive any merger consideration or other consideration pursuant to the merger agreement. All consideration otherwise payable to any such shareholder will then become the property of Newco, free and clear of all claims and interest of any person whatsoever.

        The merger agreement provides that tender of the applicable portion of the merger consideration to the shareholders' representatives will fully and completely satisfy and discharge the obligations of the Surviving Corporation and Consolidated to tender the merger consideration to the Coke-Carolina shareholders.

BACKGROUND OF THE MERGER

        During May 1998, Consolidated and Coke-Carolina entered into preliminary discussions regarding a strategic business combination between the two companies.

        Subsequently, representatives of the two companies discussed strategic benefits of a combination of Coke-Carolina and Consolidated, including geographic synergies between their bottling territories, consolidation opportunities and customer expansion and service opportunities. At the request of Consolidated, Coke-Carolina provided Consolidated with preliminary financial and other information relating to its business.

        Discussions between the parties continued to progress during the period from May to September 1998 regarding the terms of a business combination transaction, including a range for the proposed purchase price and the form of the consideration. These discussions culminated in the execution of a letter of intent on September 28, 1998 concerning the merger and the issuance of a press release by both Coke-Carolina and Consolidated announcing the execution of the letter of intent.

        After the execution of the letter of intent, representatives of Consolidated conducted additional due diligence investigations of Coke-Carolina and counsel for both parties worked to prepare the merger agreement and related documents from October to early November 1998. The negotiations between the parties temporarily slowed from December 1998 to early March 1999 as they had discussions relating to, among other things, potential environmental exposures and the value to be placed on the shares of Consolidated Common Stock to be issued in the merger. During this time, Coke-Carolina engaged professional consultants to provide an independent evaluation of any potential environmental exposures related to properties held by Coke-Carolina. In March 1999, the parties resolved the open issues by reducing the total merger consideration from $37,100,000 to $36,600,000 and reached an agreement that shares of Consolidated Common Stock should be given a value of $59.60 per share (instead of $65.00 per share) for purposes of the transaction.

        On December 2, 1998, the board of directors of Consolidated approved the merger in principle. On March 23, 1999, the executive committee of the board of directors of Consolidated approved the revised terms of the merger agreement, including (a) reducing the total merger consideration from $37,100,000 to $36,600,000, (b) giving shares of Consolidated Common Stock a value of $59.60 per share for purposes of the transaction and (c) entering into other agreements relating to on-site environmental liabilities.

        On March 25, 1999, the board of directors of Coke-Carolina determined that the merger was in the best interests of the shareholders of Coke-Carolina and approved the merger and the merger agreement.

COKE-CAROLINA REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF COKE-CAROLINA

        The board of directors of Coke-Carolina has unanimously approved the terms of the merger agreement and the transactions contemplated thereby. The decision of Coke-Carolina's board to approve the merger and the merger agreement was based in significant part upon its view that a business combination with Consolidated offered the best alternative to Coke-Carolina's shareholders. The board of directors of Coke-Carolina recommends that the shareholders of Coke-Carolina vote FOR the approval of the merger agreement. In reaching these conclusions, the Coke-Carolina board of directors considered, with the assistance of management and its legal and financial advisors, among other things, the following factors:

        o The consideration to be received by Coke-Carolina's shareholders in the merger. The Coke-Carolina board of directors noted the fact that the value of the Consolidated Common Stock is fixed for purposes of determining the number of shares to be received by Coke-Carolina shareholders, and, accordingly, will not be adjusted to reflect any increases or decreases in the market price of the shares of Consolidated Common Stock.

        o The opportunity for Coke-Carolina shareholders to receive Consolidated Common Stock in a transaction that is tax-free for federal income tax purposes (except as to the Installment Notes and cash received) and thus continue to participate in the growth of the business conducted by Coke-Carolina and Consolidated after the merger and the potential appreciation in the value of Consolidated Common Stock without paying current United States federal income tax with respect to this portion of the merger consideration. With respect to Consolidated's Common Stock, Coke-Carolina's board of directors also concluded that it represents a more liquid investment than Coke-Carolina Common Stock due to the fact that the Consolidated Common Stock is publicly traded on the Nasdaq National Market.

        o The financial condition, results of operations and cash flows of each of Coke-Carolina and Consolidated, both on a historical and on a prospective basis. In this regard, the Coke-Carolina board of directors believes that Coke-Carolina historically had been, and the combined Consolidated/Coke-Carolina prospectively is reasonably likely (absent unforeseen circumstances) to continue to be, a relatively strong financial performer, with generally superior results of operations, cash flows and prospects.

        o The sustained growth of Consolidated, including through successful acquisitions, and the volume growth of Consolidated in its markets.

        o The strategic fit between Coke-Carolina and Consolidated, resulting in projected significant operating synergies and cost savings expected at this time to be available to the combined Consolidated/Coke-Carolina, including possible synergies and cost savings with respect to (a) the consolidation of corporate, administrative and support functions, (b) enhanced purchasing power with respect to raw materials and finished goods inventory,
               (c) other unspecified opportunities (it being recognized that such opportunities were likely in a combination of large businesses within the same industry, but that, until the merger was completed or nearly completed, many of those opportunities could not be identified with specificity).

        o The Coke-Carolina board of directors believed that, given the uncertainties in the carbonated soft drink bottling industry generally, as well as the other factors discussed below, the combined company would be better able to offer the shareholders of Coke-Carolina the best opportunity to continue to realize increases in the value of their equity.

        o The terms of the merger agreement, including the amount and form of the consideration, the parties' representations, warranties, covenants and agreements, and the conditions of their respective obligations set forth in the merger agreement. The Coke-Carolina board of directors, based on presentations by its financial and legal advisors, deemed the terms of the merger agreement, including terms addressing the fixed value of Consolidated Common Stock without a collar limitation, and the representations and warranties of Coke-Carolina, to be fair to Coke-Carolina. See "THE MERGER AGREEMENT."

        o The uncertainties in the carbonated soft drink bottling industry, including the likelihood of continuing consolidation of the industry and the possibility of changes in the industry. The Coke-Carolina board of directors considered the possibility that these changes in the industry, depending on their nature, could be disadvantageous to Coke-Carolina. In this regard, the Coke-Carolina board of directors believed that, although the uncertainties of the carbonated soft drink bottling industry could also be advantageous to Coke-Carolina and disadvantageous to Consolidated, the combined company would be better able to respond to the changes in the industry and to take advantage of the opportunities that such changes might bring.

        o The fact that shareholders of Coke-Carolina will not receive the full benefit of any future growth in the value of their equity that Coke-Carolina may have achieved as an independent company, and the potential disadvantage to Coke-Carolina shareholders who receive Consolidated Common Stock in the event that Consolidated does not perform as well in the future as Coke-Carolina may have performed as an independent company.

        The foregoing discussion of information and factors considered and given weight by the Coke-Carolina board of directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the terms of the merger, the Coke-Carolina board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching their determinations. In addition, individual members of the Coke-Carolina board of directors may have given different weights to different factors. After taking into consideration all of the factors set forth above, the Coke-Carolina board of directors continues to believe that the merger is in the best interests of Coke-Carolina and its shareholders and continues to recommend approval and adoption of the merger agreement and approval of the merger.

        THE COKE-CAROLINA BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT, HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, COKE-CAROLINA AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF COKE-CAROLINA COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

CONSOLIDATED REASONS FOR THE MERGER

        Consolidated has grown significantly since 1984, making several acquisitions and becoming the second-largest Coca-Cola bottler in the United States, and continues to seek acquisitions of Coca-Cola bottlers engaged in the carbonated and noncarbonated beverage bottling industry to expand its presence in the marketplace.

        The factors considered by the Consolidated board of directors in reaching its decision to approve the merger agreement and the merger included:

        o Coke-Carolina's Coca-Cola bottling territory is contiguous to Consolidated's bottling territory, providing the opportunity to realize synergies and cost reductions by combining the two companies' production and distribution operations.

        o The opportunity to reduce expenses by combining the two companies' marketing and administrative systems and programs.

        o The potential for growth in the bottling territory served by Coke-Carolina.

        o The ability of Consolidated to provide a single bottling source to large chain customers with outlets in the territories presently served separately by Consolidated and Coke-Carolina.

        o The terms of the merger agreement, including the amount and form of the consideration, the parties' representations, warranties, covenants and agreements, and the conditions of their respective obligations set forth in the merger agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        In connection with the filing of the Registration Statement of which this Proxy Statement/Prospectus constitutes a part, Kennedy Covington Lobdell & Hickman, L.L.P. delivered a tax opinion to Consolidated and Coke-Carolina. The following discussion summarizes the conclusions set forth in such opinion, and is qualified in its entirety by reference to such opinion (including the assumptions contained therein), which is an exhibit to the Registration Statement. The opinion and the following discussion of certain U.S. federal income tax considerations of the merger to Coke-Carolina shareholders are based on certain factual assumptions related to the ownership and operations of Consolidated and Coke-Carolina, and certain representations made by Consolidated and Coke-Carolina.

        This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. This discussion is for general information only, is not exhaustive of all possible tax considerations, and is not intended to be (and should not be construed as) tax advice. For example, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular Coke-Carolina shareholder in light of such shareholder's investment circumstances, or to certain types of shareholders subject to special treatment under U.S. federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts, persons who received their Coke-Carolina stock through the exercise of employee stock options or otherwise as compensation, and persons who hold Coke-Carolina stock as part of a hedge, straddle or conversion transaction) and does not discuss any aspect of state, local or foreign taxation. Further, this discussion assumes that all Coke-Carolina shareholders hold their shares of Coke-Carolina Common Stock as capital assets within the meaning of section 1221 of the Code.

        There can be no assurance that the Internal Revenue Service (the "IRS") will not take a view contrary to those expressed herein. No ruling from the IRS has been or will be sought with respect to any aspect of the merger. Moreover, legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences of the merger to Coke-Carolina shareholders.

        The merger will constitute a reorganization within the meaning of section 368(a) of the Code. The federal income tax consequences of the merger for a particular Coke-Carolina shareholder will depend in part on the amount and type of consideration received by such shareholder in the merger. See "THE MERGER-Merger Consideration."

        A Coke-Carolina shareholder who receives cash upon the exercise of dissenters' rights, or who exchanges his or her shares of Coke-Carolina Common Stock solely for cash will recognize gain or loss equal to the difference between the amount of cash received and the adjusted basis of such shareholder's shares of Coke-Carolina Common Stock, unless such payment, under such shareholder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of section 302 of the Code. Any gain or loss recognized will be capital gain or loss, and will constitute long-term capital gain or loss if such shareholder has held his or her shares of Coke-Carolina Common Stock for more than one year.

        A Coke-Carolina shareholder who exchanges his or her shares of Coke-Carolina Common Stock solely for cash and Installment Notes will recognize gain or loss in an amount equal to the difference between the sum of the amount of cash and the fair market value of the Installment Notes received and the adjusted basis of such shareholder's shares of Coke-Carolina Common Stock, unless such payment, under the shareholder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of section 302 of the Code. Unless the receipt of the cash and Installment Notes has the effect of a dividend distribution under the exchanging shareholder's particular facts and circumstances, any gain or loss recognized will be capital gain or loss and will constitute long-term capital gain or loss if such shareholder has held his or her shares of Coke-Carolina Common Stock for more than one year.

        A Coke-Carolina shareholder who exchanges his or her shares of Coke-Carolina Common Stock solely for shares of Consolidated Common Stock and cash will recognize gain in an amount equal to the lesser of (i) the amount of gain realized with respect to all of his or her Coke-Carolina Common Stock and
(ii) the amount of cash received. No loss may be recognized by any such shareholder. Unless the receipt of cash has the effect of a dividend distribution under the exchanging shareholder's particular facts and circumstances, any gain recognized by such shareholder will be capital gain and will constitute long-term capital gain if such shareholder has held his or her shares of Coke-Carolina Common Stock for more than one year.

        A Coke-Carolina shareholder who exchanges his or her shares of Coke-Carolina Common Stock for shares of Consolidated Common Stock, Installment Notes and cash will recognize gain in amount equal to the lesser of (i) the amount of gain realized with respect to all of his or her Coke-Carolina Common Stock, and (ii) the sum of the amount of cash and the fair market value of the Installment Notes received. No loss may be recognized by any such shareholder. Unless the receipt of the cash and Installment Notes has the effect of a dividend distribution under the exchanging shareholder's particular facts and circumstances, any gain recognized will be capital gain and will constitute long-term capital gain if such shareholder has held his or her shares of Coke-Carolina Common Stock for more than one year.

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

        In determining whether the receipt of cash or Installment Notes by any Coke-Carolina shareholder who also receives Consolidated Common Stock has the effect of the distribution of a dividend, the shareholder will be treated for federal income tax purposes as if he or she exchanged his or her Coke-Carolina Common Stock exclusively for Consolidated Common Stock, and then received such cash and Installment Notes (if any) in redemption of Consolidated Common Stock after the merger. In making this determination, certain attribution rules (including rules that attribute to a person ownership of shares owned by certain family members) as set forth in sections 302 and 318 of the Code will apply. BEFORE ELECTING ANY PARTICULAR COMBINATION OF MERGER CONSIDERATION, EACH COKE-CAROLINA SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR TO DETERMINE WHETHER THE RECEIPT OF CASH AND (IF APPLICABLE) INSTALLMENT NOTES UNDER THE PROPOSED ELECTION WILL BE TREATED AS A DIVIDEND UNDER THE APPLICABLE RULES.

        A Coke-Carolina shareholder who recognizes gain and receives Installment Notes in the merger may be entitled to report his or her gain under the installment method. In general, under that method, the shareholder would be required to recognize, in the year of the merger, a portion of his or her total realized gain equal to a fraction the numerator of which is the amount of cash received and the denominator of which is the sum of the amount of cash received and the face amount of the Installment Notes received. Such shareholder would recognize additional gain based on a similar formula upon the receipt of each principal payment under the Installment Notes. Interest payments received under the Installment Notes would be ordinary income. COKE-CAROLINA SHAREHOLDERS WHO RECEIVE INSTALLMENT NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE WHETHER THE INSTALLMENT METHOD IS PERMITTED AND, IF SO, WHETHER TO ELECT OUT OF THE INSTALLMENT METHOD.

        The aggregate federal income tax basis of the Consolidated Common Stock (including shares of Consolidated Common Stock held in the Indemnification Escrow Fund) received by a Coke-Carolina shareholder in exchange for his or her Coke-Carolina Common Stock in the merger will be the same as the aggregate federal income tax basis of the shares of Coke-Carolina Common Stock exchanged therefor, decreased by (i) the sum of the amount of cash and the fair market value of Installment Notes (if any) received by such shareholder in exchange for shares of Coke-Carolina Common Stock and (ii) the amount of any loss recognized by such shareholder in such exchange, and increased by the sum of the amount of gain recognized by such shareholder and any amount treated as a dividend distribution to such shareholder. The holding period of Consolidated Common Stock for which shares of Coke-Carolina Common Stock are exchanged in the merger (including shares of Consolidated Common Stock held in the Indemnification Escrow Fund) will include the period that such shares of Coke-Carolina Common Stock were held by the shareholder.

        EACH COKE-CAROLINA SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE INDEMNIFICATION ESCROW FUND, INCLUDING, WITHOUT LIMITATION, THE POSSIBLE APPLICATION OF THE INSTALLMENT METHOD RULES AND THE TAX TREATMENT OF INSTALLMENT NOTES, IF ANY, HELD IN THE INDEMNIFICATION ESCROW FUND.

        EACH COKE-CAROLINA SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

REGULATORY APPROVALS REQUIRED

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions (such as the merger) may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the FTC and specified waiting period requirements have been satisfied. Both Consolidated and Coke-Carolina filed with the DOJ and the FTC a Notification and Report Form with respect to the merger on November 18, 1998. On December 1, 1998, the parties were informed by the FTC that early termination of the applicable waiting period under the HSR Act had been granted. At any time before or after the effective time of the merger, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking the divestiture of Coke-Carolina by Consolidated, in whole or in part, or the divestiture of substantial assets of Consolidated, Coke-Carolina or their respective subsidiaries. State attorneys general and private parties may also bring legal action under Federal or state antitrust laws in certain circumstances. Based on an examination of information available to Consolidated and Coke-Carolina relating to the businesses in which Consolidated, Coke-Carolina and their respective subsidiaries are engaged, Consolidated and Coke-Carolina believe that the consummation of the merger will not violate the antitrust laws.

        Consolidated and Coke-Carolina do not believe that any other material governmental approvals or actions will be required for consummation of the merger. See "THE MERGER AGREEMENT -Conditions to the Consummation of the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        Upon consummation of the merger, A.T. Heath, III, Executive Vice President and General Manager of Coke-Carolina, will enter into a Noncompetition and Consulting Agreement with the Surviving Corporation, pursuant to which he will provide certain consulting services to the Surviving Corporation and agree not to compete with Consolidated or the Surviving Corporation for a period of nine years after the closing date. In return for his services and agreement not to compete, Mr. Heath will receive $15,000 per month for the first 36 months of the term of the agreement, $10,000 per month for the next 36 months of the term of the agreement, and $5,000 per month for the final 36 months of the term of the agreement. See "THE MERGER AGREEMENT--Noncompetition and Consulting Agreement."

DISSENTERS' RIGHTS

        Any Coke-Carolina shareholder who lawfully dissents from the merger in accordance with the South Carolina Business Corporation Act and who properly exercises the right to demand payment of the fair value of such holder's shares will thereafter have only those rights provided to a dissenting shareholder by the South Carolina Business Corporation Act and will have no right to receive any merger consideration. See "Dissenters' Rights."

ACCOUNTING TREATMENT

        The merger will be treated by Consolidated as a "purchase" for financial reporting and accounting purposes, in accordance with generally accepted accounting principles. After the merger, the results of operations of Coke-Carolina will be included in the consolidated financial statements of Consolidated. The purchase price (I.E., the aggregate merger consideration) will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of Coke-Carolina acquired will be recorded as identifiable intangible assets.

NASDAQ NATIONAL MARKET LISTING FOR CONSOLIDATED COMMON STOCK; NO SECONDARY MARKET FOR INSTALLMENT NOTES

        In accordance with NASD rules, Consolidated has filed a Nasdaq National Market Notification and Report Form for the Listing of Additional Shares with respect to the shares of Consolidated Common

Stock issuable to Coke-Carolina shareholders pursuant to the merger agreement. Consolidated does not intend to register the Installment Notes under Section 12 of the Securities Exchange Act of 1934 or to list the notes for trading on Nasdaq or on any securities exchange. Accordingly, it is anticipated that there will be no secondary market for the Installment Notes and Coke-Carolina shareholders who elect to receive Installment Notes as a portion of their merger consideration will be required to hold such notes until their maturity.

RESALE OF CONSOLIDATED COMMON STOCK AND THE INSTALLMENT NOTES

        The Consolidated Common Stock and Installment Notes issued pursuant to the merger will generally be transferable under the Securities Act except for shares or Installment Notes issued to any Coke-Carolina shareholder who may be deemed to be an affiliate of Coke-Carolina (an "Affiliate") for purposes of Rule 145 under the Securities Act. An Affiliate generally is defined as including, without limitation, directors, executive officers and beneficial owners of 10% or more of a class of common stock of a company. Coke-Carolina has agreed to use its commercially reasonable efforts to cause each Affiliate to deliver to Consolidated, on or prior to the closing date, a written agreement providing, among other things, that such Affiliate will not transfer any Consolidated Common Stock or Installment Notes received in the merger unless (i) such transfer is made in conformity with the limitations of Rule 145 under the Securities Act (permitting limited resales under certain circumstances), (ii) such transfer has been registered under the Securities Act or (iii) in the opinion of counsel reasonably acceptable to Consolidated, such transfer is exempt from registration under the Securities Act. This Proxy Statement/Prospectus does not cover resales of shares of Consolidated Common Stock or Installment Notes received by any person who may be deemed to be an Affiliate. As stated above, it is anticipated that there will be no secondary market available for resales of the Installment Notes by any Coke-Carolina shareholders.

                              THE MERGER AGREEMENT

        PLEASE NOTE THAT THE FOLLOWING DESCRIPTION OF THE MERGER AGREEMENT IS ONLY A SUMMARY. IN ADDITION TO THE FOLLOWING SUMMARY, YOU SHOULD READ THE MERGER AGREEMENT ATTACHED AS ANNEX A, AS WELL AS THE FORM OF INSTALLMENT NOTE, THE FORM OF SHAREHOLDERS' EQUITY ESCROW AGREEMENT, THE FORM OF INDEMNIFICATION ESCROW AGREEMENT, THE FORM OF A.T. HEATH, III NON-COMPETITION AND CONSULTING AGREEMENT, THE FORM OF AFFILIATE AGREEMENT AND PROVISIONS OF THE CODE OF LAWS OF THE STATE OF SOUTH CAROLINA RELATING TO DISSENTERS' RIGHTS ATTACHED, RESPECTIVELY, AS ANNEXES B, C, D, E, F AND G FOR A FULL UNDERSTANDING OF THE MERGER. ALL OF THESE AGREEMENTS AND INSTRUMENTS ARE INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS.

        BECAUSE YOU MAY BE LIABLE FOR BREACHES OF REPRESENTATIONS AND WARRANTIES OR COVENANTS AND AGREEMENTS CONTAINED IN THE MERGER AGREEMENT, YOU SHOULD REVIEW IT CAREFULLY. CERTAIN OF THE REPRESENTATIONS AND WARRANTIES ARE QUALIFIED BY REFERENCE TO THE DISCLOSURE LETTER. PLEASE CONTACT THE CHIEF FINANCIAL OFFICER OF CONSOLIDATED IN THE MANNER DESCRIBED IN "WHERE YOU CAN FIND MORE INFORMATION" IF YOU WOULD LIKE A COPY OF THE DISCLOSURE LETTER.

THE MERGER

        THE MERGER. The merger agreement provides that, following the approval and adoption of the merger agreement by the shareholders of Coke-Carolina and the satisfaction or waiver of the other conditions to the merger, Coke-Carolina will be merged with and into Newco (with Newco being the Surviving Corporation). The merger will be effective at 11:59 p.m. on the closing date.

        CERTIFICATE OF INCORPORATION AND BY-LAWS. The merger agreement provides that the Certificate of Incorporation and Bylaws of Newco, as in effect immediately prior to the effective time, will be the Certificate of Incorporation and Bylaws of the Surviving Corporation. The board of directors and officers of Newco will be the board of directors and officers of the Surviving Corporation.

MERGER CONSIDERATION

        Consolidated will pay $36,600,000 of base merger consideration in connection with the merger in a combination of shares of Consolidated Common Stock, Installment Notes and cash. At the effective time, each issued and outstanding share of Coke-Carolina Common Stock will be converted into the right to receive the merger consideration. See "THE MERGER - Merger Consideration." The merger consideration is subject to adjustment based on the actual shareholders' equity of Coke-Carolina at the closing date. See "THE MERGER - Merger Consideration - Shareholders' Equity Escrow Fund." In addition, a portion of the merger consideration will be placed in escrow to fund the indemnification obligations of the Coke-Carolina shareholders. See "THE MERGER - Merger Consideration - Indemnification Escrow Fund."

REPRESENTATIONS AND WARRANTIES

        PLEASE NOTE THAT THE FOLLOWING DESCRIPTION OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THE MERGER AGREEMENT IS A SUMMARY ONLY. ARTICLES III AND IV OF THE MERGER AGREEMENT CONTAIN

THE COMPLETE, DEFINITIVE REPRESENTATIONS, AND WARRANTIES. IN LIGHT OF THE INDEMNIFICATION PROVISIONS OF THE MERGER AGREEMENT, YOU SHOULD REVIEW ARTICLES III AND IV CLOSELY.

        The merger agreement includes various representations and warranties, including representations and warranties by Coke-Carolina, Consolidated and Newco as to, among other things:

o       their respective corporate organization, good standing and power;

o their respective authority to execute, deliver and perform their obligations under the merger agreement and related documents;

o       the enforceability of the merger agreement and related documents;

o the merger agreement's non-contravention of any law or any of their respective agreements, charters or bylaw provisions;

o the accuracy of information supplied by each of them in connection with this Proxy Statement/Prospectus and the Registration Statement; and

o the absence of the need for governmental or third-party filings, consents, approvals or actions with respect to any transaction contemplated by the merger agreement (except for certain regulatory filings specified in the merger agreement).

        The merger agreement includes a number of additional representations and warranties by Coke-Carolina as to, among other things:

o       the capital structure of Coke-Carolina and its stockholder relations;

o the absence of any undisclosed distributions or dividends since January 31, 1998;

o the absence of any liability or obligation to pay brokers' fees or commissions with respect to the merger;

o its good and marketable title to, or valid leasehold interests in, all property and assets used by it and the condition of its significant tangible assets, including real property and personal property;

o the absence of subsidiaries and affiliated businesses or operations of Coke-Carolina other than Heath Oil Company, Inc.;

o the preparation of financial statements in accordance with historical practice and which fairly present Coke-Carolina's financial condition as of the dates indicated;

o the absence of certain undisclosed specified material changes or events since January 31, 1998 (other than entering into the merger agreement);

o the absence of any undisclosed loans or reimbursement agreements or arrangements by Coke-Carolina or any of its subsidiaries to any other person;

o the absence of any undisclosed liabilities, whether accrued, absolute, or contingent, except those reserved against in the most recent financial statements and those which have arisen after the most recent financial statements in the ordinary course of business;

o compliance in all material respects with all laws (other than those concerning environmental matters) applicable to the business of Coke-Carolina;

o the filing of tax returns and payment of taxes by Coke-Carolina and its subsidiary and the absence of certain audits, examinations, liens, agreements and parachute payments with respect to tax obligations;

o the nature and condition of real property owned, leased or occupied by Coke-Carolina, including Coke-Carolina's compliance with codes, ordinances, license and permit requirements and laws relating to zoning, occupancy and land use;

o the status of Coke-Carolina's ownership of the right to use all intellectual property which is material to the conduct of its business, the absence of the infringement of others' rights to such intellectual property, and the absence of any claims or licenses or conflicts, violations or defaults with respect to such intellectual property;

o disclosure of material contracts and the absence of any breach under such contracts;

o the status of Coke-Carolina's labor relations with its employees and information as to its employee arrangements or union agreements currently in effect;

o the status of Coke-Carolina's employee benefit plans and certain other matters relating to the Employee Retirement Income Security Act of 1974, as amended;

o Coke-Carolina's outstanding powers of attorney, insurance coverage and bank accounts;

o disclosure of current, pending or threatened material litigation, proceedings or investigations;

o the absence of undisclosed guaranties, indemnification or liability for any other person or entity;

o the absence of any environmental liability with respect to certain "off-site" matters (with no representation or warranty being made as to "on-site" matters);

o       the absence of certain improper payments;

o       compliance with applicable antitrust laws, regulations and ordinances;

o certain information with respect to Coke-Carolina's case sales, basic franchise agreements and relationships with major suppliers and customers;

o disclosure of any and all organizations, clubs and facilities of which Coke-Carolina is a member;

o maintenance of business records in accordance with good and sound accounting and business practices;

o the absence of any requirement for any special payments or voting procedures in connection with the merger under South Carolina law or Coke-Carolina's articles of incorporation; and

o       the Coke-Carolina shareholder vote required to approve the merger.

        Additionally, by executing the transmittal letter, each Coke-Carolina shareholder will make additional representations and warranties to Consolidated and Newco, including as to:

o such shareholder's power and authority to execute, deliver and perform the transmittal letter;

o       the transmittal letter's enforceability against such shareholder;

o the performance of the transmittal letter not conflicting with any charter document, agreement or law applicable to such shareholder;

o such shareholder's sole and exclusive title to and ownership of such shareholder's Coke-Carolina shares, free and clear of any liens or restrictions, defects of title or claims; and

o such shareholder's review of this Proxy Statement/Prospectus and the merger agreement and his or her full and complete access to information concerning Coke-Carolina and to legal and financial advisors.

INDEMNIFICATION

        The merger agreement provides for the indemnification of Consolidated and Newco by the Coke-Carolina shareholders in certain circumstances. To provide protection to Consolidated and Newco, the Indemnification Escrow Fund will be funded at closing with a deposit of $3,660,000 of the merger consideration with each Coke-Carolina shareholder funding his or her proportionate amount by placing in escrow shares of Consolidated Common Stock, Installment Notes and cash in the same relative proportions in which he or she is receiving the balance of his or her merger consideration.

        The Indemnification Escrow Fund will be used to partially fund the Coke-Carolina shareholders' obligations to indemnify Consolidated and Newco against damages resulting from (a) any breach of Coke-Carolina's representations and warranties contained in the merger agreement, (b) any failure by Coke-Carolina to perform its covenants and agreements contained in the merger agreement, (c) any inaccuracy in any certificate or document executed by Coke-Carolina in connection with the closing or (d) any failure of Coke-Carolina to collect within 180 days of the closing date any account receivable (but excluding any note receivable) of Coke-Carolina existing on the closing date. All indemnification claims owed to Consolidated and Newco will first be paid out of the Indemnification Escrow Fund, provided that if an account receivable is collected after the indemnification claim is paid from the Indemnification Escrow Fund, the amount collected will be paid to the shareholders' representatives for distribution to the Coke-Carolina shareholders. The Indemnification Escrow Fund will be administered by SunTrust Bank, Atlanta (in such capacity, the "Indemnification Escrow Agent"), whose fees and expenses will be paid 50% by Newco and 50% from the shareholder expense fund. Any dividends payable on the Consolidated Common Stock and interest payable on the Installment Notes held in the Indemnification Escrow Fund will be paid to the registered holders thereof, and earnings on any cash shall be delivered to the shareholders' representatives, on the last day of each calendar quarter.

        To the extent that the Indemnification Escrow Fund is not utilized to satisfy any indemnification claims (and subject to adjustment for pending claims), at the conclusion of the eighteenth month following the closing date, amounts will be released so that $1,830,000 will remain in the escrow fund. The released amount will be disbursed to the shareholders' representatives for distribution to the Coke-Carolina shareholders. Forty-two months following the closing, the remaining balance in the Indemnification Escrow Fund will be released to the shareholders' representatives for distribution to the Coke-Carolina shareholders.

        Additionally, each Coke-Carolina shareholder will indemnify Consolidated and Newco with respect to the additional representations and warranties made by such shareholder in the transmittal letter.

        Consolidated will defend, indemnify and hold Coke-Carolina and the Coke-Carolina shareholders harmless from and promptly pay the full amount of claims or demands as a result of (a) a breach of any representation or warranty of Consolidated or Newco contained in the merger agreement or in any certificate or document delivered by Consolidated or Newco that is specified in the merger agreement, (b) any failure by Consolidated or Newco to perform or comply with any covenant, obligation or agreement required by the merger agreement, (c) any event arising out of the Surviving Corporation's business subsequent to the merger becoming effective and (d) any on-site environmental matters. Consolidated agrees to release each of the Coke-Carolina shareholders and each of Coke-Carolina's officers and directors from any liability or obligation with respect to on-site environmental matters and environmental liability unrelated to on-site matters except as otherwise provided in the merger agreement.

        All indemnification claims must be made prior to the end of the eighteenth calendar month following the closing except for (i) representations and warranties under the transmittal letter which will have a perpetual statute of limitations, (ii) representations and warranties relating to tax or antitrust matters which will have the statutorily prescribed statute of limitations and
(iii) off-site environmental matters which will have a five year statute of limitations. However, this statute of limitations does not apply to Consolidated's obligation to indemnify the Coke-Carolina shareholders with respect to on-site environmental matters.

        The merger agreement provides that any claim for indemnification (other than claims regarding breaches of representations or warranties contained in the transmittal letter and claims involving actual fraud) that Consolidated or Newco might otherwise be entitled to assert will be subject to a "liability deductible" of $183,000. Claims for indemnification by either party will automatically be reduced by any amounts otherwise recovered by such party (including insurance proceeds and the present value of any tax benefits). The merger agreement also provides that each Coke-Carolina shareholder's aggregate liability for all indemnification claims will be limited to such shareholder's portion of the merger consideration and that, if the Indemnification Escrow Fund should be exhausted, Consolidated and Newco must use their best efforts to collect any excess claims from the Coke-Carolina shareholders on a pro rata basis.

        Except with respect to claims relating to breaches of representations made in each Coke-Carolina shareholder's transmittal letter, Coke-Carolina shareholders will be jointly and severally liable for breaches of representations.

CONDUCT OF BUSINESS PENDING CLOSING

        The merger agreement requires Coke-Carolina to conduct its business in the ordinary course and consistent with its current practices until the closing date. In addition, except as otherwise permitted, the merger agreement provides that Coke-Carolina must:

        o use reasonable care to maintain all equipment and facilities in accordance with customary maintenance procedures;

        o      maintain insurance at current levels;

        o not amend its articles of incorporation or bylaws, alter its capital structure or declare any dividend or distribution except for cash dividends that will be taken into account when determining the adjustment to the merger consideration based upon shareholders' equity;

        o not issue any stock or take certain actions with respect to its outstanding capital stock;

        o use commercially reasonable efforts to preserve its business organizations and goodwill, retain the services of its present employees and preserve its relationships with its customers and suppliers;

        o use commercially reasonable efforts to comply with all applicable laws;

        o confer on a regular basis with Consolidated about Coke-Carolina's business and prospects and promptly notify Consolidated of any significant change in Coke-Carolina's business, properties, assets, condition, operations or prospects;

        o not make any acquisition or investment in any business or otherwise create any subsidiary;

        o not initiate, solicit or encourage any proposal or offer to acquire all or any substantial part of the business and properties or capital stock of Coke-Carolina;

        o not commence any litigation or waive or allow to lapse any material rights of Coke-Carolina;

        o      not adopt a shareholder rights plan or comparable arrangement;

        o      not change its accounting principles or practices;

        o not enter into any material commitment or transaction other than in the ordinary course of business or make any capital expenditure in excess of $25,000;

        o not issue any letter of credit, guaranty, reimbursement agreement or indemnity to or on behalf of another person other than in the ordinary course of business;

        o not make any special payment to any of its employees, officers, directors or shareholders except for normal compensation and benefits and not make any change in its employment arrangements with its employees other than salary raises in the ordinary course;

        o not borrow or loan any money other than in the ordinary course and consistent with past practices;

        o not take any actions that would make Coke-Carolina's representations and warranties untrue or incorrect;

        o not authorize or adopt any proposal other than as contemplated by the merger agreement that would grant Coke-Carolina shareholders the right to dissent from the merger and obtain an appraisal of their shares; and

        o      timely and accurately make all required tax filings.

ADDITIONAL COVENANTS

        The merger agreement contains certain additional covenants:

        ACCESS TO INFORMATION. Coke-Carolina will afford to Consolidated and its representatives reasonable access during normal business hours and upon reasonable notice to all of Coke-Carolina's properties, books and records and will furnish to Consolidated and Newco (i) a copy of each document filed with or received by Coke-Carolina from any governmental authority and (ii) all other information and documents concerning its businesses, properties and personnel as Consolidated may reasonably request. In addition, Coke-Carolina will notify Consolidated in writing of any change or the occurrence of any event which may have an adverse effect on Coke-Carolina.

        SEC FILINGS. Consolidated and Newco are to prepare all filings in connection with the merger required under applicable securities laws. Coke-Carolina has agreed to provide necessary information and otherwise cooperate with Consolidated and Newco in connection with preparing such filings.

        SHAREHOLDER APPROVAL. The board of directors of Coke-Carolina will submit to, and recommend the approval by, the Coke-Carolina shareholders of the merger and the merger agreement. Subject to its fiduciary duties, the board of directors of Coke-Carolina will use its reasonable efforts to obtain the requisite shareholder approval.

        EXPENSES. All costs and expenses incurred in connection with the merger and the merger agreement by Consolidated and Newco will be borne by them. All costs and expenses of Coke-Carolina and its shareholders (including the fees of Overend & Company, Inc. and the fees and expenses of Sutherland Asbill & Brennan, LLP) will reduce the merger consideration paid to Coke-Carolina shareholders.

        BOOKS AND RECORDS. All books and records of Coke-Carolina on its premises at the time of closing will remain.

        AGREEMENT TO COOPERATE. Coke-Carolina and Consolidated will use all commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to close the merger and will consult with each other prior to issuing any public announcement or other statement with respect to the merger and the merger agreement.

        DISSENTING SHAREHOLDERS. Coke-Carolina will give Consolidated and Newco prompt notice of any demands received by Coke-Carolina for appraisal of shares pursuant to Chapter 13 of the South Carolina Business Corporation Act.

        EMPLOYEE AND EMPLOYEE BENEFIT MATTERS. The merger agreement contains provisions relating to terminating and freezing Coke-Carolina's employee benefit plans and transitioning Coke-Carolina's employees to Consolidated's employee benefit plans and agreements.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

        Completion of the merger is subject to a number of conditions precedent that either Consolidated or Coke-Carolina may waive if not satisfied, unless such waivers are otherwise prohibited by law.

        CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the merger are subject to the following conditions:

        o the merger and the merger agreement must be approved and adopted by the requisite vote of the shareholders of Coke-Carolina under applicable law without any dissenting shares;

        o each of Consolidated, Newco, and Coke-Carolina must have delivered to the other certified resolutions of their respective boards of directors authorizing and approving the execution and delivery of the merger agreement, the consummation of the merger and all other necessary and desirable corporate actions with respect to the merger;

        o      the registration statement of which this Proxy
               Statement/Prospectus forms a part must be effective in accordance with the provisions of the Securities Act and no stop order suspending its effectiveness has been issued;

        o there must be no court order which prevents the consummation of the merger;

        o there must be no pending or threatened legal proceeding that could (i) prevent consummation of the merger, (ii) prohibit or limit Consolidated from exercising all material rights and privileges pertaining to its ownership of any of its assets, including the Surviving Corporation and its other subsidiaries, or (iii) compel Consolidated or any of its subsidiaries to dispose or hold separate all or any material portion of its business or assets as a result of the merger;

        o neither Coke-Carolina nor Newco will have taken any action or failed to take any action which would cause the merger to fail to be treated as a "forward triangular merger" pursuant to Section 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code; and

        o there must be an order issued by a court of appropriate jurisdiction authorizing the trusts established under the wills of A.T. Heath and Ann H. Heath to vote their shares in favor of the merger and the merger agreement.

        CONDITIONS TO OBLIGATION OF COKE-CAROLINA SHAREHOLDERS TO EFFECT THE MERGER. The obligation of the Coke-Carolina shareholders to effect the merger is subject to the following additional conditions:

        o Consolidated and Newco must have performed in all material respects their respective agreements contained in the merger agreement, the representations and warranties of Consolidated and Newco must be true and correct in all material respects and Consolidated and Newco must deliver a certificate to the shareholders' representatives confirming the foregoing; and

        o The shareholders' representatives must have received a legal opinion addressed to the shareholders from Witt, Gaither & Whitaker, P.C., counsel to Consolidated, in the form required by the merger agreement.

        CONDITIONS TO OBLIGATIONS OF CONSOLIDATED TO EFFECT THE MERGER. The obligations of Consolidated and Newco to effect the merger are subject to the following additional conditions:

        o Coke-Carolina must have performed in all material respects its agreements contained in the merger agreement, the representations and warranties of Coke-Carolina contained in the merger agreement must be true and correct in all material respects and the shareholders' representatives must have signed and delivered to Consolidated and Newco a certificate confirming the foregoing;

        o Consolidated and Newco must have received an opinion from Sutherland Asbill & Brennan LLP, counsel to Coke-Carolina, in the form required by the merger agreement;

        o There must not have occurred any event which would have a material adverse effect on Coke-Carolina, in the reasonable opinion of Consolidated and Newco;

        o Each officer and director of Coke-Carolina must have delivered a release to Consolidated in the form required by the merger agreement;

        o The Coca-Cola Company must have consented to the merger and to the transfer and/or assignment of Coke-Carolina's franchises to Newco, and there must be no event or condition relating to Coke-Carolina which would impair Newco's ability to operate a business for the manufacture, distribution and sale of soft drink products in such territories;

        o Coke-Carolina must have identified all persons or entities that it reasonably believes to be "affiliates" (as interpreted by Rule 145 of the Securities Act of 1933) and must have used reasonable efforts to cause all such affiliates to execute the agreements contemplated by the merger agreement; and

        o Consolidated's board of directors must not have withdrawn its approval of the merger agreement.

TERMINATION, AMENDMENT AND WAIVER

        TERMINATION. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after approval by the shareholders of Coke-Carolina:

        o      by mutual consent of Consolidated and Coke-Carolina; or

        o by either Consolidated or Coke-Carolina if (i) the merger has not been consummated within five business days after the Coke-Carolina shareholders meeting is held or abandoned (the "Termination Date"), or (ii) any federal or state court has issued a final, nonappealable permanent order restraining, enjoining or otherwise prohibiting the merger (in each case provided that the terminating party has not caused the delay in the effective time by a failure to fulfill its obligations under the merger agreement); or

        o by any party if the board of directors of Coke-Carolina withdraws or modifies in a manner adverse to Consolidated or Newco its approval or recommendation of the merger; or

        o by Consolidated and Newco if the Coke-Carolina board of directors withdraws or modifies in a manner adverse to Consolidated and Newco its approval or recommendation of the merger or the merger agreement; or

        o by Consolidated and Newco if (i) any closing condition contained in Sections 8.1 and 8.3 of the merger agreement has not been satisfied or waived, or (ii) Coke-Carolina has breached a covenant or agreement contained in the merger agreement which by its nature cannot be cured by the Termination Date, other than a breach that has not had or would not reasonably be expected to have a material adverse effect (in the reasonable opinion of Consolidated or Newco); or

        o by Coke-Carolina if (i) any closing condition contained in Sections 8.1 and 8.2 of the merger agreement has not been satisfied or waived or (ii) Consolidated has breached a covenant or agreement contained in the merger agreement which has not been cured or waived prior to the Termination Date, other than a breach that has not had or would not reasonably be expected to have a material adverse effect on the business of Consolidated.

        In the event of termination of the merger agreement, the merger agreement will become void and none of Coke-Carolina, Consolidated or their respective officers or directors will have any further liability or obligation under the merger agreement except for payment of certain expenses, if applicable.

        AMENDMENT AND WAIVER. Prior to closing, the merger agreement may be amended by Consolidated, Newco and Coke-Carolina. After the closing, the merger agreement may be amended by Consolidated and the shareholders' representatives. However, after the Coke-Carolina shareholders approve the merger agreement, no amendment may be made which reduces the merger consideration or alters the form of the merger consideration or in any way materially adversely affects the rights of the Coke-Carolina shareholders without their further approval, except as expressly authorized by them. The merger agreement may not be amended except by an instrument in writing signed by all of the parties to the merger agreement. At any time prior to the effective time, the parties to the merger agreement may extend the time for the performance of any of the obligations or other acts of the parties to the merger agreement, waive in writing any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered in connection with the merger agreement and waive in writing compliance with any of the agreements or conditions contained in the merger agreement or in any document delivered in connection with the merger agreement.

                        DESCRIPTION OF INSTALLMENT NOTES

GENERAL

        The Installment Notes are to be issued under an Indenture to be dated as of the closing date (the "Indenture") between Consolidated and First Union National Bank, as Trustee (the "Trustee"). The terms of the Installment Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Installment Notes are subject to all such terms, and holders (the "Noteholders") of Installment Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof.

        THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE INDENTURE AND THE INSTALLMENT NOTES. THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS EXPRESSLY SUBJECT AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ALL OF THE PROVISIONS OF THE INDENTURE, INCLUDING THOSE TERMS MADE A PART THEREOF BY THE TRUST INDENTURE ACT. YOU MAY OBTAIN A COPY OF THE INDENTURE IN THE MANNER DESCRIBED UNDER "WHERE YOU CAN FIND MORE INFORMATION."

        The Installment Notes may be exchanged or transferred at the designated office or agency of Consolidated (which initially will be the corporate trust office of the Trustee, at 230 South Tryon Street, 9th Floor, Charlotte, North Carolina 28288) and payments of principal and interest will be made by check mailed to the address of the Noteholders as such address appears in the Installment Note register which is initially to be maintained by the Trustee. The Installment Notes will be issued only in fully registered form, without coupons. The Installment Notes will be unsecured senior obligations of Consolidated. There is not, and is not anticipated that there will be, an established trading market for the Installment Notes.

TERMS OF THE INSTALLMENT NOTES

        The Installment Notes will be limited to $17.0 million in principal amount and will mature seven years from the closing date. The Installment Notes will bear interest at 5.75% per annum, payable quarterly to Noteholders of record at the close of business on March 15, June 15, September 15 and December 15, immediately preceding the interest payment date on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 1999. Twenty percent of the original principal balance of the Installment Notes will be paid in conjunction with the interest payment occurring on December 31, 2001, 2002, 2003, and 2004, with the balance of the outstanding principal plus all accrued and unpaid interest being paid seven years from the closing date.

REDEMPTION OFFER

        Pursuant to the terms of the Indenture and the Installment Notes, Consolidated can offer to redeem any or all of the Installment Notes at any time. Consolidated has the right to choose the time of the redemption, the principal amount of Installment Notes to be redeemed and the price of the redemption. Each Noteholder can either accept any redemption offer and tender all or part of such holder's Installment Notes or it can reject the offer. If any holder chooses to accept in part or reject the offer, the Installment Notes retained by such holder will continue to accrue interest. The Trustee will select among the Installment Notes on a pro rata basis if the aggregate principal amount of Installment Notes tendered for redemption exceeds the aggregate principal amount of Installment Notes that Consolidated offers to redeem.

        To make the redemption offer, Consolidated will provide notice to the Trustee not less than 30 days nor more than 60 days before the date for redemption (the "Redemption Date") of its desire to make the offer. Within 10 days of receipt of such notice, the Trustee will provide a notice to each Noteholder detailing the terms of the redemption offer and each holder's rights with respect to such offer.

RANKING OF THE INSTALLMENT NOTES

        The Indebtedness evidenced by the Installment Notes will be senior unsecured obligations of Consolidated.

SET-OFF RIGHTS

        Consolidated may be entitled to set-off certain of its damages suffered in connection with the merger agreement (including damages arising from breaches of representations and warranties contained in each Coke-Carolina shareholder's transmittal letter) against amounts owed pursuant to the Installment Notes. If Consolidated exercises any such set-off rights, such exercise will be effected by Consolidated delivering the applicable Installment Notes to the Trustee for cancellation along with instructions relating to such set-off.

DEFAULTS

        An event of default is defined in the Indenture as (i) Consolidated's failure to pay or perform any obligation, liability or indebtedness of Consolidated to the Noteholders under the Installment Notes as and when due (whether upon demand, at maturity or by acceleration, and subject to the terms of the Installment Notes, the Indenture and the merger agreement), (ii) the commencement of a proceeding by or against Consolidated for dissolution (other than administrative dissolution where prompt re-instatement efforts are initiated and followed through to completion), (iii) the insolvency of or the business failure of Consolidated, (iv) the appointment of a custodian, trustee, liquidator or receiver for a material portion of the property of Consolidated,
(v) an assignment for the benefit of creditors of a material portion of the property of Consolidated, or (vi) the filing of a petition under any bankruptcy, insolvency or debtor's relief law or the filing of a petition for any adjustment of indebtedness, composition, or extension by or against Consolidated. A default under the preceding sentence is not an event of default until the Trustee or the holders of at least 20% in principal amount of the Installment Notes notify Consolidated of the default and Consolidated does not cure such default within three days after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a "Notice of Default." Consolidated will pay interest on overdue principal and defaulted interest at 8% per annum.

        If an event of default occurs and is continuing, the Trustee or the holders of at least 20% in principal amount of the outstanding Installment Notes may declare the principal of and accrued but unpaid interest on all the Installment Notes to be due. Upon such a declaration, such principal and interest will be due and payable immediately. Under certain circumstances, the holders of a majority in principal amount of the outstanding Installment Notes may rescind any such acceleration with respect to the Installment Notes and its consequences.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an event of default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Installment Notes unless such Noteholders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder of an Installment Note may pursue any remedy with respect to the Indenture or the Installment Notes unless (i) such Noteholder has previously given the Trustee notice that an event of default is continuing, (ii) holders of at least 20% in principal amount of the outstanding Installment Notes have requested in writing that the Trustee pursue the remedy, (iii) such Noteholders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Installment Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Installment Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of an Installment Note or that would involve the Trustee in personal liability.

        The Indenture provides that if a default exists and is known to the Trustee, the Trustee must mail to each holder of the Installment Notes notice of the default within 15 days after it occurs. Except in the case of a default in the payment of principal of or interest on any Installment Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Installment Notes.

AMENDMENTS AND WAIVERS

        Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Installment Notes then outstanding and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Installment Notes then outstanding. However, without the consent of each holder of an outstanding Installment Note affected thereby, no amendment may (i) reduce the amount of Installment Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Installment Note, (iii) reduce the principal of or change the time for payment of or change the stated maturity date of any Installment Note, (iv) make any Installment Note payable in money other than that stated in the Installment Note, and (v) make any change in the amendment provisions which require each Noteholder's consent or in the waiver provisions.

        Without the consent of any holder of the Installment Notes, Consolidated and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to add to the covenants of Consolidated for the benefit of the holders of the Installment Notes or to surrender any right or power conferred upon Consolidated, to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act, and to make any change that does not adversely affect the rights of any Noteholder of the Installment Notes.

        The consent of the Noteholders of the Installment Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. Consent is sufficient if it approves the substance of the proposed amendment.

        After an amendment under the Indenture becomes effective, Consolidated is required to mail to holders of the Installment Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Installment Notes, or any defect therein, will not impair or affect the validity of the amendment.

CONCERNING THE TRUSTEE

        First Union National Bank is to be the Trustee under the Indenture and has been appointed by Consolidated as Registrar and Paying Agent with regard to the Installment Notes.

        The holders of a majority in principal amount of the outstanding Installment Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an event of default occurs (and is not cured), the Trustee will be required to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Installment Notes, unless such Noteholder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

        The Indenture provides that it and the Installment Notes will be governed by the laws of the State of Delaware.

                         INFORMATION ABOUT CONSOLIDATED

        Consolidated produces, markets and distributes carbonated and noncarbonated beverages, primarily products of The Coca-Cola Company. Consolidated has been in the soft drink manufacturing business since 1902. Consolidated has grown significantly since 1984. During this time period, Consolidated has made several acquisitions which have resulted in its becoming the second largest Coca-Cola bottler in the United States.

        In its soft drink operations, Consolidated holds franchises under which it produces and markets, in certain regions, carbonated soft drink products of The Coca-Cola Company, including Coca-Cola classic, caffeine free Coca-Cola classic, diet Coke, caffeine free diet Coke, Cherry Coke, TAB, Sprite, diet Sprite, Surge, Citra, Mello Yello, diet Mello Yello, Mr. PiBB, Barq's Root Beer, diet Barq's Root Beer, Fresca, Minute Maid orange and diet Minute Maid orange sodas. Consolidated also distributes and markets POWERaDE, Cool from Nestea, Fruitopia and Minute Maid Juices To Go in certain of its markets. Consolidated produces and markets Dr Pepper in most of its regions. Various other products, including Seagrams' products and Sundrop, are produced and marketed by Consolidated in one or more of its regions under franchise agreements with the companies that manufacture the concentrate for those beverages. In addition, Consolidated also produces soft drinks for other Coca-Cola bottlers.

        Consolidated's principal soft drink is Coca-Cola classic. During the last three fiscal years, sales of products under the trademark Coca-Cola have accounted for more than half of Consolidated's soft drink sales. In total, the products of The Coca-Cola Company accounted for approximately 89% of Consolidated's soft drink sales during fiscal year 1998.

        Following the effective time of the merger, Consolidated intends to operate Coke-Carolina as a wholly-owned subsidiary of Consolidated.

        The principal executive offices of Consolidated are located at 1900 Rexford Road, Charlotte, NC 28211. The telephone number is (704) 551-4400. Consolidated is organized under the laws of Delaware.

                            BUSINESS OF COKE-CAROLINA

        GENERAL. Coke-Carolina has historically been primarily engaged in the production of carbonated beverages and the marketing and distribution of carbonated and noncarbonated beverages, mainly products of The Coca-Cola Company. Coke-Carolina is also engaged in the sale of snack foods through automated vending machines and until the first quarter of 1998 operated an oil distributorship in Sumter County, South Carolina through a wholly owned subsidiary, Heath Oil Company, Inc. ("Heath Oil").

        Coke-Carolina began operations in 1918 and was incorporated in South Carolina in 1919. Coke-Carolina's executive offices are located at 480 E. Liberty Street, Sumter, South Carolina. Sales for Coke-Carolina, exclusive of Heath Oil's operations, were approximately $21.9 million, $19.9 million, $20.0 million and $19.0 million for the fiscal years ended January 31, 1999, 1998, 1997 and 1996, respectively. Sales of carbonated and noncarbonated beverages, and their related products, represented approximately 97% of total sales for the fiscal years ended January 31, 1999 and 1998, respectively.

        PRODUCTS. In its soft drink operations, Coke-Carolina holds franchises under which it produces and/or distributes and markets in its territory carbonated soft drink products of The Coca-Cola Company, including Coca-Cola classic, caffeine free Coca-Cola classic, diet Coke, caffeine free diet Coke, Cherry Coke, Tab, Sprite, diet Sprite, Surge, Mello Yello, Mr. PiBB, Barq's Root Beer, Fresca, and Minute Maid Orange. Coke-Carolina also distributes and markets POWERaDE, Nestea products, Fruitopia products and Minute Maid products. Coke-Carolina stopped distribution of Welch's products as of January 1999 (substituting it with sales of Minute Maid products), intends to stop distributing Schweppes products effective April 30, 1999 (and thereafter will sell Seagram's products), and is in the process of stopping distribution of Le Bleu water (and is instead selling water bottled by The Coca-Cola Company). In 1998 the increases in manufacturing materials and labor costs and the reductions in the number of cases produced drove the costs of goods sold per case to the point that it was no longer profitable for Coke-Carolina to operate a manufacturing facility. After December 18, 1998, all beverage products sold by Coke-Carolina were purchased from South Atlantic Canners, Consolidated, The Minute Maid Company and Durham Coca-Cola.

        Coke-Carolina's principal soft drink is Coca-Cola classic. During the last three fiscal years, sales of products under the trademark Coca-Cola have accounted for a significant majority of Coke-Carolina's soft drink sales. In total, the products of The Coca-Cola Company accounted for approximately 93% of Coke-Carolina's soft drink sales for fiscal years ended January 31, 1998 and 1999, respectively.

        FRANCHISES. Coke-Carolina holds exclusive franchises from The Coca-Cola Company to produce and market its soft drinks in bottles, cans and pre-mix containers for specific geographic areas of South Carolina. It is one of many companies holding such franchises from The Coca-Cola Company. Additionally, Coke-Carolina holds distribution contracts with other soft drink distributors. Coke-Carolina has no legal relationship with The Coca-Cola Company, or with any other soft drink or water companies, other than pursuant to its franchise agreements and other contracts arising in the ordinary course of business.

        The Coca-Cola Company is the sole owner of the secret process under which the primary component (either concentrate or syrup) of Coca-Cola is manufactured. The concentrate, when mixed with water and sweetener, produces syrup, which when mixed with carbonated water produces the soft drink known as "Coca-Cola" or "Coke." Under the terms of the franchise agreements and amendments thereto for Coca-Cola, Coca-Cola classic, Cherry Coke, Sprite and Mr. PiBB (and their respective caffeine-free formulations) (collectively the "Coke Products"), covering certain territories within South Carolina (collectively the "Coke Agreements"), Coke-Carolina is required to purchase concentrate or syrup for Coke Products manufactured and bottled by Coke-Carolina only from The Coca-Cola

Company. Coke-Carolina purchases sweeteners from other sources, as needed. The concentrate or syrup is sold to Coke-Carolina at a price determined unilaterally by The Coca-Cola Company subject to a ceiling price, increases in which are limited to increases in the Consumer Price Index and, in the case of syrup, increases in the price of sweeteners.

        Coke-Carolina is required to bottle or can Coke Products in a prescribed manner, to maintain suitable plants and equipment, to promote the sale of Coke Products vigorously, to use the distinctive Coca-Cola bottle and approved containers for bottled and canned Coke Products, and to refrain from dealing in any product which is an imitation of or substitute for any Coke Product.

        The Coke Agreements remain in effect for an unlimited term, and provide that they may be terminated upon due notice by The Coca-Cola Company if, in the judgment of The Coca-Cola Company, there has been a violation of any of the prescribed terms thereof, and are subject to automatic termination if Coke-Carolina is placed in receivership or becomes bankrupt.

        In May 1978, the rights to produce, market and distribute Coca-Cola products in Georgetown County, South Carolina were assigned to Coke-Carolina by a Company that was subsequently acquired by Consolidated. The initial assignment was for a period of ten years with an option for an additional ten year period. This sub-bottling contract for the Georgetown territory expired on May 1, 1998, although Consolidated has permitted Coke-Carolina to continue to operate in the Georgetown territory on a temporary basis.

        Except to the extent reflected in the price of the concentrate or syrup, no royalty or other compensation is paid under the franchise agreements to The Coca-Cola Company for the use of the trade names and trademarks "Coca-Cola" and "Coke" and associated patents, copyrights, designs and labels. In consideration of the assignment of the rights to produce, sell and distribute Coca-Cola products in the Georgetown territory, Coke-Carolina pays a monthly royalty fee to Consolidated of $0.25 for each gallon of Coca-Cola syrup used in Coca-Cola products sold in Georgetown County, South Carolina.

        The franchise agreements relating to the Company's soft drink products with companies other than The Coca-Cola Company are similar to the Coke Agreements in that they are renewable at the option of Coke-Carolina and require purchase of concentrate or syrup for certain beverages only from the respective franchisors at prices unilaterally fixed by such franchisors. Additional restrictions as to use of trademarks, approved bottles, cans and labels, sale of imitators or substitutes, and cause for termination are similar as well. The territories covered by the franchise agreements for the products of other companies vary somewhat from the territories covered by the Coke Agreements. These variations do not have a material effect on the business of Coke-Carolina's soft drink operations taken as a whole.

        CUSTOMERS. For the fiscal year ended January 31, 1999, Coke-Carolina had approximately 4,186 customers (including full-service vending machines), of which 55 customers accounted for approximately 42% of Coke-Carolina's revenues. The loss of any one of these customers would have an adverse impact on Coke-Carolina's business in the short term, and Coke-Carolina does not believe it would be able to replace the lost business quickly; however, Coke-Carolina also believes that it would not suffer any long term material adverse impact from the loss of any one of these customers.

        FACILITIES AND EQUIPMENT. In addition to its executive offices, Coke-Carolina operated its sole production facility in Sumter, South Carolina until December 18, 1998, when Coke-Carolina found it no longer financially efficient to manufacture its products as compared to purchasing them from manufacturing cooperatives. Coke-Carolina has four sales centers located in Lancaster, Camden, Georgetown and Sumter, South Carolina. Coke-Carolina owns all of the real property associated with its sales centers.

        MARKETING. Coke-Carolina's soft drink products are sold and distributed directly by its employees to retail stores and other outlets, including food markets, institutional accounts and vending machine outlets. For the fiscal year ended January 31, 1999, approximately 64% of Coke-Carolina's physical case volume was in the take-home channel through supermarkets, convenience stores, drug stores and other retail stores. The remaining volume was in the cold drink channel, primarily through dispensing machines, owned either by Coke-Carolina, retail outlets or third party vending companies.

        Coke-Carolina now sells its soft drink products primarily in non-refillable bottles, both glass and plastic, and in cans, in varying proportions from market to market. For example, there may be as many as ten different packages for Coca-Cola Classic within a single geographical area. Physical unit sales of soft drinks for fiscal year ended January 31, 1999 were approximately 50% cans, 46% non-refillable bottles and 4% pre-mix and post-mix.

        Advertising in various media, primarily television and radio, is relied upon extensively in the marketing of Coke-Carolina's soft drinks. The franchisors have joined Coke-Carolina in making substantial expenditures in cooperative advertising in Coke-Carolina's marketing areas. Coke-Carolina also benefits from national advertising programs conducted by The Coca-Cola Company. In addition, Coke-Carolina expends substantial funds on its own behalf for extensive local sales promotions of Coke-Carolina's soft drink products. These expenses are partially offset by marketing funds which the franchisors provide to Coke-Carolina in support of a variety of marketing programs, such as price promotions, merchandising programs and point-of-sale displays.

        The substantial outlays which Coke-Carolina makes for advertising are generally regarded as necessary to maintain or increase sales volume, and any curtailment of the funding provided by The Coca-Cola Company for advertising or marketing programs which benefit Coke-Carolina could have a material effect on the business of Coke-Carolina.

        SEASONALITY. Sales by Coke-Carolina are somewhat seasonal, with the highest sales volume occurring in May, June, July and August.

        COMPETITION. Coke-Carolina's competitors include several large soft drink manufacturers engaged in the distribution of nationally advertised products, as well as similar companies which market lesser-known soft drinks in limited geographical areas and manufacturers of private brand soft drinks. In the territory in which Coke-Carolina operates, between 85% and 90% of carbonated soft drink sales in bottles, cans and pre-mix/post-mix containers are accounted for by Coke-Carolina and its principal competition, Pepsi-Cola. Coke-Carolina's carbonated beverage products also compete with, among others, noncarbonated beverages and citrus and noncitrus fruit drinks.

        The principal methods of competition of Coke-Carolina, and the soft drink industry generally, are point-of-sale merchandising, new product introductions, packaging changes, price promotions, quality and frequency of distribution and advertising.

        ENVIRONMENTAL REMEDIATION. Coke-Carolina does not currently have any material capital expenditure commitments for environmental remediation for any of its properties.

        SOFT DRINK TAX. A soft drink tax has been in place in South Carolina for numerous years. However, the South Carolina soft drink tax has been repealed and is being phased out ratably over a six-year period beginning July 1, 1996.

        EMPLOYEES. As of March 1, 1999, Coke-Carolina had a total of approximately 140 full-time employees, none of whom are union members. Management of Coke-Carolina believes that its relationship with its employees is good.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
              CONDITION AND RESULTS OF OPERATIONS OF COKE-CAROLINA

        All references to fiscal 1998, 1997 and 1996 are to the fiscal years ended January 31, 1999, January 31, 1998 and January 31, 1997, respectively.

FINANCIAL REVIEW OVERVIEW - FISCAL 1998

        Coke-Carolina's financial results for fiscal 1998 reflect a strong 9% increase in physical case sales volume and a 0.8% increase in net selling price per case. These increases were the result of Coke-Carolina's continued commitment to strengthen its cold drink and vending markets and develop its "new age" product market. The strong volume increase also reflects the benefits received from the acquisition of additional advertising weeks with major supermarket customers.

        During fiscal 1998 sales revenue, net of discounts, increased 10.2% to $21,886,864 yet costs of goods sold increased 12.9% to $13,274,141. These increases resulted in gross profit increasing 6.4% or $578,597. While the total gross profit increased, the gross profit per case decreased from $3.63 per case to $3.53 per case. Total operating expenses increased less than 1% for the fiscal year. With strong growth in sales volume and net revenues and stable operating expenses, net income for the fiscal year increased 106.1% over the previous fiscal year. Net income increased from $272,091 in fiscal 1997 to $560,801 in fiscal 1998. Net income per case rose from $0.11 per case in fiscal 1997 to $0.23 per case in fiscal 1998 and earnings per share increased from $63.53 in fiscal 1997 to $130.94 in fiscal 1998.

        Coke-Carolina's expansion of distribution of its "new age" products - Minute Maid juices, Fruitopia, POWERaDE and bottled water - continued to demonstrate strong growth in all market segments. New age products net revenues increased 79.4% over the previous fiscal year. Minute Maid and Fruitopia case volume increased 58%, POWERaDE increased 105% and bottled water case volume rose 125%.

        Coke-Carolina's commitment to the cold drink and vending segments of the beverage business remained at the forefront in its strategy for sustained growth. Capital investment in cold drink and vending equipment continued to comprise over 50% of Coke-Carolina's total capital expenditures. This emphasis on the cold drink and vending markets yielded strong growth in both volume and revenues in fiscal 1998.

        The twenty-ounce plastic bottle package experienced a slight decrease in sales volume of 1.8% yet average revenue per case increased from $11.04 in fiscal 1997 to $11.62 in fiscal 1998. The price adjustment negatively affected the sales volume of the twenty-ounce plastic bottle package, yet net sales revenues increased 3.3%. The decrease in twenty-ounce plastic bottle carbonated beverage volume was more than offset by the volume increases experienced with "new age" products.

        Coke-Carolina's aggressive pursuit of sustained growth was also evident in the supermarket channels. The acquisition of additional advertising weeks and the willingness to keep net sales prices down resulted in volume growth of 12.6% in Coke-Carolina's can segment and 14.6% growth in the two liter segment. The average revenue per case of cans sold in fiscal 1998 decreased 1.6% from $6.75 to $6.64. The two liter revenue per case decreased from $8.00 in fiscal 1997 to $7.96 in fiscal 1998.

FINANCIAL REVIEW OVERVIEW - FISCAL 1997

        Coke-Carolina's financial results for the fiscal 1997 reflect a small decrease in physical case volume sales and net selling price per case. The decreases experienced by Coke-Carolina were the result of the most intense price competition in the history of the soft drink industry.

        Sales, net of discounts, remained virtually unchanged in fiscal 1997, yet Coke-Carolina experienced a 1.8% decrease in cost of goods sold during fiscal 1997. The decrease in cost of goods sold resulted in an increase in Coke-Carolina's gross profit margin of 2.4%. However, Coke-Carolina experienced a 9.7% increase in operating expenses which resulted in net income and earnings per share decreasing significantly from fiscal 1996.

        Coke-Carolina continued to expand distribution of its "new age" products--Minute Maid juices and Fruitopia products increased over 10%, while POWERaDE products increased over 14%. With the introduction of a new brand of bottled water, Le Bleu, sales volumes increased 125.4%.

        Coke-Carolina continued its commitment to expanding its cold soft drink business with significant increases in capital expenditures, such as increased purchases of vending machines and cold drink coolers. Coke-Carolina recognizes that the cold drink market channel expands the availability of Coke-Carolina's products and generally provides a solid return on investment.

        Coke-Carolina remains committed to establishing strong volume growth by continued development of new age products, by its commitment to increasing distribution of twenty-ounce plastic bottles in both vending and cold drink market segments and by aggressive pursuit of the expansion of Coke-Carolina's marketing calendars and calendar trade marketing customers. An example of Coke-Carolina's aggressiveness can be seen in the acquisition of thirteen additional advertising weeks with a major supermarket customer that comprises approximately 10% of Coke-Carolina's volume.

RESULTS OF OPERATIONS:  FISCAL 1998 COMPARED TO FISCAL 1997

        Net sales for fiscal 1998 increased significantly compared to fiscal
1997:

                            Fiscal 1998       Fiscal 1997        Increase       %Increase
                            -----------       -----------        --------       ---------
Net Sales Revenue          $21.89 million    $19.86 million    $2.03 million      10.2%
Physical Case Volume        2.44 million      2.23 million     209,834 cases       9.4%
Net Sales per Case             $8.97             $8.90             $0.07           0.8%

        These strong increases in net sales were the result of the continued emphasis in the supermarket and take home channels and the cold drink and vending channels. The strong increase in net revenues were tempered slightly by the 10.8% increase in price discounts which rose from $8.28 million in fiscal 1997 to $9.17 million in fiscal 1998. This increase in price discounts was largely the result of the increased case volume and the continued pressure on net prices in the supermarket channels with the acquisition of additional advertising weeks.

        Coke-Carolina reported net income of $560,801, or net income per share of $130.94, for fiscal 1998 compared to $272,092, or $63.53 per share, for fiscal 1997. This increase in net income was the result of strong growth in net revenues and case volume and the relative stability of operating expenses in the beverage operation. Coke-Carolina's profit from operations of Heath Oil was $46,952. Heath Oil discontinued all wholesale and retail operations during the first quarter of 1998 and began the disposition of its assets at that time. The disposition of these assets accounted for most of the profits of Heath Oil during 1998.

        Cost of goods sold increased 12.9% or $1.5 million in fiscal 1998 compared to the previous year. The increase was due largely to the increased sales volume. Manufacturing materials and labor costs continued to increase during fiscal 1998. The increases in manufacturing materials and labor costs and the reductions in the number of cases produced drove the costs of goods sold per case to the point that it was no longer profitable to operate a manufacturing facility. After December 18, 1998 all beverage products sold by Coke-Carolina were purchased from South Atlantic Canners and Snyder Production Facility, both managed by Consolidated. The purchase of products sold should allow Coke-Carolina to better control the cost of goods sold and aid in the budgeting of cost of goods expenditures in the future.

        Total operating expenses increased less than 1% over fiscal 1997 expenses. Salaries and advertising costs increased in the aggregate $400,495 or 9% and 21.7%, respectively. These additional costs were the result of the growth in case sales and the aggressive advertising plan that Coke-Carolina continues to follow. Decreases in administrative expenses - employee medical aid and pension costs, 25.7% and 89.4%, respectively - resulted in $419,061 of cost savings. The reduction in employee benefit costs was the direct result of the proposed merger of Coke-Carolina with Consolidated. Coke-Carolina believes that if it is to sustain the volume growth that it experienced in 1998, it will have to continue to maintain or increase advertising costs in the future.

        Depreciation expenses increased 3% in fiscal 1998. The increase in depreciation costs is directly attributed to Coke-Carolina's aggressive cold drink and vending strategy. Other income in fiscal 1998 was comprised of interest earned on savings and checking funds. Interest earnings remained unchanged from fiscal 1997 to fiscal 1998. The income tax rate for federal and state taxes was 35% in fiscal 1998 and 38% in fiscal 1997.

RESULTS OF OPERATIONS:  FISCAL 1997 COMPARED TO FISCAL 1996

        Net sales for fiscal 1997 decreased 0.94% compared to fiscal 1996:

                              Fiscal 1997         Fiscal 1996          Decrease
                              -----------         -----------          --------
Net Sales                    $19.86 million      $20.05 million        $185,491

Net Sales per Case               $8.90               $8.91              $0.01

While fiscal 1997 net sales were slightly below net sales for fiscal 1996, gross sales revenues increased by 1.0%. This increase was due to shifts in package mix away from two liter packages, sold predominately in the supermarket and take home channel to the twenty-ounce plastic and can packages sold in the cold drink and vending (individual servings) channels. The increase in gross sales revenues was offset by intense price competition in the soft drink industry. As a result of the price competition, price discounts increased from $8.03 million in fiscal 1996 to $8.28 million in fiscal 1997, representing a 3% increase.

        Coke-Carolina reported net income of $272,092, or net income per share of $63.53, for fiscal 1997 compared to $518,447, or $121.05 per share, for fiscal 1996. The large decrease in net income was mostly the result of increased operating expenses, such as employee wages, employee medical insurance, and advertising expenses in the Coca-Cola operations. Coke-Carolina experienced a significant decrease in operating losses from Heath Oil Company, its wholly-owned subsidiary. The decrease in the net losses--$123,636 in fiscal 1996, to $10,416 in fiscal 1997--was the result of reduced operating costs as Coke-Carolina moved toward the discontinuance of Heath Oil's operations.

        Cost of goods sold decreased by 1.8% for fiscal 1997 in comparison to the previous year. This decrease was primarily due to raw material cost remaining relatively stable--sugar and plastic bottles decreased in cost from the previous year while syrup concentrates continued its annual increase in cost.

        Operating expenses increased 9.7% in fiscal 1997 in comparison to the previous year. This increase was primarily due to increases in employee wages of 7% and a 61% increase in employee medical insurance. Higher advertising expenses, such as increased customer marketing expenses and additional participation in The Coca-Cola Company's advertising programs, resulted in an 11% increase in advertising cost. Coke-Carolina believes the increase in advertising is necessary if sustained volume growth is to occur in the future.

        Depreciation expenses increased by 5% in fiscal 1997. The increase in depreciation was attributable to increased purchases of vending equipment. Other income of Coke-Carolina for the year was comprised mainly of interest earned on savings and checking fund balances. Interest revenue showed little change from fiscal 1996 to fiscal 1997 as interest rates and average balances in accounts remained relatively unchanged. The effective tax rate for federal and state income taxes was approximately 38% for both fiscal 1997 and fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES

        CAPITAL RESOURCES. Coke-Carolina has historically financed its operations and capital expenditures solely with funds provided by operating activities. Cash flows from operating activities totaled $1,221,027 for fiscal 1998, after adding back depreciation totaling $660,226. Cash flows from operating activities totaled $921,656 for fiscal 1997, after adding back depreciation totaling $643,106.

        Operating cash flows for fiscal 1998 exceeded Coke-Carolina's total expenditures for the same period by $351,710 due to increased operating income producing higher net income . However, operating cash flows for fiscal 1997 were inadequate to meet Coke-Carolina's total expenditures for the same period due to capital expenditures and stockholder dividends exceeding available cash flow. In order to meet cash flow and other operating requirements for fiscal 1997, Coke-Carolina utilized $435,989 of accumulated retained earnings.

        CAPITAL INVESTING ACTIVITIES. Additions to property, plant and equipment during fiscal 1998 were approximately $726,712. For fiscal 1998, Coke-Carolina invested 54% of its capital expenditures in vending and cold drink equipment, 26% in production machinery, 18% in vehicles and 2% in plant capital improvements. During fiscal 1997, expenditures for property, plant and equipment were approximately $709,300, of which Coke-Carolina invested 55% in vending and cold drink equipment, 24% in production machinery and 21% in vehicles. Coke-Carolina estimates that its capital expenditures are approximately 4% and 3% of sales, net of discounts for fiscal 1998 and fiscal 1997, respectively.

        In the past fiscal years, Coke-Carolina's use of capital expenditures, beyond production expenditures, has been to invest in maintaining and expanding its vending and cold drink market segments. Coke-Carolina will continue to look for opportunities to expand its vending and cold drink market segments which will have the effect of requiring additional capital expenditures for such items as vehicles and vending and cold drink equipment. In connection with the merger, Consolidated is purchasing certain vending equipment and is loaning such equipment to Coke-Carolina without charge for placement in Coke-Carolina's territory. If the merger is not consummated, Coke-Carolina will reimburse Consolidated for its costs.

FORWARD-LOOKING STATEMENTS

        Certain information included in this Proxy Statement/Prospectus contains statements regarding Coke-Carolina that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include, but are not limited to, future prospects, developments, and business strategies for its operations. Such forward-looking statements involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties affecting the soft drink business generally, effects of competition, and the effects of changes in the economy. Investors are cautioned that any such statements are not guarantees of future performance.

YEAR 2000

        The Year 2000 problem is the result of computer programs being written using two digits (rather than four digits) to define the applicable year. Any of Coke-Carolina's programs that have time-sensitive software may recognize a date using "00" as the year 1900 instead of the year 2000. Generally speaking, this could result in system failures or miscalculations.

        Coke-Carolina has reviewed and continues to review its computer systems to identify the systems and software that could be affected by the year 2000 issue. Coke-Carolina's original plan to resolve any year 2000 issues was to internally modify existing route accounting software and upgrade current personal computer software. It was anticipated such changes would resolve the year 2000 issue for Coke-Carolina and could be tested and implemented by December 31, 1999, without any significant impact on Coke-Carolina's operating cash flow.

        Coke-Carolina recently reevaluated its strategy in resolving any year 2000 issues. It is believed that the purchase of all new operating software and hardware is the best solution to the year 2000 issue which will allow Coke-Carolina to become more efficient in all phases of its operations. It is estimated the cost of replacing the existing computer software and hardware would be approximately $300,000. The anticipated expenditures would have a material and significant impact on Coke-Carolina's future financial results and operating cash flows.

                 COKE-CAROLINA COMMON STOCK PRICES AND DIVIDENDS

        Coke-Carolina has one class of common stock outstanding, the par value of which is $100 per share. There is no established public trading market for the Coke-Carolina Common Stock. As of March 31, 1999, 4,283 shares of Coke-Carolina Common Stock were outstanding and held of record by 86 persons.

        With respect to the Coke-Carolina Common Stock, in fiscal 1996, fiscal 1997, and fiscal 1998, Coke-Carolina made quarterly dividend payments of $20.00 per share in each of the first, second and third quarters, and $40.00 per share in the fourth quarter, for an aggregate annual dividend of $100.00 per share, per fiscal year.

        Pursuant to the merger agreement, the issued and outstanding shares of Coke-Carolina Common Stock will be converted into the right to receive the merger consideration, composed of Consolidated Common Stock, Installment Notes and cash. See "THE MERGER - Merger Consideration." To the extent a shareholder of Coke-Carolina receives Consolidated Common Stock as part of such shareholder's portion of the merger consideration, the amount and frequency of future dividends with respect to Consolidated Common Stock will be determined by Consolidated's board of directors.

          COKE-CAROLINA PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

        The following table sets forth, as of March 31, 1999, certain information with respect to ownership of the outstanding Coke-Carolina Common Stock by (i) all persons known to Coke-Carolina to own beneficially more than 5% of the outstanding Coke-Carolina Common Stock, (ii) each director of Coke-Carolina, (iii) each executive officer of Coke-Carolina, and (iv) all directors and executive officers of Coke-Carolina as a group. Unless otherwise indicated, to Coke-Carolina's knowledge, each listed shareholder has sole voting and investment power over all shares listed.

                                                          Coke-Carolina Common Stock
                                                          --------------------------
                                                         Number of
                                                          Shares
                                                       Beneficially      Percentage of
Name and Address of Beneficial Owner                       Owned       Outstanding Shares
------------------------------------                       -----       ------------------
Trustees of the
Ann H. Heath Trust(1)
Post Office Box 1150
Sumter, South Carolina 29151 ........................       1,071            25.0%

Trustees of the
Trust of A.T. Heath(1)
Post Office Box 1150
Sumter, South Carolina 29151 ........................       1,097            25.6%

Trustees of the
Raymon Schwartz Trust(2)
10 Law Range
Sumter, South Carolina 29150 ........................         235             5.5%

A.B. Heath
Director
Post Office Box 787
Sumter, South Carolina 29151 ........................          60(3)          1.4%

A.T. Heath III
Executive Vice President and Director
21 Swan Lake Drive
Sumter, South Carolina 29150 ........................         199(3)          4.7%

W.S. Heath(4)
President and Director
72 Paisley Park
Sumter, South Carolina 29150 ........................         209             4.9%

Peter J. Flanagan
Vice President of Operations and Treasurer
66 Paisley Park
Sumter, South Carolina  29150 .......................           5          *

Harriette Wimberly
Director
30 Swan Lake Drive
Sumter, South Carolina 29150 ........................       144.5             3.4%

R. Bland Roper
Director
Post Office Box 153
Laurens, South Carolina 29360 .......................          66             1.5%

Ramon Schwartz, Jr ..................................
Director
10 Law Range
Sumter, South Carolina 29150 ........................          90(3)          2.1%

Dorothy H. Kent
Director and Secretary
600 John Ballentine Road
Irmo, South Carolina  29063 .........................          36(3)       *

All Executive Officers and Directors ................       3,212.50         75.0%

----------

*       Less than one percent.

(1) The trustees of each such trust are A.T. Heath, III, A.B. Heath and Dorothy H. Kent. The trustees exercise voting control and maintain the investment power over the trust, and are, consequently, the beneficial owners of all shares owned by the trust.

(2) The trustees of such trust are Ramon Schwartz, Jr. and Edith S. Joel. The trustees exercise voting control and maintain the investment power over the trust, and are, consequently, the beneficial owners of all shares owned by the trust.

(3) Does not include the shares of the trusts for which the individual is a beneficial owner by virtue of being a trustee and exercising voting control and maintaining investment power.

(4) Mr. Heath's shares are owned by him in his capacity as Trustee of the William S. Heath Trust; however, Mr. Heath exercises voting control and maintains the investment power over the trust.
        Consequently, Mr. Heath is the beneficial owner of the shares.

                   COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS
                        OF CONSOLIDATED AND COKE-CAROLINA

        The rights of Consolidated shareholders are governed by Consolidated's Restated Certificate of Incorporation (the "Consolidated Certificate of Incorporation"), its Bylaws (the "Consolidated Bylaws") and the Delaware General Corporation Law (the "DGCL"). The rights of Coke-Carolina shareholders are governed by the articles of incorporation of Coke-Carolina (the "Coke-Carolina Articles of Incorporation"), the Coke-Carolina Bylaws (the "Coke-Carolina Bylaws"), and the South Carolina Business Corporation Act (the "SCBCA"). After the effective time, the rights of Coke-Carolina shareholders who become Consolidated shareholders will be governed by the Consolidated Certificate of Incorporation, the Consolidated Bylaws and the DGCL.

        The following is a summary of the material differences between the rights of holders of Consolidated Common Stock and rights of holders of Coke-Carolina Common Stock. This summary is not intended to be complete and is qualified in its entirety by reference to applicable provisions of the DGCL and SCBCA, and to the Consolidated Certificate of Incorporation, the Coke-Carolina Articles of Incorporation and the Bylaws of each of Consolidated and Coke-Carolina.

VOTING RIGHTS

        CONSOLIDATED. The Consolidated Certificate of Incorporation provides for the following classes of capital stock:

        o Common Stock, entitling its holders to one vote for each share held of record;

        o Class B Common Stock, entitling its holders to 20 votes for each share held of record;

        o Class C Common Stock, entitling its holders to 1/20th of a vote for each share held of record; and

        o Convertible Preferred Stock, Non-Convertible Preferred Stock and Preferred Stock (collectively, the "Consolidated Preferred Stock"), none of which entitles its holders to any voting rights, except as otherwise expressly required by applicable law.

        Consolidated does not utilize cumulative voting in the election of directors. Except as described in the Consolidated Certificate of Incorporation, all three classes of common stock have the same rights, including the right to share equally in the liquidation or dissolution of the Company. Further, except to the extent otherwise provided by law, holders of Common Stock, Class B Common Stock and Class C Common Stock vote together as a single voting group on all matters brought before Consolidated's stockholders.

        As of March 11, 1999, Consolidated had issued and outstanding (a) 6,023,739 shares of Common Stock, (b) 2,341,108 shares of Class B Common Stock,
(c) no shares of Class C Common Stock and (d) no shares of Consolidated Preferred Stock.

        COKE-CAROLINA. Coke-Carolina's Articles of Incorporation provides for a single class of common stock. Coke-Carolina's Bylaws provide that each holder of capital stock is entitled to one vote for each share held of record. Coke-Carolina's Bylaws provide for cumulative voting in the election of directors. Cumulative voting in the election of directors permits a shareholder to cast the number of votes equal to the number of his or her shares multiplied by the number of directors to be elected. A shareholder may give one nominee all of these votes or may distribute the votes among the nominees as he or she desires.

ACTION BY SPECIAL MEETINGS; WRITTEN CONSENTS

         CONSOLIDATED. Under the DGCL, special meetings of stockholders may be called by the board of directors or any such person or persons as may be authorized by the certificate of incorporation or by the bylaws. The Consolidated Bylaws provide that a special meeting may be called by Consolidated's Chairman of the Board, any Vice-Chairman, President, Secretary or its board of directors or by the holders of not less than 10% of the total votes entitled to be cast at the special meeting.

        As permitted by the DGCL, Consolidated's Certificate of Incorporation provides that no action may be taken by the stockholders without a meeting unless a written consent to such action is signed by the holders of all of the Consolidated stock entitled to vote on such action. The Consolidated Bylaws provide that any action may be taken without a meeting, provided that a written consent setting forth the action is signed by holders of outstanding stock representing at least the minimum number of votes necessary to authorize such action if a meeting were held.

        COKE-CAROLINA. Under the SCBCA, special meetings of shareholders may be called by the board of directors or any person or persons as may be authorized by the articles of incorporation or by the bylaws or by the holders of at least 10% of all the votes entitled to be cast on any issue which would be brought before a special meeting. The Coke-Carolina Bylaws provide that special meetings of the shareholders may be called at any time by either the President of the corporation, by any three directors, the holders of at least forty percent or more of the capital stock issued, or whenever so requested by the directors. The SCBCA provides action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action and such action is evidenced by written consent describing the action taken, signed by all such shareholders entitled to vote on the action.

BOARD OF DIRECTORS; FILLING VACANCIES; REMOVAL

        CONSOLIDATED. The Consolidated Certificate of Incorporation and Bylaws provide that the number of directors which will comprise the full board of directors of the corporation will consist of no less than nine and no more than twelve members, the exact number to be determined from time to time by the stockholders or the board of directors of Consolidated. Directors are not required to be shareholders of Consolidated. There are currently eleven members on the Consolidated board of directors. The board of directors is to be divided as equally as possible into three classes. Each class of directors is elected for a term of three years, so that the term of one class expires each year. Vacancies and newly created directorships may be filled by a majority of the directors remaining in office, even though less than a quorum. Consolidated directors may be removed from office, prior to the expiration of their three-year term, only for cause and only by the vote of a majority of all the shares of stock entitled to vote for the election of directors.

        COKE-CAROLINA. The Coke-Carolina Bylaws provide that the number of directors which will comprise the full board of directors of the corporation will consist of no less than five and no more than ten members, the exact number to be determined annually by the stockholders of Coke-Carolina. Each director of Coke-Carolina is required to be a shareholder of Coke-Carolina, and a transfer by a director of all of his or her stock in the corporation operates as a resignation of his or her position as a director of Coke-Carolina. There are currently seven members on the Coke-Carolina board of directors. According to the SCBCA, vacancies in the board of directors may be filled by the shareholders or by the remaining directors in office, even if less than a quorum of directors are remaining in office. The SCBCA also provides one or more directors may be removed from office without cause by the affirmative vote of shareholders if the number of votes cast for removal exceeds the number of votes cast against removal. If cumulative voting is authorized, a director may not be removed from office if the number of votes sufficient to elect him under cumulative voting is voted against removal.

LIABILITY OF DIRECTORS

        CONSOLIDATED. As permitted by the DGCL, the Consolidated Certificate of Incorporation limits the personal liability of its directors for monetary damages for a breach of the fiduciary duty, except in connection with (a) any breach of the director's duty of loyalty to Consolidated or its stockholders,
(b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

        COKE-CAROLINA. Although permitted by the SCBCA, Coke-Carolina's Articles of Incorporation do not attempt to limit the personal liability of its directors. Under the SCBCA, any such limitation would not eliminate or limit the liability of a director of Coke-Carolina for (a) any breach of a director's duty of loyalty to the corporation or the shareholders; (b) acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law; (c) unlawful payment of a dividend or an unlawful stock purchase or redemption; or (d) any transaction involving improper personal benefits to the director.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

        CONSOLIDATED. The Consolidated Bylaws provide that the corporation will indemnify its directors to the fullest extent permitted by law. Under Delaware law, a corporation may, and in certain circumstances must, indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with suits and other legal proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. As to actions by or in the right of Consolidated, the DGCL prohibits indemnification of a person serving as a director, officer, employee or agent of a corporation, or serving at the request of the corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter as to which such person has been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances, such person is entitled to indemnity for such expenses which such court deems proper. Under the DGCL, a determination that the director or officer has met the statutory standard of conduct is a prerequisite to indemnification by a corporation (other than court-ordered or mandatory indemnification). Under the DGCL, this determination can be made (i) by the board of directors by majority vote of directors not at the time parties to the proceeding for which indemnification is sought (even though such directors do not constitute a quorum); (ii) by a committee of directors designated by a majority vote of directors (even though less than a quorum); (iii) by special legal counsel; or
(iv) by the stockholders.

        COKE-CAROLINA. The SCBCA permits a corporation to indemnify directors and officers in substantially the same way as the DGCL. Although permitted by the SCBCA, neither Coke-Carolina's Articles of Incorporation or Coke-Carolina's Bylaws attempt to provide for indemnification of directors and officers to the extent permitted by the SCBCA.

DIVIDENDS AND DISTRIBUTIONS

        CONSOLIDATED. A Delaware corporation, unless otherwise restricted by its certificate of incorporation, may pay dividends out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year (but the directors may not declare and pay dividends out of such net profits if the amount of capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets). The Consolidated Certificate of Incorporation limits dividends as follows:

        o no dividend of cash or property is payable on the Class B Common Stock unless an equal dividend is to be paid on the Common Stock and an equal or greater dividend is to be paid on the Class C Common Stock;

        o no dividend of cash or property is payable on the Common Stock unless an equal dividend is to be paid on the Class C Common Stock (dividends may be paid on the Common Stock without a corresponding dividend on the Class B Common Stock);

        o no dividend of cash or property is payable on the Class C Common Stock unless an equal dividend is to be paid on the Common Stock; and

        o no dividend in the form of common stock may be made on any of the classes of common stock unless a like dividend is to be made to the other classes of common stock.

        COKE-CAROLINA. Unless provided otherwise by its articles of incorporation, under the SCBCA a South Carolina corporation may pay dividends or make other distributions with respect to its shares if after the dividend or distribution the corporation has the ability to pay its debts as they become due and has net assets in excess of all senior claims upon dissolution. Coke-Carolina's Articles of Incorporation do not limit its ability to pay dividends or make other distributions on common stock.

SHAREHOLDER APPROVAL OF MERGERS

        DGCL. Under the DGCL, a merger generally must be approved by the stockholders of each constituent corporation by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the merger. Stockholders of the surviving corporation need not approve the merger if: (i) the corporation's certificate of incorporation will not be amended as a result of the merger; (ii) each share of the corporation's stock outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the corporation after the effective date of the merger; and (iii) either no shares of the corporation's common stock and no securities convertible into such stock will be issued pursuant to the merger or the authorized unissued shares or treasury shares of the corporation's common stock to be issued pursuant to the merger do not exceed 20% of the shares of the corporation's common stock outstanding immediately prior to the effective date of the merger.

        SCBCA. Under the SCBCA a corporation may merge into another corporation if the board of directors of each corporation party to the merger adopts and its shareholders, to the extent required, approve a plan of merger. The board of directors is required to recommend the plan of merger to the shareholders, unless the board of directors determines that because of conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the plan. The plan of merger must be approved by the shareholders by two-thirds (2/3rds) of the votes entitled to be cast on the plan, regardless of the class or voting group to which the shares belong. Under the SCBCA, shareholders of the surviving corporation need not approve the merger if: (i) the articles of incorporation of the surviving corporation will not differ (apart from certain minor changes allowed) from its articles before the merger; (ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, and such shares will have identical designations, preferences, limitations, and relative rights, immediately after;
(iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger; and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

ANTI-TAKEOVER PROVISIONS

        CONSOLIDATED. The DGCL prohibits certain business combinations between a corporation and any person who has acquired beneficial ownership of 15% or more of the voting stock of the corporation (an "interested shareholder") for a period of three years from the date such stockholder became an interested stockholder, unless (i) such interested stockholder, prior to becoming an interested stockholder, obtained the approval of the board of directors of either the business combination or the transaction that resulted in such person becoming an interested stockholder, (ii) such interested stockholder became the beneficial owner of at least 85% of the outstanding shares of voting stock of the corporation (excluding shares owned by persons who are directors, officers, their affiliates or associates and by subsidiaries of the corporation and certain employee stock plans) in the same transaction in which the interested stockholder became an interested stockholder or (iii) on or subsequent to the date the interested stockholder became an interested stockholder, the business combination is approved by the board of directors and is authorized at a meeting of stockholders by the affirmative vote of at least two-thirds (2/3rds) of the voting stock that is not owned by the interested stockholder. In general, a Delaware corporation must specifically elect, through an amendment to its bylaws or certificate of incorporation, not to be governed by these provisions, Consolidated has not made such an election and, therefore, is subject to the terms of these provisions. Article VIII of the Consolidated Bylaws states that the provisions of the North Carolina Shareholder Protection Act (which requires the affirmative vote of 95% of the voting shares of a corporation in certain circumstances) do not apply to transactions involving Consolidated.

        COKE-CAROLINA. The SCBCA has implemented certain measures which could have the effect of discouraging takeover attempts not supported by Coke-Carolina's board of directors. Section 35-2-219 of the Code of Laws of South Carolina imposes super majority voting requirements or a fair pricing procedure for certain business combinations with a shareholder that beneficially owns 10% or more of the voting power of the outstanding voting shares unless a "fair price" is met. Section 35-2-109 contains provisions restricting the voting rights of persons who, through certain acquisitions ("control share acquisitions"), are able to exercise control over certain South Carolina corporations. A South Carolina corporation must specifically elect, through an amendment to its bylaws or articles of incorporation, not to be governed by these provisions. Coke-Carolina has not made such an election with respect to either the fair price or the control share acquisition provisions of South Carolina law, and thus both apply to Coke-Carolina.

AMENDMENT TO CERTIFICATE OF INCORPORATION, ARTICLES OF INCORPORATION AND BYLAWS

        CONSOLIDATED. The DGCL requires the affirmative vote of the holders of a majority of the shares entitled to vote to amend Consolidated's Certificate of Incorporation. Under the DGCL, the approval of a separate class of shares is also required if the proposed amendment would materially affect the rights or powers of that class, as enumerated by statute. Because Consolidated has different classes of stock outstanding, approval of a proposed amendment would require the approval of each class of stock outstanding if such amendment would materially affect the rights of such class. In addition, the Consolidated Certificate of Incorporation requires the affirmative vote of the holders of two-thirds of the shares entitled to vote to amend the provisions of the Certificate of Incorporation relating to (a) the board of directors (such as number, term, classes, vacancies and removal) and (b) the manner in which the Certificate of Incorporation may be amended. The DGCL provides that the stockholders have the power to amend the bylaws, and, as permitted by the DGCL, the Consolidated Certificate of Incorporation confers upon the board of directors the power to amend the bylaws, except that the directors may not adopt an amendment:

        o Raising the quorum requirement to more than a majority of stockholders having voting power or raising the voting requirement for transaction business to more than a majority of the votes cast;

        o Providing that Consolidated is to be managed by anyone other than the board of directors or its executive committee; and

        o Amending any provision in the Consolidated Bylaws that specifically requires shareholder approval for such amendment.

        In addition, the Consolidated Bylaws require the affirmative vote of two-thirds of the shares outstanding and entitled to vote in order to amend the provisions in the bylaws relating to (a) actions by written consent of the stockholders; (b) the number, term and qualification of directors and the manner in which directors may be removed; (c) the manner in which the board of directors may take action; and (d) the manner in which the bylaws may be amended.

        COKE-CAROLINA. Generally, under the SCBCA an amendment to a corporation's articles of incorporation must be approved by: (a) two-thirds of the votes entitled to be cast on the amendment, regardless of the class or voting group to which the shares belong, and (b) two-thirds of the votes entitled to be cast on the amendment within each voting group entitled to vote as a separate voting group on the amendment. The holders of the outstanding shares of a class are entitled to vote as a separate voting group (if shareholder voting is otherwise required under the SCBCA) on a proposed amendment to Coke-Carolina's Articles of Incorporation if the amendment would result in certain fundamental changes to the rights and preferences of that class. Because Coke-Carolina does not have separate classes of stock outstanding, approval of a proposed amendment requires the approval of the common stockholders voting as a single class. The SCBCA permits the following provisions of a corporation's articles of incorporation to be amended by action of the board of directors without shareholder approval: (a) changes in the issued and unissued shares of an outstanding class of shares into a greater number of whole shares, if the corporation has only that class of shares outstanding, (b) minor changes to the corporate name and (c) certain minor technical amendments. Except for certain types of provisions which may be amended or repealed only by the shareholders, a South Carolina corporation's board of directors may amend the corporation's bylaws unless the articles of incorporation or bylaws reserve the power to the shareholders or the shareholders, in adopting, amending or repealing a particular bylaw, provide that the board of directors may not adopt, amend or repeal that bylaw or any bylaw on that subject. Coke-Carolina's bylaws permit amendment of the bylaws only by the shareholders.

SHAREHOLDER INSPECTION RIGHTS

        CONSOLIDATED. Under the DGCL, any stockholder may inspect the books and records of a corporation so long as such inspection is for a proper purpose.

        COKE-CAROLINA. Under the SCBCA, any shareholder may also inspect and copy certain corporate records regardless of the shareholder's purpose, and may also inspect and copy the corporation's accounting records, the record of shareholders, excerpts from meetings of the board of directors (or any committee thereof), minutes of shareholder meetings, and any action taken by the board of directors or shareholders by written consent, if the shareholder's demand is made in good faith and for a proper purpose. Coke-Carolina has not taken steps to limit access by its 2% or less shareholders. The SCBCA also allows shareholders holding at least 1% of any class of shares to conduct an inspection of a corporation's tax returns.

APPRAISAL RIGHTS

        CONSOLIDATED. The DGCL provides for stockholder appraisal rights in connection with mergers and consolidations generally, but does not permit appraisal rights for holders of any class or series of stock which, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held of record by more than 2,000 holders.

        COKE-CAROLINA. Under the SCBCA, shareholders who comply with the procedures for enforcing appraisal rights may exercise such rights, under certain circumstances, upon the merger of a corporation, the consummation of a plan of share exchange to which the corporation is the acquired party, the sale or other disposition of all or substantially all of the corporation's assets other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, upon certain fundamental amendments to the articles of incorporation, the approval of a control share acquisition, and as provided by the articles of incorporation, bylaws or resolution of the board of directors.

                               DISSENTERS' RIGHTS

        Each shareholder of Coke-Carolina is entitled to dissent from the merger and obtain payment of the Fair Value (as defined below) for his shares of Coke-Carolina Common Stock pursuant to Chapter 13 of Title 33 of the SCBCA, a copy of which is attached hereto as Appendix G. Any shareholder who does not timely comply with the provisions of the SCBCA will be bound by the terms of the merger agreement and will be entitled to receive Consolidated Common Stock, Installment Notes or cash, or a combination thereof, as applicable, as provided in the merger agreement.

        The term "Fair Value" means the value of shares of Coke-Carolina Common Stock immediately before the shareholder vote authorizing the merger is taken, excluding any appreciation or depreciation in anticipation of the merger (unless exclusion would be inequitable). The value of the shares of Coke-Carolina Common Stock will be determined by techniques that are generally accepted in the financial community. The Fair Value of the Coke-Carolina shares may be more or less than the consideration that a holder of such stock would be entitled to receive in the merger.

        The following is a summary of the procedures to be followed by Coke-Carolina shareholders who wish to dissent from the merger. It does not purport to be a complete statement of the procedures to be followed by Coke-Carolina shareholders desiring to exercise dissenters' rights of appraisal. In the event of a conflict between this summary and the provisions of the SCBCA, the SCBCA will prevail. Because exercise of such rights requires strict adherence to the statutory provisions referred to in this summary, each Coke-Carolina shareholder who may desire to exercise such rights should adhere to the provisions of such laws and consult with such holder's legal advisers.

        Pursuant to Section 33-13-210 of the SCBCA, any shareholder who wishes to assert dissenters' rights (i) must deliver to Coke-Carolina prior to the shareholders' vote on the merger written notice of his or her intent to demand payment of the Fair Value for his shares if the merger is effectuated (a "Notice of Intent"), and (ii) must not vote his or her shares in favor of the merger. A vote in favor of the merger cast by the holder of a proxy solicited by Coke-Carolina does not disqualify a shareholder from demanding payment of the Fair Value for his shares. A record shareholder of Coke-Carolina may assert dissenters' rights as to fewer than all the shares registered in his name if (i) he or she dissents with respect to all shares beneficially owned by any one person, and (ii) he or she notifies Coke-Carolina in writing of the name and address of each person on whose behalf he asserted dissenters' rights. If he or she does so, the shares as to which he or she dissents and the other shares will be treated as though they were registered in the names of different shareholders. A beneficial shareholder may assert dissenters' rights as to shares of Coke-Carolina held on his or her behalf only if (i) he or she dissents with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote with regard to the merger, and
(ii) he or she notifies Coke-Carolina in writing of the name and address of the record shareholder of the shares of Coke-Carolina to which he or she is exercising dissenters' rights, if known to him or her.

        Within ten days of the shareholder approval of the merger, the Surviving Corporation will give written notice to each shareholder who timely filed a Notice of Intent (the "Dissenters' Notice"). The Dissenters' Notice must (i) state where the demand for payment and certificated shares must be sent, (ii) inform the holders of uncertificated shares of any restrictions on transfer after receipt of the payment demand, (iii) include a form for demanding payment,
(iv) specify a date by which Coke-Carolina must receive the payment demand, such date to be more than 30 but less than 60 days after the Dissenters' Notice was delivered, and (v) contain a copy of Chapter 13 of Title 33 of the SCBCA.

        Each shareholder sent a Dissenters' Notice and electing to assert dissenters' rights must file with the Surviving Corporation a notice (the "Payment Demand") demanding payment of the Fair Value, certifying whether he (or the beneficial shareholder on whose behalf he or she is asserting dissenters' rights) acquired beneficial ownership of the shares before the date specified in the Dissenters' Notice. Any shareholder filing a Payment Demand is required to deposit his or her share certificates with the Surviving Corporation simultaneously with filing the Payment Demand. A shareholder who files a Payment Demand with the Surviving Corporation retains all other rights of a shareholder until such rights are canceled or modified by the merger.

        Within sixty days after the expiration of the period in which shareholders electing to assert dissenters' rights must file the Payment Demand, the Surviving Corporation will pay each dissenting shareholder who filed a Payment Demand the amount the Surviving Corporation deems to be the Fair Value of his or her shares, plus accrued interest. The payment of the Fair Value will be accompanied by (i) Coke-Carolina's balance sheet, (ii) Coke-Carolina's income statement, (iii) a statement of changes in shareholders' equity of Coke-Carolina, (iv) the latest available interim financial statements, if any, of Coke-Carolina, (v) a statement of Coke-Carolina's determination of the Fair Value and an explanation of how the Fair Value was calculated, (vi) an explanation of how the interest was calculated, (vi) a statement of the shareholder's right to demand additional payment and (vii) a copy of Chapter 13 of Title 33 of the SCBCA.

        The Surviving Corporation may elect to withhold payment described in the immediately preceding paragraph as to any shares of those dissenting shareholders (or the beneficial owner on whose behalf he or she has filed a Payment Demand) who were not the beneficial owners on the date set forth in the Dissenters' Notice as the date of the first announcement to the news media or to the shareholders of the terms of the merger, unless the beneficial ownership of the shares devolved upon him or her by operation of law from a person who was the beneficial owner on the date of the first announcement (the "After-Acquired Shares"). To the extent the Surviving Corporation elects to withhold payment to shareholders of After-Acquired Shares after consummating the merger, the Surviving Corporation will estimate the Fair Value, plus accrued interest, and will offer to pay this amount for the After-Acquired Shares to such shareholders who agree to accept it in full satisfaction of their Payment Demand. A shareholder of After-Acquired Shares may reject the Surviving Corporation's offer and demand payment in accordance with the procedures of the Shareholder Counteroffer (defined below).

        If the dissenting shareholder believes that (i) the amount paid by the Surviving Corporation (or offered in the case of After-Acquired Shares) is less than the Fair Value of his shares or that the interest due is calculated incorrectly, (ii) Coke-Carolina fails to make payment within 60 days of the dissenter's Payment Demand or (iii) Coke-Carolina, having failed to take the proposed action, does not return the certificate or release the transfer restrictions within 60 days of the dissenter's Payment Demand, the dissenting shareholder may notify the Surviving Corporation in writing of his or her own estimate of the Fair Value of his shares and amount of interest due and demand payment of his or her estimate (less the amount paid by the Surviving Corporation, if any) (the "Shareholder Counteroffer"). The dissenting shareholder must deliver the Shareholder Counteroffer to the Surviving Corporation within thirty days after the Surviving Corporation made payment (or offered to make payment in the case of After-Acquired Shares) to the dissenting shareholder.

        If a dissenting shareholder provides a Shareholder Counteroffer to the Surviving Corporation and it remains unsettled for sixty days after receipt by the Surviving Corporation of the Shareholder Counteroffer, the Surviving Corporation will commence a legal proceeding within the sixty day period, whereby the appropriate court will determine the Fair Value of the shares and accrued interest due. In the event the Surviving Corporation does not commence the legal proceeding within the sixty day period, the Surviving Corporation will pay each dissenting shareholder who has filed a Shareholder Counteroffer, the amount claimed by the dissenting shareholder to be the Fair Value and amount of interest due (less the Fair Value and accrued interest amounts previously paid by the Surviving Corporation, if any).

        The court will determine all costs of the proceeding, including the compensation of appraisers appointed by the court, but excluding fees and expenses of attorneys and experts of the parties. Such costs will be assessed against the Surviving Corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds any dissenters acted arbitrarily, vexatiously or not in good faith in making a Shareholder Counteroffer. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, in the following manner: (i) against the Surviving Corporation and in favor of any or all dissenters if the court finds the Surviving Corporation did not substantially comply with the requirements of the SCBCA, or (ii) against either the Surviving Corporation or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by the SCBCA.

        Neither Consolidated nor the Surviving Corporation will have dissenters' rights in connection with the merger.

                                               OTHER MATTERS

        The Coke-Carolina board of directors is not aware of any matter to be presented at the Coke-Carolina special meeting or any adjournments or postponements thereof that is not listed in the Notice of Special Meeting and discussed above. If other matters should come before the Coke-Carolina special meeting, however, the proxyholders will vote in accordance with their best judgment.

        The financial statements of Coke-Carolina included in this Proxy Statement/Prospectus have been prepared by management of Coke-Carolina and have not been audited by any firm of independent public accountants. Such financial statements have been prepared on an income tax basis.

                                               LEGAL MATTERS

        The validity of the shares of Consolidated Common Stock and Installment Notes offered hereby will be passed upon for Consolidated by Witt, Gaither & Whitaker, P.C., general counsel for Consolidated. As of March 11, 1999, members of Witt, Gaither & Whitaker, P.C. reported ownership of shares of Consolidated Common Stock as follows: John W. Murrey, III, 1,000 shares; Hugh J. Moore, Jr., 100 shares; and Harold A. Schwartz, Jr., 100 shares. John W. Murrey, III is a director of Consolidated and John F. Henry, Jr., Secretary of Consolidated, also is a member of Witt, Gaither & Whitaker, P.C.

        Kennedy Covington Lobdell & Hickman, L.L.P., tax counsel for Consolidated, has delivered an opinion concerning certain Federal income tax consequences of the merger. See "THE MERGER--Certain Federal Income Tax Considerations."

                                    EXPERTS

        The consolidated balance sheets of Coca-Cola Bottling Co. Consolidated and its subsidiaries at January 3, 1999 and December 28, 1997 and the related consolidated statements of operations, of cash flows and of changes in shareholders' equity for the years ended January 3, 1999, December 28, 1997 and December 29, 1996 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Coca-Cola Bottling Co. Consolidated for the year ended January 3, 1999, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.



                          INDEX TO FINANCIAL STATEMENTS

                    CAROLINA COCA-COLA BOTTLING COMPANY, INC.
                AND SUBSIDIARY CONSOLIDATED FINANCIAL STATEMENTS

                                                                                          Page
Consolidated Statement of Assets, Liabilities, and Equity - Income
  Tax Basis as of January 31, 1999 and 1998.............................................. FS-2

Consolidated Statement of Revenue, Expenses, and Changes in
  Retained Earnings - Income Tax Basis For the Years Ended
  January 31, 1999, 1998 and 1997........................................................ FS-4

Consolidated Statement of Changes in Stockholders' Equity - Income
  Tax Basis For the Years Ended January 31, 1999, 1998 and 1997.......................... FS-6

Consolidated Statement of Cash Flows - Income Tax Basis For the Years Ended
  January 31, 1999, 1998 and 1997........................................................ FS-7

Notes to Financial Statements............................................................ FS-8

                      CAROLINA COCA COLA BOTTLING COMPANY, INC.

                                Sumter, South Carolina

                 CONSOLIDATED STATEMENTS OF ASSETS, LIABILITIES, AND
                              EQUITY - INCOME TAX BASIS

                           As of January 31, 1999 and 1998


                                                   As of          As of
                                                 January 31,    January 31,
                                                    1999           1998
                                                    ----           ----
Assets:
Current Assets:
Cash and Cash Equivalents                       1,854,859.80   1,503,149.86
Accounts Receivable, Trade                      1,088,580.75   1,178,972.20
Accounts Receivable, Other                        151,241.20          00.00
Accounts Receivable, Shareholders                 137,465.65          00.00
Inventories                                     1,040,037.75     906,389.89
Bottles and Cases                                  17,527.75      83,992.25
Cash Surrender Value of Life Insurance             74,030.01      69,798.00
Prepaid Income Taxes                                   00.00     148,709.00
                                               ----------------------------

      Total Current Assets                      4,363,742.91   3,891,011.20

Investments: (At Cost)
Bottlers' Coop., Canners and Containers
  and Other                                       323,071.93     325,226.97
Notes Receivable                                   25,369.73      19,869.73
                                               -------------   ------------

      Total Investments                           348,441.66     345,096.70

Property, Plant, and Equipment:
Land                                              124,280.53     147,061.99
Buildings                                       2,190,420.74   2,242,870.23
Machinery and Equipment                         1,500,052.57   1,551,818.53
Vending Machines                                2,873,210.05   2,926,218.60
Furniture and Fixtures                             60,199.27      61,191.58
Autos and Trucks                                  627,586.05     628,660.05
                                               -------------   ------------

      Total                                     7,375,749.21   7,557,820.98
Less:  Accumulated Depreciation                 4,267,148.41   4,226,128.79
                                               -------------   ------------

      Total Property, Plant, and Equipment      3,108,600.80   3,331,692.19
                                               -------------   ------------

      Total Assets                              7,820,785.37   7,567,800.09
                                                ============   ============

                    CAROLINA COCA COLA BOTTLING COMPANY, INC.

                             Sumter, South Carolina

               CONSOLIDATED STATEMENTS OF ASSETS, LIABILITIES, AND
                       EQUITY - INCOME TAX BASIS CONTINUED

                         As of January 31, 1999 and 1998

                                                     As of          As of
                                                  January 31,    January 31,
                                                     1999           1998
                                                     ----           ----
 Liabilities and Stockholders' Equity:
 -------------------------------------
 Current Liabilities:
 Accounts Payable                                 508,016.76     495,303.75
 Income Tax Payable                               127,600.00          00.00
 Accrued Taxes, Sales, Gas, Bottler's              23,889.61      43,718.02
                                               -------------   ------------

       Total Current Liabilities                  659,506.37     539,021.77

 Stockholders' Equity:
 Capital Stock, 5,000 cm Shares Authorized
   and Issued at $100.00 a Share Par Value        500,000.00     500,000.00
 Less:  Treasury Stock, 717 Shares at
   $100.00 a Share Par Value                       71,700.00      71,700.00
                                               -------------   ------------

       Capital Stock, 4,283 Common Shares
         Outstanding                              428,300.00     428,300.00

 Retained Earnings                              6,732,979.00   6,600,478.32
                                               -------------   ------------

       Total Stockholders' Equity               7,161,279.00   7,028,778.32
                                               -------------   ------------

       Total Liabilities and Stockholders'
         Equity                                 7,820,785.37   7,567,800.09
                                                ============   ============

                    CAROLINA COCA COLA BOTTLING COMPANY, INC.

                             Sumter, South Carolina

            CONSOLIDATED STATEMENTS OF REVENUE, EXPENSES, AND CHANGES
                     IN RETAINED EARNINGS - INCOME TAX BASIS

              For the Years Ended January 31, 1999, 1998, and 1997

                                                Year Ended      Year Ended      Year Ended
                                                  1-31-99         1-31-98         1-31-97
                                              -------------    -------------    -------------
Sales:
Bottle Sales                                  11,485,481.68    10,521,560.34    10,462,392.06
Fountain Syrup Sales                             895,307.37       736,602.63       746,079.88
Can Sales                                      8,733,510.11     7,879,782.93     8,189,962.53
Snack Sales                                      719,796.14       676,068.42       634,726.85
Miscellaneous Sales                               52,768.97        46,798.88        13,142.88
                                              -------------    -------------    -------------

      Total Sales                             21,886,864.27    19,860,813.20    20,046,304.20

Cost of Production:
Overhead Costs in Beginning Inventory             49,851.77        74,013.66        86,522.44
Coca Cola Syrup                                  924,016.46     1,142,610.11     1,299,234.30
Soda Water Syrup                                 528,655.04       526,058.27       486,032.79
Sprite Syrup                                     331,895.01       393,537.76       442,045.80
Tab Syrup                                          4,351.61         7,879.60         6,191.72
Fountain Syrup                                   670,947.62       512,546.39       461,380.95
Cans                                           5,316,090.62     4,623,173.60     4,860,720.61
Cartons                                                             6,353.28
Bottles and Cases Used                            35,682.28        37,784.99        35,995.19
Non-Returnable Bottles Used                      835,830.23       959,601.50     1,099,332.99
Crowns and Closures                              113,664.32       136,845.05       138,338.69
Plant Salaries and Wages                         586,249.29       538,316.49       563,361.62
Bottlers' Tax                                    204,911.67       294,983.00       382,424.26
Carbonic Gas                                      23,175.52        26,352.94        25,243.18
Sugar                                            184,616.49       167,225.93       224,881.07
Labels                                            95,743.68       105,466.13       143,200.59
Plant Supplies                                    41,282.69        50,056.65        46,012.63
Pallets                                           25,845.75        12,156.26        17,118.05
Lights and Power                                  89,468.11        86,594.47        86,115.35
Fuel                                              17,453.60         8,665.70        17,335.30
Water                                             11,724.07        15,814.35        22,940.12
Machinery Repairs                                 58,679.10        39,799.59        51,674.26
Maintenance Building & Grounds                    50,497.94        40,107.79        30,553.96
Freight                                          296,981.43       225,178.31       179,451.06
Depreciation on Machinery                        121,495.76       122,107.29        98,529.96
Syrup Charge for Georgetown                       22,136.50        20,676.50        23,554.83
Full Service Bottle Cases                      2,428,763.26     1,326,377.88       981,700.74
Snacks                                           309,314.19       321,858.59       289,224.86
Less:  Overhead Cost in Ending Inventory         (25,021.84)      (49,851.77)      (74,013.66)
                                              -------------    -------------    -------------

      Cost of Production                      13,354,302.17    11,772,290.31    12,025,103.66
                                              -------------    -------------    -------------

      Gross Profit                             8,532,562.10     8,088,522.89     8,021,200.54

Less:  Selling Expenses                        4,841,630.62     4,419,565.06     4,217,501.14
                                              -------------    -------------    -------------

                    CAROLINA COCA COLA BOTTLING COMPANY, INC.

                             Sumter, South Carolina

            CONSOLIDATED STATEMENTS OF REVENUE, EXPENSES, AND CHANGES
                     IN RETAINED EARNINGS - INCOME TAX BASIS
                                    CONTINUED

              For the Years Ended January 31, 1999, 1998, and 1997

                                                   Year Ended     Year Ended     Year Ended
                                                     1-31-99        1-31-98        1-31-97
                                                     -------        -------        -------
       Gross Operating Income                     3,690,931.48   3,668,957.83    3,803,699.40

 Less:  General and Administrative
   Expenses                                       3,125,950.35   3,512,177.94    3,029,974.96
                                                  ------------   ------------    ------------

       Net Operating Income                         564,981.13     156,779.89      773,724.44

 Other Revenue:
 Interest Received                                   87,835.50      87,836.86       88,024.98
 Dividends From Coops                               136,313.00     182,522.91       67,112.89
 Miscellaneous Income                                24,679.02      22,659.40       27,712.21
                                                  ------------   ------------    ------------

       Total Other Revenue                          248,827.52     293,019.17      182,850.08
                                                  ------------   ------------    ------------

       Net Income Before Subsidiary Earnings        813,808.65     449,799.06      956,574.52

 Net Gain or (Loss) from Wholly Owned
   Subsidiary - Heath Oil Co., Inc. Note A           46,592.03     (10,416.35)    (123,635.83)
                                                  ------------   ------------    ------------

       Net Income Before Income Tax                 860,400.68     439,382.71      832,938.69

 Provision For Income Tax:
 Federal Income Tax                                 259,439.00     144,866.00      272,339.00
 State Income Tax                                    40,161.00      22,425.00       42,158.00
                                                  ------------   ------------    ------------

       Total Income Tax                             299,600.00     167,291.00      314,497.00
                                                  ------------   ------------    ------------

       Net Income                                   560,800.68     272,091.71      518,441.69
 Less:  Dividends Paid                              428,300.00     428,300.00      428,300.00
                                                  ------------   ------------    ------------

 Retained Earnings for Year (Deficit)               132,500.68    (156,208.29)      90,141.69

 Retained Earnings, February 1                    6,600,478.32   6,756,686.61    6,666,544.92
                                                  ------------   ------------    ------------

 Retained Earnings, January 31                    6,732,979.00   6,600,478.32    6,756,686.61
                                                  ============   ============    ============

 Earnings Per Share on 4,283 Shares                     130.94          63.53          121.05
                                                  ============   ============    ============

                    CAROLINA COCA COLA BOTTLING COMPANY, INC.

                             Sumter, South Carolina

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY -
                                INCOME TAX BASIS

               For the Years Ended January 31, 1999, 1998 and 1997

                                      Year Ended  1-31-99       Year Ended 1-31-98          Year Ended  1-31-97
                                      ------------------------------------------------------------------------------
                                                     Per Share                  Per Share                  Per Share
                                                     ---------                  ---------                  ---------
Stockholders' Equity:
 February 1                           7,028,778.32   1,641.09   7,184,986.61    1,677.56    7,094,844.92   1,656.51

Add:  Net Income for Year               560,800.68     130.94     272,091.71       63.53      518,441.69     121.05

Less:  Dividends Paid                   428,300.00     100.00     428,300.00      100.00      428,300.00     100.00
                                      ------------   --------   ------------    --------    ------------   --------

Retained Earnings for Year              132,500.68      30.94    (156,208.29)     (36.47)      90,141.69      21.05
                                      ------------   --------   ------------    --------    ------------   --------

Stockholders' Equity, January 31      7,161,279.00   1,672.03   7,028,778.32    1,641.09    7,184,986.61   1,677.56
                                      ============   ========   ============    ========    ============   ========

Per Share data is based on 4,283 common shares issued and outstanding.




                             CAROLINA COCA COLA BOTTLING COMPANY, INC.

                                       Sumter, South Carolina

                      CONSOLIDATED STATEMENT OF CASH FLOWS - INCOME TAX BASIS

                        For the Years Ended January 31, 1999, 1998 and 1997

                                                       Year Ended        Year Ended     Year Ended
                                                         1-31-99          1-31-98         1-31-97
                                                      -----------       ------------    -----------
Cash Flows From Operating Activities:
Net Income For Year                                   560,800.68        272,091.71        518,441.69

Adjustments to Reconcile Net Income to Net Cash
  Provided by Operating Activities:
Depreciation                                          660,225.98        643,106.49        616,571.92
Net Gain on Sale of Assets                            (68,165.93)                        (118,856.89)

Changes in Current Assets & Liabilities:
(Increase) Decrease in Accounts Receivable           (198,315.40)      (196,827.95)        72,018.78
(Increase) Decrease in Inventory                     (133,647.86)       (41,289.33)        68,689.08
(Increase) Decrease in Bottles & Crates                66,464.50        (36,796.25)        17,367.00
(Increase) Decrease in Prepaid Expense                      0.00         17,569.23        (17,569.23)
Increase (Decrease) in Accounts Payable                (7,115.40)       193,203.62        (35,603.28)
Increase (Decrease) in Income Tax Payable             276,309.00       (162,806.00)        75,906.00
Increase in Cash Value of Life Insurance               (4,232.01)        (4,175.00)        (2,461.00)
                                                       ---------         ---------         ---------

     Total Adjustments                                591,522.88        411,984.81        676,062.38
                                                      ----------        ----------        ----------

Net Cash Provided by Operating Activities           1,152,323.56        684,076.52      1,194,504.07

Cash Flows From Investing Activities:
Purchased Machinery and Equipment                     (47,688.04)      (189,447.98)      (190,379.80)
Purchased Vehicles                                    (36,665.00)      (132,495.35)      (151,548.45)
Purchased Vending Machines                           (321,660.55)      (305,426.93)      (246,963.26)
Purchased Open Type Coolers                           (93,689.09)       (83,657.32)       (88,959.17)
Made Improvements in Real Property                     (7,998.00)       (15,684.37)       (16,850.00)
Proceeds from Sale of Property                        138,684.00                          177,750.82
Increase (Decrease) Investments in Bottlers Coops.      2,155.04         (1,308.15)        14,171.75
Payment Received on Mortgage on Notes                   9,500.00         19,600.00         24,500.00
Remove Fully Depreciated or Abandoned Property                           16,654.99          1,860.00
Increase on Notes Receivable                                                              (63,969.73)
Charge Off Mortgage Notes as Bad Debt                                                       9,758.76
Notes Issued                                          (15,000.00)
Purchased Furniture                                      (251.98)
Cost of Land Donated to City of Sumter                    300.00
                                                      -----------       ----------       -----------

     Net Cash Used in Investing Activities           (372,313.62)      (691,765.11)      (530,629.08)
Cash Flows Used in Financing Activities:
Dividends Paid                                       (428,300.00)      (428,300.00)      (428,300.00)
                                                     -----------       -----------       -----------

Net Increase or (Decrease) in Cash                    351,709.94       (435,988.59)       235,574.99

Cash at Beginning of Year, Feb. 1                   1,503,149.86      1,939,138.45      1,703,563.46
                                -                   ------------      ------------      ------------

Cash at End of Year, Jan. 31                        1,854,859.80      1,503,149.86      1,939,138.45
                                                    ============      ============      ============

See accompanying notes.

                    CAROLINA COCA COLA BOTTLING COMPANY, INC.

                          NOTES TO FINANCIAL STATEMENTS

Business Activity

        The company is a manufacturer of carbonated beverages. It has a franchise from Coca-Cola USA to sell Coca-Cola products in a designated territory in South Carolina. This area is Williamsburg, Clarendon, Sumter, Lee, Kershaw, Lancaster, and Chester counties. The company sells on credit to a variety of retail customers in this area.

        The company operated an oil distributorship in Sumter County, South Carolina under a wholly owned subsidiary, Heath Oil Company, Inc. The company has discontinued this activity and all operations have ceased. The company is in the process of liquidating Heath Oil Company by selling all its assets.

Basis of Accounting

        The financial statements have been prepared on the accrual method of accounting used for federal income tax purposes. Consequently, as indicated below, certain revenues and expenses are recognized in the determination of income in different reporting periods than they would be if the financial statements were prepared in conformity with generally accepted accounting principles. Although income tax rules are used to determine the timing of the reporting of revenues and expenses, nontaxable revenues and nondeductible expenses are included in the determination of net income.

Net Income - Income Tax Basis

        In accordance with the Company's policy, net income - income tax basis includes nontaxable revenue and nondeductible expenses in addition to taxable revenues, deductible expenses, and income taxes.

Basis of Consolidation

        The Carolina Coca Cola Bottling Company, Inc. and its wholly owned subsidiary, Heath Oil Company, Inc., present financial statements on the consolidated basis. Due to the incompatibility of parent and subsidiary operations the net income of the subsidiary is shown on one line on the consolidated statement of revenue, expenses and changes in retained earnings.

Inventories

        Inventories of the parent consist primarily of raw material and are stated at cost on the Last In First Out Method. The use of LIFO results in ending inventory devaluation from the FIFO method.

        The corporation is required by the Internal Revenue Service to capitalize overhead costs in inventory. This procedure is not in accordance with generally accepted accounting principles. The amount of overhead cost capitalized under this rule is:

        On January 31, 1997         74,013.66
        On January 31, 1998         49,851.77
        On January 31, 1999         25,021.84

Property, Plant and Equipment

        Property and equipment are carried at cost. Depreciation is provided on accelerated and straight line methods to expense the assets over their useful lives which are as follows:

                                      Years
        Machinery and Equipment          7
        Vehicles                         5
        Building                     15 to 40
        Vending Machines              7 to 8
        Furniture                        7

The depreciation expensed for the fiscal year ended January 31, 1999 was $660,225.98 and $643,106.49 for the prior year. The corporation uses methods established by the Internal Revenue Service to write off its depreciable assets. These accelerated methods are at faster rates and over shorter lives than allowed under generally accepted accounting principles.

Amortization of Goodwill

        Cost of investments in purchased companies in excess of the underlying fair value of net assets at dates of acquisition have been written off in full at the date of acquisition. The company has no intangible assets in its accounts. The last acquisition was the Georgetown Coca Cola Bottling Company on May 1, 1978.

Cash

Cash includes demand deposits and short term money market investments due within a year.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

--------------------------------------------------------------------------------


                                    AGREEMENT


                                       AND


                                 PLAN OF MERGER


                                  BY AND AMONG


                       COCA-COLA BOTTLING CO. CONSOLIDATED


                                       AND


                    CAROLINA COCA-COLA BOTTLING COMPANY, INC.




                                 MARCH 26, 1999

--------------------------------------------------------------------------------


                                       TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----
ARTICLE I
        THE MERGER...........................................................................1
        1.1    The Merger....................................................................1
        1.2    Effective Time of the Merger..................................................2
        1.3    Effects of the Merger.........................................................2
        1.4    Articles of Incorporation, Bylaws and Directors and Officers..................2

ARTICLE II
        CONVERSION OF SHARES AT EFFECTIVE TIME...............................................2
        2.1    Merger Consideration and Conversion of Shares of Coke-Carolina Common Stock...2
               (a)    Merger Consideration...................................................2
               (b)    Election as to Form of Closing Date Merger Consideration...............2
               (c)    Conversion of Outstanding Shares of Coke-Carolina Common Stock.........4
               (d)    Cancellation of Treasury Shares........................................5
               (e)    Delivery of Transmittal Letters and Coke-Carolina Common Stock
                      Certificates...........................................................5
               (f)    Delivery of Closing Merger Consideration...............................6
        2.2    Shareholders' Equity Merger Consideration.....................................7
               (a)    Pre-Closing Date Determination of Shareholders' Equity Merger
                      Consideration..........................................................7
               (b)    Final Determination and Settlement of Shareholders' Equity Merger
                      Consideration..........................................................8
               (c)    Sale of Certain Properties............................................10
        2.3    Status of Securities After Effective Time....................................10
               (a)    Generally.............................................................10
               (b)    Stock Books Closed....................................................10
               (c)    Limitation on Liability...............................................10
        2.4    Stock Dividends, Etc.........................................................10
        2.5    Dissenter's Rights...........................................................11
        2.6    Closing......................................................................11

ARTICLE III
        REPRESENTATIONS AND WARRANTIES OF CONSOLIDATED AND NEWCO ...........................11
        3.1    Organization of Consolidated and Newco.......................................12
        3.2    Authorization of Transaction.................................................12
        3.3    Noncontravention.............................................................12
        3.4    SEC Reports..................................................................12

                                        i

        3.5    Registration Statement; Proxy Statement; Other Filings.......................13

ARTICLE IV
        REPRESENTATIONS AND WARRANTIES OF COKE-CAROLINA.....................................13
        4.1    Capital Stock and Stockholder Relations......................................13
        4.2    Dividends....................................................................14
        4.3    Authorization; Binding Agreement.............................................14
        4.4    No Conflict..................................................................14
        4.5    Corporate Organization and Good Standing.....................................15
        4.6    Organizational Documents.....................................................15
        4.7    Brokers' Fees................................................................15
        4.8    Title to Assets..............................................................15
        4.9    Subsidiaries and Affiliates..................................................16
        4.10   Financial Statements.........................................................16
        4.11   Events Subsequent to January 31, 1998........................................16
        4.12   Loans, Letters of Credit, Reimbursement Arrangements.........................18
        4.13   Undisclosed Liabilities......................................................18
        4.14   Legal Compliance.............................................................19
        4.15   Tax Matters..................................................................19
        4.16   Real Property................................................................20
               (a)    General...............................................................20
               (b)    Codes, Ordinances, Use and Notice of Condemnation.....................20
               (c)    Licenses and Permits..................................................21
               (d)    No Notice of Violations...............................................21
               (e)    Utility Connections...................................................21
               (f)    Real Estate Taxes and Utilities.......................................21
               (g)    Access................................................................21
               (h)    Zoning and Land Use...................................................21
               (i)    Good Title............................................................21
        4.17   Intellectual Property........................................................21
        4.18   Rolling Stock and Other Tangible Personal Property...........................22
        4.19   Contracts....................................................................23
        4.20   Employee Arrangements, Union Agreements and Benefit Plans and Government
               Compliance...................................................................24
        4.21   Employee Benefit Plans.......................................................26
        4.22   [Intentionally Omitted]......................................................28
        4.23   Powers of Attorney...........................................................28
        4.24   Insurance....................................................................28
        4.25   Litigation and Claims........................................................28
        4.26   Guaranties...................................................................29
        4.27   Environmental, Health, and Safety Matters; Environmental Protection..........29
               (a)    Environmental Liabilities.............................................29
               (b)    On-Site Matters.......................................................29

                                       ii


               (c)    Off-Site Matters......................................................29
        4.28   Absence of Certain Payments..................................................29
        4.29   Antitrust Matters............................................................29
        4.30   Case Sales Report............................................................30
        4.31   Product Franchise............................................................30
        4.32   Organizations and Clubs......................................................30
        4.33   Bank Accounts................................................................30
        4.34   Major Suppliers and Customers................................................30
        4.35   Business Records.............................................................31
        4.36   Disclosure...................................................................31
        4.37   Registration Statement; Proxy Statement; Other Filings.......................31
        4.38   Statutory Provisions; Articles of Incorporation..............................31
        4.39   Vote.........................................................................31
        4.40   No Other Representations or Warranties.......................................31

ARTICLE V
        CONDUCT OF BUSINESS PENDING THE MERGER..............................................32
        5.1    Conduct of Business..........................................................32
        5.2    Notification by Coke-Carolina................................................34

ARTICLE VI
        INDEMNIFICATION.....................................................................34
        6.1    Consolidated's and Newco's Right to Indemnification..........................34
               (a)    Generally.............................................................34
               (b)    Accounts Receivable...................................................35
        6.2    Escrow of Base Merger Consideration..........................................35
               (a)    The Fund..............................................................35
               (b)    Partial Release of Indemnification Escrow Fund to Shareholders'
                      Representatives.......................................................35
               (c)    Final Release.........................................................36
               (d)    How Held..............................................................36
        6.3    Indemnification by Consolidated..............................................37
        6.4    Notice of Potential Claims...................................................37
        6.5    Liability Reduced By Recoveries..............................................38
        6.6    Duty To Mitigate.............................................................38
        6.7    Liability Deductible.........................................................38
        6.8    Scope of Liability...........................................................38
        6.9    Method of Payment............................................................39
               (a)    To Consolidated and Newco.............................................39
               (b)    By Consolidated And Newco.............................................39
        6.10   Period of Limitation For Claims..............................................39
        6.12   Exclusive Remedies...........................................................39
        6.13   Release of Certain Contribution Rights.......................................39


                                             iii


ARTICLE VII
        ADDITIONAL COVENANTS AND AGREEMENTS.................................................40
        7.1    Access to Information........................................................40
        7.2    Proxy Statement; Registration Statement; Other Filings.......................40
               (a)    Coke-Carolina's Obligations...........................................40
               (b)    Consolidated's and Newco's Obligations................................40
               (c)    Consolidated's and Newco's "Other" Obligations........................41
               (d)    Cooperation...........................................................41
        7.3    Shareholders' Approval.......................................................41
        7.4    Costs and Expenses...........................................................41
        7.5    Books and Records............................................................41
        7.6    Agreement to Cooperate.......................................................42
        7.7    Public Statements............................................................42
        7.8    Dissenting Shareholders......................................................42
        7.9    Consulting/Non-competition Agreement.........................................42
        7.10   Memorabilia..................................................................42
        7.11   Consent As To Representation.................................................42
        7.12   Certain Employee and Employee Benefits Matters...............................43
               (a)    Generally.............................................................43
               (b)    Pension Plans.........................................................43
               (c)    Medical/Dental Benefits...............................................44
               (d)    Life Insurance........................................................45
               (e)    Severance Benefits....................................................45
               (f)    Stay Bonuses..........................................................46
               (g)    Personal Items........................................................46
        7.13   Shareholders' Representatives................................................46
               (a)    Appointment and Acceptance............................................46
               (b)  Authorization...........................................................46
               (c)  Shareholders' Expense Fund..............................................48
               (d)  Actions.................................................................48
               (e)  Successors..............................................................48
               (f)  Expenses................................................................49
               (g)  Indemnification and Release.............................................49
               (h)  Survival of Authorizations..............................................49
        7.14   No Shop Letter...............................................................49

ARTICLE VIII
        CONDITIONS TO CLOSING...............................................................50
        8.1    Conditions to Each Party's Obligation to Effect the Merger...................50
        8.2    Conditions to Obligations of Coke-Carolina Shareholders
               to Effect the Merger.........................................................51
        8.3    Conditions to Obligation of Consolidated and Newco to Effect the Merger......51


                                              iv

ARTICLE IX
        TERMINATION, AMENDMENT AND WAIVER...................................................52
        9.1    Termination..................................................................52
        9.2    Effect of Termination........................................................53
        9.3    Amendment....................................................................53
        9.4    Waiver.......................................................................53

ARTICLE X
        DEFINITIONS.........................................................................53
        10.1   "Reasonable commercial efforts"..............................................53
        10.2   Definition of Knowledge......................................................54

ARTICLE XI
        EXHIBITS............................................................................54

ARTICLE XII
        GENERAL PROVISIONS..................................................................54
        12.1   Notices......................................................................54
        12.2   Interpretation...............................................................55
        12.3   Integration and Governing Law................................................56
        12.4   Counterparts.................................................................56
        12.5   Parties in Interest..........................................................56
        12.6   Partial Invalidity and Severability..........................................56

                                        v


                                         DEFINED TERMS

                                                                                          Page
                                                                                          ----
Additional Cash Component....................................................................4
Additional Cash Election Percentage..........................................................4
affiliates     .............................................................................52
Agreement      ..............................................................................1
any Tax benefit.............................................................................38
Articles of Merger...........................................................................1
Base Merger Consideration....................................................................2
best efforts   .............................................................................39
Calculation Guidelines.......................................................................7
Carolina Coca-Cola Bottling Company.........................................................22
Case Sales Report...........................................................................30
Cash Component ..............................................................................4
Cash Portion   ..............................................................................3
Certificate of Merger........................................................................2
Closing        .............................................................................11
Closing Date   .............................................................................11
Closing Date Adjustment......................................................................8
Closing Date Merger Consideration............................................................2
Closing Date Merger Consideration Election...................................................3
Closing Date Merger Consideration Election Form..............................................3
Closing Date Merger Consideration Elections..................................................3
Closing Date Merger Consideration Ratio......................................................4
COBRA          .........................................................................27, 44
Code           .............................................................................26
Coke-Carolina  ..............................................................................1
Coke-Carolina Common Stock...................................................................3
Coke-Carolina Employees.....................................................................43
Coke-Carolina Intellectual Property.........................................................22
Coke-Carolina Pension Plan..................................................................43
Coke-Carolina Plans.........................................................................43
Coke-Carolina Shareholder....................................................................2
Coke-Carolina Shareholders...................................................................2
Commission     .............................................................................13
Consolidated   ..............................................................................1
Consolidated Common Stock....................................................................3
Consolidated Pension Plan...................................................................43
Consolidated Plans..........................................................................43
Consolidated SEC Reports....................................................................12
Delivered Shares.............................................................................6

                                              vi


Disclosure Letter...........................................................................13
Dissenting Shares...........................................................................11
Effective Time ..............................................................................2
Employee Benefit Plans......................................................................27
Environmental Liability.....................................................................29
ERISA          .............................................................................26
Escrow Agent   .............................................................................36
Estimated Closing Date Balance Sheets........................................................7
Exchange Act   .............................................................................13
Final Closing Date Balance Sheets............................................................8
forward triangular merger...................................................................50
Franchise Agreements........................................................................30
Heath Oil      ..............................................................................7
including      .............................................................................55
Indemnification Escrow Agreement.............................................................5
Indemnification Escrow Fund.................................................................35
Indemnification Escrow Fund Allocation.......................................................5
Indemnity Payment...........................................................................38
Installment Note.............................................................................3
Installment Notes............................................................................3
Insurance Policies..........................................................................28
key man        .............................................................................45
Liability Cap  .............................................................................38
Liability Deductible........................................................................38
Loss           .............................................................................38
Mandatory Cash Component.....................................................................4
Mandatory Cash Election......................................................................4
Mandatory Cash Election Percentage...........................................................4
material       .............................................................................29
Material Contracts..........................................................................23
Merger         ..............................................................................1
Merger Consideration.........................................................................2
Multi-employer Plan.........................................................................26
Net Proceeds   .............................................................................10
Newco          ..............................................................................1
Newco Employees.............................................................................43
no action      .............................................................................52
Normal Retirement Age.......................................................................43
On-Site Matters.............................................................................29
Other Filings  .............................................................................41
Per Share Divisor............................................................................4
Permitted Liens.............................................................................15
Post-Closing Adjustment......................................................................8

                                             vii


Proxy Statement.............................................................................40
Real Estate    .............................................................................20
Reasonable commercial efforts...............................................................53
Registration Statement......................................................................41
Retirement Plan.............................................................................26
Rolling Stock  .............................................................................23
Securities Act .............................................................................13
Senior Executive............................................................................31
Shareholders Meeting.........................................................................3
Shareholders Representatives................................................................46
Shareholders' Equity Escrow Agent............................................................8
Shareholders' Equity Escrow Agreement........................................................8
Shareholders' Equity Escrow Fund.............................................................8
Shareholders' Meeting.......................................................................41
Shareholder's Equity Merger Consideration....................................................2
Specified Percent............................................................................5
Stock Election Percentage....................................................................5
subject to the fiduciary duties of the Board of Directors under ............................41
Subsidiary     .............................................................................20
Surviving Corporation........................................................................2
Tax            .............................................................................19
Tax Returns    .............................................................................19
Taxes          .............................................................................19
Termination Date............................................................................52
threatened     .............................................................................55
to Coke-Carolina's knowledge................................................................54
to its knowledge............................................................................54
Transaction Documents.......................................................................47
Transmittal Letter...........................................................................5
Transmittal Letters..........................................................................5
Trust Indenture..............................................................................3

                                             viii

                          AGREEMENT AND PLAN OF MERGER


        This Agreement and Plan of Merger (this "Agreement") is dated as of March 26, 1999, by and among Coca-Cola Bottling Co. Consolidated, a Delaware corporation ("Consolidated"), Sumter Merger Corporation, Inc., a Delaware corporation and a wholly owned subsidiary of Consolidated ("Newco"), and Carolina Coca-Cola Bottling Company, Inc., a South Carolina corporation ("Coke-Carolina").

                                   WITNESSETH:

        WHEREAS, the parties hereto have agreed that subject to the terms and conditions hereof, Coke-Carolina will be merged with and into Newco (said transaction being hereinafter referred to as the "Merger") pursuant to this Agreement such that the Merger will qualify as a "forward triangular merger" pursuant to Sections 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code of 1986, as amended; and

        WHEREAS, the Boards of Directors of Consolidated and Newco, and the Board of Directors of Coke-Carolina have approved the Merger pursuant to the terms and conditions of this Agreement (and a certified copy of such action has been provided to the other party), the Board of Directors of Coke-Carolina in accordance with this Agreement will recommend to the shareholders of Coke-Carolina in accordance with this Agreement that they approve the Merger pursuant to the terms and conditions of this Agreement; and

        WHEREAS, the parties hereto desire to make this Agreement for the purpose of setting forth the terms and conditions of the Merger, including the representations, warranties, covenants and agreements to be made in connection with the Merger.

        Notwithstanding the foregoing, this Agreement shall not be deemed an offer to buy or a solicitation of an offer to sell Consolidated Common Stock and/or the Installment Notes, such offer and sale being made only by virtue of the prospectus of Consolidated and Newco as more particularly set forth in Section 7.2 below.

        NOW, THEREFORE, in consideration of the premises, the Merger Consideration, and the mutual representations, warranties, covenants and agreements contained herein, the legal sufficiency of such consideration being hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

        1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), in accordance with the applicable provisions of the Delaware General Corporation Law and the South Carolina Business Corporation Act, Coke-Carolina shall be merged with and into Newco in accordance with this

Agreement and the Plan of Merger, and articles of merger in the form attached hereto as Exhibit 1.1(a) (the "Articles of Merger") and a certificate of merger in the form attached hereto as Exhibit 1.1(b) (the "Certificate of Merger") shall be filed with the South Carolina Secretary of State and the Delaware Secretary of State, respectively, and the separate existence of Coke-Carolina shall thereupon cease. Newco shall be the surviving corporation in the Merger, and as such is sometimes referred to hereafter as the "Surviving Corporation".

        1.2 Effective Time of the Merger. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VIII hereof, the parties shall cause the Merger to be consummated. The Merger shall become effective at the time specified in the Articles of Merger (the "Effective Time"); being 11:59 p.m. on the Closing Date.

        1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law and Section 33-11-106 of the South Carolina Business Corporation Act.

        1.4 Articles of Incorporation, Bylaws and Directors and Officers. As of the Effective Time: (i) the Articles of Incorporation of Newco as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation; (ii) the Bylaws of Newco as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; and (iii) the Board of Directors and officers of Newco shall be the Board of Directors and officers of the Surviving Corporation.

                                          ARTICLE II
                            CONVERSION OF SHARES AT EFFECTIVE TIME

        2.1 Merger Consideration and Conversion of Shares of Coke-Carolina Common Stock.

        (a) Merger Consideration. The "Merger Consideration" consists of (i) the Base Merger Consideration and (ii) the Shareholders' Equity Merger Consideration (if any). The "Base Merger Consideration" is Thirty-Six Million Six Hundred Thousand Dollars ($36,600,000). The "Shareholder's Equity Merger Consideration" (if any) is determined pursuant to Section 2.2. The Base Merger Consideration minus (if applicable) any negative Closing Date Adjustment with respect to Shareholders' Equity Merger Consideration (as determined pursuant to Section 2.2) is the "Closing Date Merger Consideration." The Merger Consideration is subject to (A) reduction by any negative Post-Closing Adjustment with respect to Shareholders' Equity Merger Consideration (as determined pursuant to Section 2.2 below) and (B) the indemnification rights and obligations as provided in Article VI below; and such adjustments and indemnification rights and obligations, together with the rights and obligations of the Shareholders' Representatives (as provided in Section 7.13), are established as an integral part of the manner and basis of converting the Coke-Carolina Common Stock, as more particularly provided in Section 2.1(c) below.

        (b)    Election as to Form of Closing Date Merger Consideration.

               (i) Generally. This Subsection sets forth the basis for each shareholder of Coke-Carolina (individually a "Coke-Carolina Shareholder" and collectively the "Coke-Carolina Shareholders") to elect the form of Closing Date Merger Consideration into which his shares of $100.00 par value Coke-Carolina common stock ("Coke-Carolina Common Stock") will be converted (as to each shareholder a "Closing Date Merger Consideration Election" and collectively the "Closing Date Merger Consideration Elections"). Such election shall be in the form attached as Exhibit 2.1(b)(i) (the "Closing Date Merger Consideration Election Form") and shall be among the following: (A) a mandatory cash component; (B) an additional cash component (such mandatory cash component and additional cash component is referred to in the aggregate as the "Cash Portion");
        (C) Consolidated's installment promissory notes in the form of Exhibit 2.1(b)(i)(C) (individually an "Installment Note" and collectively the "Installment Notes") to be held pursuant to a trust indenture in a form to be agreed to by Consolidated and Coke-Carolina as soon as practicable after the signing of this Agreement (the "Trust Indenture"); and (D) Consolidated's $1.00 par value common stock (valued at $59.60 per share) ("Consolidated Common Stock").

               (ii) Election Procedure. Contemporaneously with the giving of notice of the meeting of the Coke-Carolina Shareholders to consider the Merger ("Shareholders Meeting"), each Coke-Carolina Shareholder shall be provided with a Closing Date Merger Consideration Election Form. If a Coke-Carolina Shareholder does not return such Closing Date Merger Consideration Election Form to Coke-Carolina at least five (5) calendar days prior to the Closing Date, then such Coke-Carolina Shareholder shall be deemed to have elected to have all of his Coke-Carolina Common Stock converted into cash (subject to Subsection (iii) below).

               (iii) Minimum Consolidated Common Stock Election. Notwithstanding the preceding or any other provision of this Agreement, in no event shall less than 51% of the Closing Date Merger Consideration be in Consolidated Common Stock. If the Closing Date Merger Consideration Elections as to Consolidated Common Stock of all the Coke-Carolina Shareholders aggregate less than 51% of the Closing Date Merger Consideration, then the Closing Date Merger Consideration Elections shall automatically be amended to increase the stock elections (pro rata on the basis of the elected percentages among only the Coke-Carolina Shareholders electing Consolidated Common Stock but weighted to reflect each such shareholder's pro-rata interest in Coke-Carolina) to equal 51% of the Closing Date Merger Consideration; provided, however, if after giving effect to the foregoing the aggregate stock election is still less than 51% of the Closing Date Merger Consideration, then the election shall automatically be further amended to increase the stock elections (among all the other Coke-Carolina Shareholders pro rata on the basis of their relative percentage interests in Coke-Carolina) to equal 51% of the Closing Date Merger Consideration. If any such amendment occurs, then the elections as to Cash Portion and Installment Notes will be decreased on a pro-rata basis reflecting each Coke-Carolina Shareholder's elected ratio between the Cash Portion and the Installment Notes (but the cash election shall not be reduced below the Mandatory Cash Election Percentage).

               (iv) Maximum Consolidated Common Stock Election. Notwithstanding the preceding or any other provision of this Agreement, no more than 60% of the Closing Date Merger Consideration shall be in Consolidated Common Stock. If the Closing Date Merger Consideration Elections as to Consolidated Common Stock exceed 60% of the Closing Date Merger Consideration, then: (A) the Closing Date Merger Consideration Elections as to Consolidated Common Stock shall be automatically amended to reduce the amount of Consolidated Common Stock received (pro rata on the basis of the elected percentages among only the Coke-Carolina Shareholders electing greater than 60% stock, but weighted to reflect each such shareholder's percentage interest in Coke-Carolina and without reducing any such Coke-Carolina Shareholder below 60%) to equal 60% of the Closing Date Merger Consideration; and (B) the elections as to the Installment Notes will be increased on a pro rata basis reflecting each Coke-Carolina Shareholder's elected ratio between the Cash Portion and the Installment Notes.

               (v) Mandatory Election as to Cash - for Shareholders' Expense Fund. Notwithstanding the preceding or any other provision of this Agreement, each Closing Date Merger Consideration Election shall automatically be an election of 3.5% of the Base Merger Consideration (the "Mandatory Cash Election Percentage") to be paid in cash with respect to the Shareholders' Expense Fund (the "Mandatory Cash Election").

The ratio of the components into which the shares of Coke-Carolina Common Stock of each Coke-Carolina Shareholder have been elected to be converted (after any adjustments pursuant to the foregoing) is such Coke-Carolina Shareholder's "Closing Date Merger Consideration Ratio."

        (c) Conversion of Outstanding Shares of Coke-Carolina Common Stock. Each share of Coke-Carolina Common Stock issued and outstanding immediately prior to the Effective Time shall, as of the Effective Time, by virtue of the Merger and without any action on the part of its holder, be converted solely into the right to receive a portion of the Closing Date Merger Consideration determined as follows (subject to such share's holder's Closing Date Merger Consideration Election, after any adjustments required by Section 2.1(b) above):

               (i) Mandatory Cash Component. The Closing Date Merger Consideration divided by the number of shares of Coke-Carolina Common Stock issued and outstanding at the Effective Time (the "Per Share Divisor") and multiplied by the Mandatory Cash Election Percentage (the "Mandatory Cash Component").

               (ii) Additional Cash Component. To the extent the holder of such share being converted has elected cash pursuant to Section 2.1(b) (and subject to adjustments in such election as provided in Section 2.1 (b)) (the "Additional Cash Election Percentage"), the Closing Date Merger Consideration divided by the Per Share Divisor and multiplied by the Additional Cash Election Percentage (the "Additional Cash Component"; and the Mandatory Cash Component and the Additional Cash Component are collectively the "Cash Component").

               (iii) Installment Notes Component. To the extent the holder of such share being converted has elected Consolidated Installment Notes pursuant to Section 2.1(b) (and subject to adjustments in such election as provided in Section 2.1(b)) (the "Installment Note Election Percentage"), the Closing Date Merger Consideration divided by the Per Share Divisor and multiplied by the Installment Note Election Percentage;

               (iv) Consolidated Stock Component. To the extent the holder of such share being converted has elected Consolidated Common Stock pursuant to Section 2.1(b) (and subject to adjustments in such election as provided in Section 2.1(b)) (the "Stock Election Percentage"), that number of shares of Consolidated Common Stock equal in value to the Closing Date Merger Consideration divided by the Per Share Divisor and multiplied by the Stock Election Percentage;

               (v) Indemnification Escrow Fund Allocation. The "Specified Percent" of the components in items (i) through (iv) shall be placed in the Indemnification Escrow Fund in accordance with Section 2.1(f) (the "Indemnification Escrow Fund Allocation") and subject to the provisions of the escrow agreement (the "Indemnification Escrow Agreement") in the form of Exhibit 2.1(c)(v). The "Specified Percent" is the percent determined by dividing $3,660,000 by the lesser of (A) the Closing Date Merger Consideration and (B) $36,600,000; and

               (vi) Shareholders' Equity Component. The amount of cash and stock, if any, determined pursuant to Section 2.2;

all subject to the indemnification rights and obligations as set forth in
Article VI and to the rights and obligations of the Shareholders'
Representatives as set forth in Section 7.13; and without limiting the foregoing, the rights and obligations in Article VI and the office of the Shareholders' Representatives is established pursuant to this Agreement and the Merger as an integral part of the manner and basis of converting the Coke-Carolina Common Stock.

        The calculations in this Subsection (c) shall be made based on numbers carried out to two (2) decimal places, but the final amount of payments to each Coke-Carolina Shareholder shall be rounded up to the nearest whole penny and any payment of shares shall be rounded up to the nearest whole share, as appropriate.

        (d) Cancellation of Treasury Shares. Each share of Coke-Carolina Common Stock, if any, held by Coke-Carolina in its treasury immediately prior to the Effective Time shall be canceled and retired, and no Merger Consideration shall be payable in respect thereof.

        (e) Delivery of Transmittal Letters and Coke-Carolina Common Stock Certificates.

               (i) At the Closing. At the Closing, Coke-Carolina shall deliver to Newco: (A) duly completed and executed transmittal letters in the form attached hereto as Exhibit 2.1(e)(i) (the "Transmittal Letters" or as to a single shareholder a "Transmittal Letter"); (B) all certificates for shares of Coke-Carolina Common Stock that have been previously delivered to Coke-Carolina by the Coke-Carolina Shareholders; and (C) in the case of non-individual Coke-Carolina Shareholders, a certificate dated as of the Closing Date and executed by an officer or other authorized representative of such non-individual Coke-Carolina Shareholder certifying (1) that any action required to be taken to authorize (or provisions of articles or certificates of incorporation, by-laws, partnership agreements, wills, trusts or applicable law authorizing) such non-individual Coke-Carolina Shareholder's execution and delivery of its Transmittal Letter and/or any other certificates, agreements or other instruments and documents executed and delivered by such Coke-Carolina Shareholder pursuant to this Agreement and the performance of its obligations under its Transmittal Letter and this Agreement has been taken and (2) the signature and title of the officers or other authorized person executing such documents.

               (ii) After the Closing. Notwithstanding the foregoing, if duly completed and executed Transmittal Letters and Certificates for shares of Coke-Carolina Common Stock are delivered from time-to-time by the Shareholders' Representatives to Newco after the Closing, then Newco shall deliver that portion of the Merger Consideration to which such Coke-Carolina Shareholder is entitled in accordance with Subsection (f) below; provided, however, that no dividends, interest on unpaid dividends, or interest on an installment note shall be paid on the Merger Consideration payable to any Coke-Carolina Shareholder until he makes such delivery; and provided, further, the holder of any shares of Coke-Carolina Common Stock who does not deliver a duly completed and executed Transmittal Letter and a share certificate for his shares to Newco prior to January 1, 2006, shall not have any right to any Merger Consideration pursuant to this Agreement (or any other consideration) and such Merger Consideration and any other consideration shall become the property of Newco, free and clear of all claims and interest of any person whatsoever.

               (iii) Fiduciary or Custodial Coke-Carolina Shareholders. Consolidated may, with respect to any Coke-Carolina Shareholder that owns Coke-Carolina Common Stock in a fiduciary capacity or as a custodian under gifts to minors act, permit alternative arrangements to respond to the inability or unwillingness of such fiduciary or custodian to make representations and warranties set forth in the Transmittal Letter (such as by (A) having the beneficiaries of such fiduciary Coke-Carolina Shareholder or other person with respect to such custodian Coke-Carolina Shareholder (including the custodian in his individual capacity) consent to the making of such representations and warranties by such fiduciary or custodian Coke-Carolina Shareholder and assume the liability of such fiduciary or custodian Coke-Carolina Shareholder with respect to such representations and warranties to the extent that the fiduciary or custodian is determined to be legally unauthorized or unable to make such representations and warranties and assume such liability and (B) obtaining a legal opinion as to the enforceability of the agreement of such beneficiaries or other person with respect to such representations and warranties and indemnification); provided, however, that any such alternative arrangement shall not either (1) result in higher purchase price being paid, directly or indirectly, for Coke-Carolina Common Stock acquired from such Coke-Carolina Shareholder or (2) disadvantage in any way whatsoever any other Coke-Carolina Shareholder, Newco, Coke-Carolina or Consolidated.

        (f) Delivery of Closing Merger Consideration. At the Closing as to those shares of Coke-Carolina Common Stock as to which the deliveries required by
Section 2(e)(i) have then been made and from time-to-time thereafter as to those shares of Coke-Carolina Common Stock as to which the deliveries required by
Section 2(e)(ii) have been made (the "Delivered Shares"), Newco shall pay the following (which payment in the case of Consolidated Common Stock may, at Consolidated's election, be made by delivery to its transfer agent of an irrevocable letter of instructions for issuance and delivery of Consolidated Common Stock in accordance with the foregoing):

               (i) To the Shareholders' Equity Escrow Agent: cash in the amount of the Closing Date Adjustment as defined and specified in Section 2.2 below divided by the Per Share Divisor and multiplied by the Delivered Shares shall be delivered to the Shareholders' Equity Escrow Agent by wire transfer of immediately available funds;

               (ii) To the Indemnification Escrow Agent: the Indemnification Escrow Fund Allocation as to the Delivered Shares shall be delivered by the Shareholders' Representatives to the Indemnification Escrow Agent; and

               (iii) To Shareholders' Representatives: the balance of the Base Merger Consideration as to the Delivered Shares shall be delivered to the Shareholders' Representatives as follows: (A) the Cash Component as to the Delivered Shares shall be delivered in a lump sum to the Shareholders' Representatives (in immediately available funds pursuant to wire transfer instructions to be provided by the Shareholders' Representatives to Consolidated and Newco not less than seven (7) calendar days prior to the Closing), who shall place that portion representing one hundred percent (100%) less the Specified Percent of the Mandatory Cash Component in the Shareholders' Expense Fund, and (B) the certificates for the shares of Consolidated Common Stock and the Installment Notes as to the Delivered Shares will be delivered to the Shareholders' Representatives for distribution to the Coke-Carolina Shareholders.

Not less than two (2) calendar days prior to the Closing (and from time-to-time thereafter for any subsequent delivering Coke-Carolina Shareholders), the Shareholders' Representatives will provide Consolidated and Newco, as to each Coke-Carolina Shareholder who has made the deliveries pursuant to Section 2(e)(i), with (i) the number of shares of Consolidated Common Stock, (ii) the principal amount of the Installment Note, and (iii) the amount of the Cash Component.

        2.2    Shareholders' Equity Merger Consideration.

        (a) Pre-Closing Date Determination of Shareholders' Equity Merger Consideration.

               (i) Generally. The Merger Consideration will be increased (which constitutes Shareholders' Equity Merger Consideration) or decreased, as applicable, dollar for dollar to account for any increase or decrease in the shareholders' equity of Coke-Carolina as of the Closing Date (excluding the shareholders' equity of Heath Oil, Inc. ("Heath Oil"), but including Heath Oil's cash and cash equivalents, payables for goods and/or services, and accrued but unpaid taxes) from the amount of Six Million Six Hundred Fifty-one Thousand Eight Hundred Eighty-one Dollars ($6,651,881.00).

               (ii) Determination of Closing Date Adjustment. Estimated closing date balance sheets as of the close of business on the Closing Date for Coke-Carolina and Heath Oil (the "Estimated Closing Date Balance Sheets") will be prepared by Coke-Carolina on a tax basis consistent with its past practice and subject to Exhibit 2.2(a)(ii) (the "Calculation Guidelines") and delivered to Consolidated and Newco for review seven (7) calendar days prior to Closing. The Estimated Closing Date Balance Sheets shall be acceptable to Consolidated and Newco in their reasonable discretion. The difference between Coke-Carolina's shareholders' equity (excluding Heath Oil's shareholders' equity, but including Heath Oil's cash and cash equivalents, payables for goods and/or services, and accrued but unpaid taxes) as shown in the Estimated Closing Date Balance Sheets and $6,651,881.00 is the "Closing Date Adjustment".

               (iii) If Closing Date Adjustment is Positive. If the Closing Date Adjustment is positive (and thus constitutes Shareholders' Equity Merger Consideration), Newco will deposit the amount of such adjustment, in cash, into the "Shareholders' Equity Escrow Fund".

               (iv) If Closing Date Adjustment is Negative. If the Closing Date Adjustment is negative, then (A) such amount shall reduce the Base Merger Consideration (and such reduced Base Merger Consideration constitutes the Closing Date Merger Consideration) and (B) Newco shall deposit cash equal to such amount into the Shareholders' Equity Escrow Fund.

For purposes of Subsection (iii) and Subsection (iv) above, the Shareholders' Equity Escrow Fund will be held by SunTrust Bank, Atlanta pursuant to the "Shareholders' Equity Escrow Agreement" in the form attached hereto as Exhibit 2.2(a)(iv). While holding the Shareholders' Equity Escrow Fund, SunTrust Bank, Atlanta shall be referred to hereinafter as the "Shareholders' Equity Escrow Agent".

        (b) Final Determination and Settlement of Shareholders' Equity Merger Consideration.

               (i) Closing Date Balance Sheet. Final closing date balance sheets (the "Final

        Closing Date Balance Sheets") will be prepared for Coke-Carolina and Heath Oil by Consolidated's certified public accounting firm on a tax basis consistent with Coke-Carolina's past practice and subject to the Calculation Guidelines and delivered to the Shareholders' Representatives for review within one hundred twenty (120) days after Closing. Consolidated and Newco shall make available its accountant's personnel involved in the preparation of the Final Closing Date Balance Sheets and the related work papers without creating any further liability or obligation on the part of the Consolidated and Newco. The difference (or any part thereof) between the shareholders' equity of Coke-Carolina (excluding Heath Oil's shareholders' equity, but including Heath Oil's cash and cash equivalents, payables for goods and/or services, and accrued but unpaid taxes) as shown on the Final Closing Date Balance Sheets and $6,651,881 shall be defined as the "Post-Closing Adjustment". Thirty (30) calendar days subsequent to such delivery, the Final Closing Date Balance Sheets shall be final and binding, unless, prior to the expiration of such period, the Shareholders' Representatives deliver to Consolidated and Newco and the Shareholders' Equity Escrow Agent a written description of each (if any) disagreement with the Final Closing Date Balance Sheets, and Consolidated, Newco and the Shareholders' Representatives shall thereafter negotiate in good faith to resolve any disagreement with respect thereto. Any positive Post-Closing Adjustment reflected in the Final Closing Date Balance Sheets as initially delivered to the Shareholders' Representatives shall be deemed final and binding upon such delivery for purposes of settlement pursuant to Subsection (b)(iii) below; and without limiting or being limited by the foregoing, any disagreement as to the amount of the Post-Closing Adjustment shall defer the settlement of only the disagreed amounts, and all other aspects of the Final Closing Date Balance Sheets shall be final and binding.

               (ii) Dispute Resolution. If after a period of thirty (30) days following the date on which the written description of the objection(s) (if any) was delivered, Consolidated, Newco and the Shareholders' Representatives have not resolved each such disagreement, then a firm of independent public accountants of nationally recognized reputation shall be selected, which firm of accountants shall make a final and binding resolution of the unresolved disagreements. Such selection shall be made in the following manner: (A) Consolidated and Newco shall submit a list of three "Big Five" accounting firms together with the name of the partner at each firm who will be responsible for handling the firm's engagement (and none of such specified firms or such specified partners shall have rendered services to Consolidated within the preceding three
        (3) years), and the Shareholders' Representatives shall select one firm from such list within fourteen (14) days; (B) if no such selection is made by the Shareholders' Representatives within such period, then Consolidated and Newco may select any of such firms. The resolution of the disagreements shall be made as soon as practical. The costs and expenses for the services of such accountants shall be split 50%/50% by the Shareholders' Representative, on the one hand, and by Consolidated and Newco, on the other hand.

               (iii) Settlement. Within seven (7) calendar days subsequent to the Final Closing Date Balance Sheets (or any aspect thereof) becoming final and binding in accordance with the foregoing, such amount of the Post-Closing Adjustment will be settled as follows:

               (A) Post-Closing Adjustment is Positive. To the extent that any final and binding Post-Closing Adjustment is positive, the Shareholders' Equity Escrow Agent shall immediately transfer funds in cash to the Shareholders' Representatives for distribution to the Coke-Carolina Shareholders, and the remaining amount, if any, shall be transferred to Newco in cash. If the amount of the Shareholders' Equity Escrow Fund is not sufficient to cover the amount owed to the Coke-Carolina Shareholders, then Newco shall promptly deliver to the Shareholders' Representatives the balance of any required payments in cash for distribution to the Coke-Carolina Shareholders; provided, however, that if such cash, whether from the Shareholders' Equity Fund or delivered by Newco, would cause the Consolidated Common Stock component (at a deemed value of $59.60 per share) to fall below fifty-one percent (51%) of the Merger Consideration, then Newco shall deliver additional shares of Consolidated Common Stock (at a deemed value of $59.60 per share) in lieu of cash so that the aggregate amount of the Consolidated Common Stock is 51% of the aggregate Merger Consideration. Such Consolidated Common Stock shall be allocated in accordance with the Closing Date Merger Consideration Ratios (treating Installment Notes as cash).

               (B) Post-Closing Adjustment is Negative. To the extent that any final and binding Post-Closing Adjustment is negative, the Shareholders' Equity Escrow Agent shall first pay the Post-Closing Adjustment due to Newco by wire transfer in immediately available funds from the Shareholders' Equity Escrow Fund pursuant to wire transfer instructions to be provided by Newco. If the amount of the Shareholders' Equity Escrow Fund is insufficient to cover the amount owed to Newco, then Newco shall receive an immediate distribution from the Indemnification Escrow Fund (without consideration of the Liability Deductible specified in Section 6.7 below) pursuant to Article VI below.

               (C) Amounts after All Disagreements Resolved. After all disagreements are resolved, then any remaining amounts in the Shareholders' Equity Escrow Fund will be transferred immediately to the Shareholders' Representatives for distribution to the Coke-Carolina Shareholders.

        (c) Sale of Certain Properties. Coke-Carolina is undertaking to sell the real property located at the corner of Washington and Warren, Sumter, South Carolina pursuant to a contract with Mallard Creek Development LLC. It is the intention of the parties that such sale proceeds, net of selling and taxes and other directly related selling costs (excluding the time and expenses of personnel of Carolina Coke, Newco or Consolidated) ("Net Proceeds") will be included in the calculation of the Shareholders' Equity Merger Consideration. If any of such property is not sold prior to the final determination of all other matters affecting the Shareholders' Equity Merger Consideration in accordance with Subsection (b), then the sale of such property shall be considered a disputed item and, if the property is sold pursuant to such contract (including extensions or replacements thereof) on or before December 31, 1999, then the Net Proceeds shall be paid promptly following the sale in accordance with Subsection (b).

        2.3    Status of Securities After Effective Time.

        (a) Generally. From and after the Effective Time, and until surrendered and exchanged, each outstanding certificate formerly representing shares of Coke-Carolina Common Stock shall be deemed for all purposes to represent only the right to receive the Merger Consideration conferred upon such shares in accordance with Section 2.1 above.

        (b) Stock Books Closed. From and after the Effective Time, the stock transfer books of Coke-Carolina shall be closed and no transfer of shares of Coke-Carolina Common Stock on the books of Coke-Carolina shall be made.

        (c) Limitation on Liability. Neither Consolidated nor Newco shall be liable to any holder of Coke-Carolina Common Stock for any Merger Consideration delivered to a public official in accordance with any applicable abandoned property, escheat, execution, garnishment or similar order that Consolidated and/or Newco reasonably believes is binding.

        2.4 Stock Dividends, Etc. If Consolidated shall, at any time before the Effective Time, (i) issue a dividend in shares of Consolidated Common Stock,
(ii) combine the outstanding Consolidated Common Stock into a smaller number of shares, (iii) subdivide the outstanding Consolidated Common Stock, or (iv) reclassify the Consolidated Common Stock, then, in such event, the Base Merger Consideration under Section 2.1(b)(i) above shall be adjusted, so that each Coke-Carolina Shareholder (after the adjustments) shall be entitled to receive such Merger Consideration as such shareholder would have been entitled to receive if the Effective Time had occurred prior to the happening of such event (or, if applicable, the record date in respect thereof).

        2.5 Dissenter's Rights. "Dissenting Shares" means any shares of Coke-Carolina Common Stock held by any Coke-Carolina Shareholder who becomes entitled to payment of the fair value of their shares under the South Carolina Business Corporation Act. If required by the South Carolina Business Corporation Act (but only to the extent required thereby), shares of Coke-Carolina Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders thereof who have properly exercised dissenter's rights with respect thereto in accordance with the South Carolina Business Corporation Act will not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenting Shares will (if Consolidated, in its sole and absolute discretion, elects to waive the conditions to closing set forth in Sections 8.1), instead be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the South Carolina Business Corporation Act unless and until such holders fail to perfect or effectively withdraw or lose their rights to dissent and receive payment of fair value under the South Carolina Business Corporation Act. If, after the Effective Time, any shareholder of Dissenting Shares fails to perfect or effectively withdraws or loses such rights, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon through the time of such withdrawal or loss of rights. Notwithstanding anything to the contrary contained in this Section 2.5, if the Merger is rescinded, abandoned or not effectuated for any reason, then the right of any Coke-Carolina Shareholder to be paid the fair value of such shareholder's Dissenting Shares pursuant to the South Carolina Business Corporation Act shall cease. Coke-Carolina shall give Consolidated and Newco immediate notice of any demands and withdrawals of such demands received by Coke-Carolina relating to the exercise of, or of Coke-Carolina's learning of the intent to exercise, dissenter's rights under the South Carolina Business Corporation Act. Prior to the Effective Time, Coke-Carolina shall not, without the prior consent of Consolidated and Newco, make any payment with respect to any demands for payment of fair value or offer to settle or settle any such demands. The provisions of this Section shall not be deemed to waive or compromise the rights and remedies of Consolidated and Newco to seek indemnification for a breach of the representations and warranties contained in
Section 4.3 and/or to elect to terminate this transaction for a failure of the condition to Closing specified in Section 8.1.

        2.6 Closing. Unless this Agreement shall have been terminated pursuant to Article IX, and subject to satisfaction or waiver of the conditions to closing set forth in Article VIII, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Sutherland Asbill & Brennan LLP, 999 Peachtree Street, N.E., Atlanta, Georgia commencing at 10:00 a.m., E.S.T. on the second business day after all conditions to Closing have been satisfied or waived, unless otherwise agreed to by Consolidated and Newco. The date on which the Closing occurs is referred to herein as the "Closing Date."

                                   ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF CONSOLIDATED AND NEWCO

        Consolidated and Newco represent and warrant as of the date hereof and as of the Closing Date as follows:

        3.1 Organization of Consolidated and Newco. Consolidated and Newco are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware and have full power and authority, corporate and other, to conduct the business in which they are engaged. Newco is duly qualified to transact business as a foreign corporation in the State of South Carolina.

        3.2 Authorization of Transaction. Consolidated and Newco have full power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Consolidated and Newco, enforceable in accordance with its terms and conditions, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except for the already satisfied compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act, filing of the merger documents with the Delaware and South Carolina Secretaries of State, compliance with applicable federal and state securities laws, and obtaining the consent of The Coca-Cola Company pursuant to Section 8.3(e), neither Consolidated nor Newco need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

        3.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Consolidated or Newco is subject or any provision of their charter or bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Consolidated or Newco is a party or by which they or any of their assets are bound.

        3.4 SEC Reports. Except as disclosed on Exhibit 3.4 hereof, Consolidated has timely filed all required forms, reports, statements and documents with the Securities and Exchange Commission since January 1, 1998, all of which have complied in all material respects with all applicable requirements of the Securities Act of 1933 (as amended) and the Securities Exchange Act of 1934 (as amended) (the "Consolidated SEC Reports"). As of their respective dates, the Consolidated SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act of 1933 (as amended) and the Securities Exchange Act of 1934 (as amended) as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including any related notes) of Consolidated included in the Consolidated SEC Reports were prepared in conformity with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in such financial statements or, in the case of audited statements, the related report of Pricewaterhouse Coopers, LLP, independent certified public accountants for Consolidated), and present fairly in all material respects the consolidated financial position, results of operations and cash flows of Consolidated as of the dates and for the periods indicated, subject, in the case of unaudited interim consolidated financial statements, to condensation, the absence of notes not required for quarterly financial statements thereto and normal year-end audit adjustments.

        3.5 Registration Statement; Proxy Statement; Other Filings. None of the information supplied or to be supplied by Consolidated or Newco expressly for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the Securities and Exchange Commission (the "Commission") or any regulatory agency in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and at all times necessary for the issuance of the shares of Consolidated Common Stock and the Installment Notes in the Merger, fail to comply with the Securities Act of 1933 as amended (the "Securities Act"), or, with respect to the Proxy Statement, when mailed and at all times through the date of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier communication with respect to the Shareholders' Meeting which has become false or misleading. All documents which Consolidated or Newco files with the Commission and any regulatory agency in connection with the Merger will comply in all material respects with the applicable provisions of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and state securities laws and the rules and regulations thereunder.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF COKE-CAROLINA

        Coke-Carolina represents and warrants as follows (1) as of the date hereof and (2) except for events occurring between the execution of this Agreement and the Closing Date and in the case of those involving acts or omissions by Coke-Carolina during such interim period, except for those acts or omissions which are permitted by Article V, as of the Closing Date:

        4.1 Capital Stock and Stockholder Relations. The authorized capital stock of Coke-Carolina consists solely of five thousand (5,000) shares of common stock $100.00 par value per share, of which Four Thousand Two Hundred Eight-Three (4,283) shares of Coke-Carolina Common Stock are issued and outstanding and constitute all of the issued and outstanding shares of Coke-Carolina equity securities. Section 4.1 of the letter setting forth the disclosures contemplated by this Article IV (the "Disclosure Letter") sets forth a complete and accurate list (as reflected in the stock transfer ledger of Coke-Carolina) of the name and address of each Coke-Carolina Shareholder, the number of shares of Coke-Carolina Common Stock owned of record by such shareholder of record, and the percentage ownership of record of such shareholder. All issued and outstanding Coke-Carolina Common Stock has been duly authorized, validly issued, fully paid, and is nonassessable. There are no outstanding options, warrants, contracts, preemptive or subscription rights, proxies, calls, commitments, demands or understandings of any character to which Coke-Carolina is a party obligating Coke-Carolina to issue any Coke-Carolina Common Stock; any options, warrants or rights with respect to Coke-Carolina Common Stock to which Coke-Carolina is a party; or any other securities relating thereto. There are no existing or outstanding securities of any kind issued by Coke-Carolina convertible into or exchangeable for Coke-Carolina Common Stock or other securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Coke-Carolina to which Coke-Carolina is a party. There are no outstanding obligations of Coke-Carolina to repurchase, redeem or otherwise acquire any Coke-Carolina Common Stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Coke-Carolina to which Coke-Carolina is a party. There are no pending or threatened claims or causes of action whatsoever against Coke-Carolina brought by any current or former stockholder of Coke-Carolina or of any corporation heretofore merged with or into Coke-Carolina arising out of or in any way connected with any act or omission by Coke-Carolina. To Coke-Carolina's knowledge, no event has occurred which would be reasonably expected to cause any such present or former stockholder to come to have any such claim or cause of action against Coke-Carolina or any officer, director or stockholder of

Coke-Carolina, by virtue of, or in any way connected with, the transactions contemplated by this Agreement or otherwise.

        4.2 Dividends. Except as disclosed in Section 4.2 of the Disclosure Letter, since January 31, 1998, Coke-Carolina has not made any distribution, declaration, setting aside or payment of any dividend, or any other distribution with respect to the Coke-Carolina Common Stock, or any direct or indirect redemption, purchase or other acquisition or sale of any Coke-Carolina Common Stock.

        4.3 Authorization; Binding Agreement. The execution, delivery and performance of this Agreement by Coke-Carolina, and the consummation by Coke-Carolina of the transactions contemplated hereby, have been unanimously approved and duly authorized by the board of directors of Coke-Carolina in accordance with the Articles of Incorporation and bylaws of Coke-Carolina, as well as applicable law including Section 33-11-103 of the South Carolina Business Corporation Act. This Agreement has been duly and validly executed and delivered by Coke-Carolina, and (subject to approval by Coke-Carolina's Shareholders and the already satisfied compliance with the Hart-Scott-Rodino Antitrust Improvements Act and federal and state securities laws) is a legal, valid and binding obligation of Coke-Carolina, enforceable in accordance with its terms and conditions, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        4.4 No Conflict. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Coke-Carolina is subject or any provision of the charter, bylaws or other organizational document of Coke-Carolina. Except as set forth in Section 4.4 of the Disclosure Letter, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Coke-Carolina is a party or by which it is bound or to which any of Coke-Carolina's assets are subject and required to be disclosed to Consolidated pursuant to this Agreement or (ii) result in the imposition of any lien, charge, encumbrance or other security interest upon any of Coke-Carolina's assets. Except as set forth in Section 4.4 of the Disclosure Letter, Coke-Carolina is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third person, government or governmental agency in order for the parties to (i) execute this Agreement, and
(ii) consummate the transactions contemplated hereby, other than compliance with
(i) the provisions of the Hart-Scott-Rodino Antitrust Improvements Act (already satisfied) and federal and state securities law, (ii) compliance with the provisions of the South Carolina Business Corporation Act, and (iii) the filing of the Articles of Merger with the South Carolina and Delaware Secretaries of State.

        4.5 Corporate Organization and Good Standing. Coke-Carolina is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and does not transact business outside of the State of South Carolina such that it would need to be qualified or licensed to do business in any other state.

        4.6 Organizational Documents. Coke-Carolina has delivered to Consolidated and Newco complete and true copies of the charter documents and bylaws of Coke-Carolina (as amended and in effect as of the date hereof), the minute books (containing all known records of meetings of the stockholders, the board of directors, and any committees of the board of directors). Section 4.6 of the Disclosure Letter contains a true and complete list of all of the current officers and directors of Coke-Carolina.

        4.7 Brokers' Fees. Coke-Carolina (and to its knowledge, the shareholders of Coke-Carolina) has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement other than to Overend & Company, Inc., the fees of which will not be paid by Coke-Carolina, Consolidated or Newco.

        4.8 Title to Assets. Except as reflected in Coke-Carolina's financial statements as of January 31, 1998 or disclosed in Section 4.8 of the Disclosure Letter, Coke-Carolina has good and marketable title to (or in the case of leases or other contracts, the full and unencumbered right to exercise its rights under such leases or other agreements) the properties and assets used by it, free and clear of all mortgages, deeds of trust, liens, security interests, pledges, encumbrances, encroachments, easements, leases, agreements, covenants, charges, restrictions, option, joint ownership or adverse claims or rights whatsoever, except for Permitted Liens, and except for properties and assets disposed of in the ordinary course of business since January 31, 1998. "Permitted Liens" means:
(i) rights of lessors or lessees under the terms of leases which have been disclosed to Consolidated in this Agreement or the Disclosure Letter; (ii) liens for Taxes not yet due and payable; (iii) rights-of-way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever of public record; (iv) liens reflected in the Financial Statements;
(v) liens imposed by applicable law and incurred in the ordinary course of business for obligations not yet due and payable to laborers, materialmen and the like; (vi) zoning or other restrictions, variances, covenants, rights-of-way, encumbrances, easements and or other minor irregularities of title, none of which, individually or in the aggregate, interferes in any material respect with the current use or occupancy of any of the real property by Coke-Carolina, has a material adverse effect on the value thereof, or would impair in any material respect the ability of Coke-Carolina to sell such property for its current use; and (vii) with respect to items of personal property, unperfected purchase money security interests existing in the ordinary course of business without the execution of a security agreement.

        4.9 Subsidiaries and Affiliates. Except for Heath Oil Company, Inc., Coke-Carolina has no subsidiaries or affiliated businesses or operations, and there are no other assets, operations, or the like owned, employed or used by Coke-Carolina in the operation of its business that would not inure to the sole benefit and control of Newco as the Surviving Corporation as of the Effective Time.

        4.10 Financial Statements. Except as specified in Section 4.10 of the Disclosure Letter, the financial statements (including any related notes) of Coke-Carolina dated January 31, 1998 (a complete and accurate copy of which is attached to the Disclosure Letter): (a) are in accordance with Coke-Carolina's books and records, (b) have been prepared in conformity with historical past practice on a consistent basis for Coke-Carolina, (c) fairly present in all material respects, consistent with historical practice, Coke-Carolina's financial condition as of the date indicated and the results of Coke-Carolina's operations for the period indicated, and (d) have been prepared as generally described in Section 4.10 of the Disclosure Letter; provided, however, that the foregoing representations and warranties in this Section 4.10 shall not be breached by acts, omissions, facts or circumstances that either (i) are not a breach of a representation or warranty directly applicable to such acts, omissions, facts or circumstances (for example the requirement to disclose only specified contracts as set forth in Subsection 4.19) or (ii) as to which representations and warranties are expressly disclaimed in this Agreement.

        4.11 Events Subsequent to January 31, 1998. Since January 31, 1998, other than the actions relating to entering into this Agreement (including entering into arrangements with Consolidated) and other than as set forth in
Section 4.11 of the Disclosure Letter, Coke-Carolina has conducted its business in the ordinary course and there has not been any change in the business, financial condition, operations, results of operations, relationships with any suppliers or (other than in the ordinary course of business) customers of Coke-Carolina which would constitute or be expected to result in an adverse effect upon Coke-Carolina. Without limiting the generality of the foregoing, since January 31, 1998 and except as set forth in Section 4.11 of the Disclosure
Letter:

        (a) Coke-Carolina has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the ordinary course of business;

        (b) Coke-Carolina has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than Twenty-Five Thousand Dollars ($25,000.00) or outside the ordinary course of business;

        (c) no party (including Coke-Carolina) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses, with the same third party) involving more than Twenty-five Thousand Dollars ($25,000.00) to which Coke-Carolina is a party or by which Coke-Carolina or its assets are bound;

        (d) Except as disclosed in Section 4.10 or Section 4.12 of the Disclosure Letter, Coke-Carolina has not granted or allowed to be imposed any lien, claim, charge, security interest or other encumbrance upon any of its assets, other than equipment operating leases entered into in the ordinary course of business or Permitted Liens, nor has Coke-Carolina issued any note, bond, or other debt instrument or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation (other than endorsements of negotiable instruments in the ordinary course of business);

        (e) Coke-Carolina has not made any capital expenditure (or series of related capital expenditures with the same third party) either involving more than Twenty-Five Thousand Dollars ($25,000.00) or outside the ordinary course of business;

        (f) Coke-Carolina has not made any capital investment in, or any acquisition of the securities or assets (excluding raw materials or product or supplies) of, any third party;

        (g) Coke-Carolina has not delayed or postponed the payment of accounts payable or other liabilities beyond the payment terms applicable to said accounts payable or liabilities;

        (h) Coke-Carolina has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims with the same third party) involving more than Twenty-Five Thousand Dollars ($25,000.00);

        (i) Coke-Carolina has not granted any license or sublicense of any rights under or with respect to any of its intellectual property;

        (j) there has been no change made or authorized in the charter or bylaws of Coke-Carolina;

        (k) Coke-Carolina has not issued, sold, or otherwise disposed of any of the Coke-Carolina Common Stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the Coke-Carolina Common Stock;

        (l) Coke-Carolina has not experienced any damage, destruction, or loss (whether or not covered by insurance) materially and adversely affecting its properties or business;

        (m) Coke-Carolina has not made any loan to, or entered into any other transaction with or on behalf of (including guarantees of debt), any of its directors, officers, or employees other than normal salary, bonuses and employee benefits paid or granted in the ordinary course of business consistent with past practice;

        (n) Coke-Carolina has not granted any increase in the base compensation of, and has not granted any bonus, dividend, or other form of compensation to, any of its directors, officers, or employees outside the ordinary course of business, and has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan);

        (o) Coke-Carolina has not made any other change in employment terms for any of its directors, officers, or key employees;

        (p) Coke-Carolina has not made or pledged to make any charitable contribution;

        (q) Coke-Carolina has not incurred any liability, contingent or otherwise, except in the ordinary and usual course of business;

        (r) Coke-Carolina has not made any change in any method of accounting or principle of accounting; and

        (s) Coke-Carolina has not committed to take any action that would result (or would reasonably be expected to result) in any of the foregoing.

        Notwithstanding the foregoing, Section 4.11 of the Disclosure Letter does not need to list Franchise Agreements, leases (including capital leases) disclosed (or not required to be disclosed) pursuant to this Agreement, indebtedness for borrowed money disclosed (or not required to be disclosed) pursuant to this Agreement, insurance policies disclosed (or not required to be disclosed) pursuant to this Agreement or employee-related matters disclosed (or not required to be disclosed) pursuant to this Agreement, and contracts, agreements or other arrangements involving or relating to: (1) any marketing agreements or understanding including any chain marketing agreement, calendar marketing agreement, or promotional discount letter, special arrangements, whether providing for discounts, incentive awards or otherwise, which is materially consistent with practices since December 31, 1997; (2) sales of soft drink products pursuant to ordinary purchase orders; (3) arrangements with respect to on-location cold drink equipment; or (4) purchases of raw materials and packaging materials in the ordinary course of business for the production of soft drinks necessary for the continued operation of the business of Coke-Carolina (including providing a reasonable inventory of finished products, raw materials and packaging materials).

        4.12 Loans, Letters of Credit, Reimbursement Arrangements. Coke-Carolina has not made any loans to, issued any letters of credit, or entered into any form of reimbursement agreement or arrangement (excluding endorsements of negotiable instruments in the ordinary course of business) to any party except as set forth in Section 4.11 or Section 4.12 of the Disclosure Letter.

        4.13 Undisclosed Liabilities. Except as set forth in Section 4.13 of the Disclosure Letter, Coke-Carolina does not have any liability whatsoever, whether accrued, absolute, contingent or otherwise (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability), except for
(a) liabilities set forth and adequately reserved against in the Most Recent Financial Statements (defined in Section 4.15 below) rather than in any notes thereto; and (b) liabilities which have arisen after the Most Recent Financial Statements in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law); provided, however, that the foregoing representations and warranties in this
Section 4.13 shall not be breached by acts, omissions, facts or circumstances that either (i) are not a breach of a representation or warranty directly applicable to such acts, omissions, facts or circumstances (for example the requirement to disclose only specified contracts as set forth in
Section 4.19) or (ii) as to which representations and warranties are expressly disclaimed in this Agreement.

        4.14 Legal Compliance. Except as set forth in Section 4.14 of the Disclosure Letter, Coke-Carolina has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed, commenced or threatened against it alleging any failure so to comply. THE PROVISIONS OF THIS SECTION SHALL NOT APPLY TO ENVIRONMENTAL MATTERS, WHICH ARE THE SUBJECT OF SECTION 4.27 BELOW.

        4.15 Tax Matters. For purposes of this Agreement, "Tax" or "Taxes" means taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including income, franchise, profits, gross receipts, ad valorem, unclaimed property, net worth, value added, sales, use, business and occupation, service, real or personal property, special assessments, capital stock, business license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, fuel, heavy motor vehicle, soft drink, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and additions to tax, penalties and interest imposed with respect thereto; and "Tax Returns" means returns, reports, and information statements with respect to Taxes required to be filed with the Internal Revenue Service or any other taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns (including returns required in connection with any Employee Plan). Except as listed in Section 4.15 of the Disclosure Letter:

        (a) Each of Coke-Carolina and its Subsidiary has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of Coke-Carolina and its Subsidiary (whether or not shown on any Tax Return) have been paid or accrued on the interim financial statement of Coke-Carolina dated February 28, 1999, a copy of which is attached to Section 4.15(a) of the Disclosure Letter. Coke-Carolina currently is not the beneficiary of any extension of time within which to file any Tax Return or to make any Tax payment. No claim has been made since December 31, 1993 by any authority in a jurisdiction where any of Coke-Carolina and its Subsidiary does not file Tax Returns that any of Coke-Carolina and its Subsidiary is or may be subject to taxation by that jurisdiction.

        (b) Each of Coke-Carolina and its Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

        (c) No director or officer (or employee responsible for Tax matters) of any of Coke-Carolina or its Subsidiary has received any written notice from any authority that it expects to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Coke-Carolina or its Subsidiary claimed or raised by any authority in writing. As concerns income Tax, Section 4.15 of the Disclosure

Letter sets forth all federal, state and local Tax Returns filed with respect to Coke-Carolina for taxable periods ended on or after December 31, 1993 that have been audited, and indicates those Tax Returns that currently are the subject of audit.

        (d) None of Coke-Carolina and its Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

        (e) None of Coke-Carolina or its Subsidiary has filed a consent under Code ss.341(f) concerning collapsible corporations. None of Coke-Carolina or its Subsidiary has made any payments, is not obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss.280G. None of Coke-Carolina or its Subsidiary has been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii). None of Coke-Carolina or its Subsidiary is a party to any tax allocation or sharing agreement. Other than with respect to Heath Oil Company, Inc., none of Coke-Carolina or its Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return and (ii) has any liability for the Taxes of any person or entity (other than Coke-Carolina and its Subsidiary) under Reg. ss.1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract, or otherwise.

        (f) The unpaid Taxes of Coke-Carolina and its Subsidiary (i) did not, as of the Most Recent Financial Statements, exceed the reserve for tax liability set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) and (ii) will not exceed the reserve on the preliminary Closing balance sheet as finally determined pursuant to Section 2.2.

        (g) For purposes of this Section, "Subsidiary" means (i) any corporation with respect to which Coke-Carolina (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors, and (ii) any unincorporated entity with respect to which Coke-Carolina (or a Subsidiary thereof) owns a majority of the capital or profits interests.

        4.16 Real Property. Section 4.16 of the Disclosure Letter lists all real property that Coke-Carolina owns for the operation of its business (the "Real Estate"). There is no real property leased by Coke-Carolina. For all Real Estate, Section 4.16 of the Disclosure Letter sets forth (i) the address of the property, (ii) a list of any leases of any portion of the property to another and (iii) any liens or encumbrances on the property other than Permitted Liens.

        (a) General. Except for the Real Estate, there is no real property owned, leased or occupied by Coke-Carolina.

        (b) Codes, Ordinances, Use and Notice of Condemnation. There are no existing, pending, or proposed material violations of any fire or health codes, building ordinances, or rules of the Board of Fire Underwriters (or organization exercising functions similar thereto), with respect to the Real Estate, nor is there any defect in the Real Estate which would render all or any part thereof unsuitable for its continued use by Coke-Carolina in the manner currently used by Coke-Carolina. Coke-Carolina has not received any notice and there are not any condemnation, zoning or land use proceedings or deliberations in process or proposed as to the Real Estate.

        (c) Licenses and Permits. Coke-Carolina holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state, local, foreign and other public authorities necessary for its occupancy and use of the Real Estate, all of which are specified in Section 4.16 of the Disclosure Letter; provided, however, that the foregoing shall not require disclosure of state and local businesses or similar licenses required of businesses generally; and provided, further, that nothing in the foregoing requires any disclosure with respect to such licenses, permits or other authorizations required by Environmental Laws, or compliance with applicable law or any other matter covered by Sections 4.17, 4.18, 4.19, 4.20, 4.21, 4.24, 4.27, 4.28 and 4.29.

        (d) No Notice of Violations. Coke-Carolina is in compliance with all applicable laws, rules and regulations relating to its occupancy and use of the Real Estate. Coke-Carolina has not received any notice of violation of any federal, state, local, or foreign laws, ordinances, rules, regulations or orders relating to its occupancy and use of the Real Estate. THE PROVISIONS OF THIS SECTION SHALL NOT APPLY TO ENVIRONMENTAL MATTERS, WHICH ARE THE SUBJECT OF
SECTION 4.27 BELOW.

        (e) Utility Connections. All public utility connections located on or serving the Real Estate have been completed, installed, activated, paid for and are in operational condition and are in compliance with all appropriate codes, rules and regulations.

        (f) Real Estate Taxes and Utilities. Coke-Carolina is not aware of, nor has it received, any notice or information of any condition which would result in an increase in the assessments covering the Real Estate or utility rates affecting the Real Estate.

        (g) Access. Coke-Carolina presently has the right to use all accesses from the Real Estate to and from public thoroughfares, as such accesses are presently configured and utilized, except as disclosed in Section 4.16 of the Disclosure Letter.

        (h) Zoning and Land Use. Coke-Carolina is not in violation of any zoning or land use laws, regulations, rules or ordinances.

        (i) Good Title. Except as set forth on Section 4.16 of the Disclosure Letter, Coke-Carolina has good and marketable title to each parcel of Real Estate, free and clear of any liens, mortgages, deeds to secure debt, security interests, easements, covenants, or other restrictions, except for recorded easements, covenants, and other restrictions which do not materially impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto and except for Permitted Liens.

        4.17 Intellectual Property. Set forth in Section 4.17 of the Disclosure Letter, is a complete and accurate list of all intellectual property rights owned by or licensed to Coke-

Carolina, including all rights in and to servicemarks, trademarks, tradenames (including the name "Carolina Coca-Cola Bottling Company" and all variations thereof), copyrights, patents and the like whether or not subject to registration, but excluding (1) any licenses pertaining to the use of computer software applications (other than any such applications, or any customized variations thereof, which have been specifically designed for and licensed to Coke-Carolina for use in its business) and (2) rights under agreements with soft drink licenses (collectively the "Coke-Carolina Intellectual Property").

        (a) There are no other forms of intellectual property rights necessary for the operation of the businesses of Coke-Carolina as presently conducted other than the Coke-Carolina Intellectual Property. Each item of Coke-Carolina Intellectual Property owned or used by Coke-Carolina immediately prior to the Closing hereunder will be owned or available for use by Newco on identical terms and conditions immediately subsequent to the Closing hereunder. Coke-Carolina has taken all necessary action to maintain and protect each item of Coke-Carolina Intellectual Property that it owns or uses.

        (b) Since December 31, 1993, Coke-Carolina has never interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and Coke-Carolina has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Coke-Carolina must license or refrain from using any intellectual property rights of any third party). To Coke-Carolina's knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the Coke-Carolina Intellectual Property, and the Surviving Corporation, will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of a course of business pre-dating the Effective Time.

        (c) With regard to each item of the Coke-Carolina Intellectual Property:

               (i) to Coke-Carolina's knowledge, Coke-Carolina possesses all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction;

               (ii) to Coke-Carolina's knowledge, the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (iii) to Coke-Carolina's knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

               (iv) Coke-Carolina has never agreed to indemnify any third party for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

        4.18 Rolling Stock and Other Tangible Personal Property. Other than property subject to equipment leases (as to which there is not existing any material default or event of default or event which with notice or lapse of time would constitute a default other than as set forth in Section 4.18 of the Disclosure Letter), Coke-Carolina has good, valid and marketable title to all machinery, equipment, and other tangible personal property (including the Rolling Stock (as defined below)) used in its business as presently conducted, free and clear of all liens, claims, charges and encumbrances other than Permitted Liens. Each such item of tangible personal property is in good operating condition and repair (subject to normal wear and tear and normal maintenance requirements), is suitable for the purposes for which it presently is used and, to Coke-Carolina's knowledge, is free from material defects (patent and latent) except as set forth in Section 4.18 of the Disclosure Letter. Section 4.18 of the Disclosure Letter sets forth a list (by make, model, year and vehicle identification number) of all automobiles, trucks, trailers, vans and the like used or usable by Coke-Carolina (the "Rolling Stock"). Except as set forth on Section 4.18 of the Disclosure Letter, the Rolling Stock is in compliance with all applicable safety requirements (either by regulatory requirement) and is in operating condition, except for any individual units of the Rolling Stock which are temporarily out of service due to customary repair and maintenance requirements. The location of all the Rolling Stock and other personal property set forth in Section 4.18 of the Disclosure Letter is known to Coke-Carolina except to the extent noted.

        4.19 Contracts. Section 4.19 of the Disclosure Letter sets forth the following oral or written contracts and other agreements to which Coke-Carolina is a party:

        (a) any agreement (or group of related agreements, with the same third party) for the lease of personal property providing for lease payments in excess of Twenty-five Thousand Dollars ($25,000.00) per annum;

        (b) any agreement (or group of related agreements with the same third party) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of Twenty-Five Thousand Dollars ($25,000.00);

        (c) any agreement concerning a partnership or joint venture;

        (d) any agreement (or group of related agreements with the same third party) under which Coke-Carolina has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of Twenty-Five Thousand Dollars ($25,000.00) or under which it has imposed a lien on any of its assets, tangible or intangible;

        (e) any agreement concerning confidentiality or noncompetition (excluding Franchise Agreements);

        (f) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

        (g) any other agreement (or group of related agreements with the same third party) the performance of which involves consideration in excess of Twenty-Five Thousand Dollars ($25,000.00).

The foregoing are referred to hereafter as the "Material Contracts". Notwithstanding the foregoing, Section 4.19 of the Disclosure Letter does not need to list (and the phrase "Material Contracts" does not include) Franchise Agreements, leases (including capital leases) disclosed (or not required to be disclosed) pursuant to this Agreement, indebtedness for borrowed money disclosed (or not required to be disclosed) pursuant to this Agreement, insurance policies disclosed (or not required to be disclosed) pursuant to this Agreement or employee-related matters disclosed (or not required to be disclosed) pursuant to this Agreement, and contracts, agreements or other arrangements involving or relating to: (1) any marketing agreement or understanding including any chain marketing agreement, calendar marketing agreement, or promotional discount letter, special arrangements, whether providing for discounts, incentive awards or otherwise, which is materially consistent with practices since December 31, 1997; (2) sales of soft drink products pursuant to ordinary purchase orders; (3) arrangements with respect to on-location cold drink equipment; or (4) purchases of raw materials and packaging materials in the ordinary course of business for the production of soft drinks necessary for the continued operation of the business of Coke-Carolina (including providing a reasonable inventory of finished products, raw materials and packaging materials). With respect to the Material Contracts, except as set forth in Section 4.19 of the Disclosure
Letter: (i) all are enforceable in all material respects in accordance with their terms in a manner that obtains for, or imposes upon, the parties the primary benefits and obligations of such agreements; (ii) Coke-Carolina is not, and to Coke-Carolina's knowledge no party thereto is, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (iii) Coke-Carolina has not assigned any of its rights or obligations under any of the Material Contracts; (iv) Coke-Carolina has not received any outstanding notice of cancellation or termination in connection with any of them; (v) neither the execution, delivery or performance of any of them violated, violates or will violate any applicable law; (vi) neither Coke-Carolina nor, to Coke-Carolina's knowledge, any other party currently contemplates any termination, amendment or change to any of them; and (vii) Coke-Carolina is not, and to Coke-Carolina's knowledge no party thereto is the subject of bankruptcy proceedings, nor has had a trustee appointed on its behalf or is insolvent. Coke-Carolina has delivered to Consolidated and Newco a correct and complete copy of each written Material Contract (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement constituting a Material Contract referred to in Section 4.19 of the Disclosure Letter.

        4.20 Employee Arrangements, Union Agreements and Benefit Plans and Government Compliance.

        (a) Section 4.20 of the Disclosure Letter sets forth a complete and accurate list of written (and a description of those oral) employment, consulting or collective bargaining contracts, deferred compensation, change in control agreements, golden parachute agreements, profit-sharing, bonus, option, share purchase or other benefit or compensation commitment, benefit plans, arrangements, policies or plans, including all welfare plans of or pertaining to the present or former employees, directors or consultants of Coke-Carolina or of any other entity which is a member of a controlled group including Coke-Carolina or which is under common control with Coke-Carolina that either (i) apply to at least five percent (5%) of the employees of Coke-Carolina or such affiliated entity or (ii) obligate Coke-Carolina or such affiliated entity to make any payments in excess of ten thousand dollars ($10,000) per year. Except as set forth in Section 4.20 of the Disclosure Letter, Coke-Carolina has complied with all of its respective obligations, including the payment of all contributions, the filing of all reports, and the payment or accrual of all expenses for the period between the end of the previous plan year and the Closing Date, with respect to such contracts, commitments, arrangements and plans. The plans have been maintained in compliance with all applicable laws and regulations. Except as set forth in Section 4.20 of the Disclosure Letter, the levels of insurance reserves and accrued liabilities with regard to all such plans are reasonable and are sufficient to provide for all incurred but unreported claims and any retroactive premium adjustments.

        (b) Except as set forth in Section 4.20 of the Disclosure Letter (or except where the minimum annual payments required from Coke-Carolina with respect to any such arrangement have not exceeded, and are not expected to exceed, ten thousand dollars ($10,000), Coke-Carolina does not have any oral or written employment, consulting or collective bargaining contracts, deferred compensation, change in control agreements, golden parachute agreements, profit-sharing, bonus, option, share purchase or other benefit or compensation commitment, benefit plans, arrangements or plans, including all welfare plans of or pertaining to the present or former employees, directors, or consultants of Coke-Carolina.

        (c) Section 4.20 of the Disclosure Letter sets forth the name of each salaried employee of Coke-Carolina and such employee's annual salary, position and hire date.

        (d) Except as disclosed in Section 4.20 of the Disclosure Letter, Coke-Carolina is in compliance with all worker compensation laws and requirements of all applicable states.

        (e) Except to the extent set forth in Section 4.20 of the Disclosure
Letter:

               (i) Coke-Carolina is in compliance with all applicable laws respecting employment (if any) and employment practices, terms and conditions of employment and wages and hours and occupational safety and health;

               (ii) Coke-Carolina has no (and has not had any) collective bargaining agreements;

               (iii) There is no unfair labor practice, charge or complaint or any other matter against or involving Coke-Carolina pending or, to Coke-Carolina's knowledge, threatened before the National Labor Relations Board or any court of law;

               (iv) There is no labor strike or organized dispute, slowdown or stoppage actually pending or, to Coke-Carolina's knowledge, threatened against Coke-Carolina and Coke-Carolina has not experienced any such work stoppage or other organized labor difficulty since December 31, 1997;

               (v) To Coke-Carolina's knowledge, no certification or decertification question or organizational drive exists or has existed within the past twenty-four (24) months respecting the employees of Coke-Carolina;

               (vi) No grievance proceeding or arbitration proceeding arising out of or under any collective bargaining agreement is pending against Coke-Carolina, or, to Coke-Carolina's knowledge, threatened; and, to Coke-Carolina's knowledge, no basis for any claim therefor exists;

               (vii) Except for general labor relation laws, no agreement (including any collective bargaining agreement), arbitration or court decision or governmental order which is binding on Coke-Carolina in any way limits or restricts Coke-Carolina from relocating or closing any of its operations;

               (viii) There are no charges, or known administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to Coke-Carolina's knowledge, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against Coke-Carolina; and

               (ix) There have been no governmental audits of the equal employment opportunity practices of Coke-Carolina since December 31, 1993.

Coke-Carolina hereby disclaims any representation and warranty as to whether any existing plans or arrangements can be altered or otherwise amended after the Closing.

        4.21   Employee Benefit Plans.

        (a) The only employee pension benefit plan as defined in Section 3(2) of The Employee Retirement Income Security Act of 1974 ("ERISA") and including all trusts executed in connection therewith, adopted or sponsored or maintained or contributed to by Coke-Carolina with respect to which or as the result of which Coke-Carolina has or may have had or may have any liability (specifically including any liability for a partial or complete withdrawal from a "Multi-employer Plan" as defined in Sections 3(37) and 4001(a)(3) of ERISA and any other liability arising under Title IV of ERISA) during the last five (5) years is the "Retirement Plan For Employees Of The Carolina Coca-Cola Bottling Company" (the "Retirement Plan"). The term "Coke-Carolina" specifically includes for the purposes of this Section 4.21 Coke-Carolina and any member of a controlled group with Coke-Carolina under Section 414(b),(c),(m) or (o) the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code") or any organization to which Coke-Carolina is a successor or parent corporation within the meaning of Section 4069(b) of ERISA. Coke-Carolina has never been required to make nor has it made any contribution to any Multi-employer Plan.

        (b) The Retirement Plan is a qualified plan under Section 401(a) of the Code, the trust with respect to such plan is exempt from taxation under Section 501(a) of the Code and is subject to a favorable determination letter which will be in effect at the Closing Date. No action has been taken (or failure to take action has occurred) by Coke-Carolina which would cause such deter mination letter to be revoked. The Retirement Plan has been administered and operated in accordance with its terms and in a manner so as to preserve such qualification, including those provisions required by all subsequent laws (including the Uniformed Services Employment and Re-employment Rights Act of 1994) whose effective date is prior to the Closing Date. All Notices of Reportable Events required to be filed with the Pension Benefit Guaranty Corporation have been timely filed.

        (c) Section 4.21 of the Disclosure Letter lists any employee welfare benefit plan within the meaning of Section 3(1) of ERISA maintained or contributed to by Coke-Carolina during the last five (5) years and with respect to any group health plan subject to COBRA, maintained or contributed to by Coke-Carolina during the last five (5) years. "COBRA" means the provisions for the continuation of health care enacted by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code (and any amendments or predecessor or successor provisions) and Sections 601 through 608 of ERISA (and any amendments or predecessor or successor provisions), including any regulations promulgated under the applicable provisions of the Code and ERISA. As of the Closing Date, each of the employee benefit plans set forth in Section 4.21 of the Disclosure Letter and the Retirement Plan (collectively, the "Employee Benefit Plans") are in material compliance with, and have been administered in material compliance with, the provisions of ERISA, the Code and any applicable regulations.

        (d) In connection with each Employee Benefit Plan and except as set forth in Section 4.21 of the Disclosure Letter:

        (i) Coke-Carolina has provided to the Buyer true, complete and correct copies of (A) each Employee Benefit Plan (or, in the case of any unwritten Employee Benefit Plan, a description thereof), (B) each trust agreement, group annuity contract, and any other contract relating to any Employee Benefit Plan, (C) the three (3) most recent Forms 990 and the three (3) most recent Annual Reports, including all schedules, exhibits, and audits (Form 5500) filed for each Employee Benefit Plan for which such a filing is required; and there has been no material change or amendment to any of such documents or filings relating to the Employee Benefit Plans since January 31, 1998, (D) the most recent Summary Plan Descriptions and all Summary of Material Modifications prepared subsequent to such Summary Plan Descriptions, (E) the three (3) most recent Summary Annual Reports prepared and distributed for each Employee Benefit Plan for which such document is required, (F) the three
        (3) most recent actuarial reports for the Retirement Plan, (G) all Notices of Reportable Events filed with the Pension Benefit Guaranty Corporation, (H) with respect to the Retirement Plan, a copy of the written policies and procedures reasonably designed to promote and facilitate overall compliance with the requirements of Section 401(a) of the Code and all corrections made since January 7,

        1997, as a result of such policies and procedures, and (I) a copy of all Forms 5330 filed since December 31, 1993.

        (ii) Neither Coke-Carolina nor any fiduciary as defined in Section 3(21) of ERISA has taken any action or failed to take any action which would result in any liability to Coke-Carolina with respect to any Employee Benefit Plan, other than the payment of the specified benefits and ordinary administrative costs.

        (iii) There is not any contract, plan or commitment or legal requirement (other than the funding requirement of ERISA with respect to the Retirement Plan), that would require Coke-Carolina to create any additional employee benefit plan to provide or designed to provide benefits for any of its present or former employees or their dependents or beneficiaries or that would require Coke-Carolina to make any additional contribution to or to pay any expense of the Retirement Plan or to any Employee Benefit Plan for matters occurring prior to the Closing Date. Every contract held by or with respect of an Employee Benefit Plan may be terminated without any cost, including termination fees and market value adjustments, imposed by the other party to such contract; and

        (iv) There is no action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the assets of any Employee Benefit Plan (other than routine claims for benefits made in the ordinary course of Employee Benefit Plan administration for which administrative review procedures have not been exhausted) pending, to Coke-Carolina's knowledge, threatened or imminent against or with respect to the Employee Benefit Plan, Coke-Carolina or any other fiduciary (as defined in Section 3(21) of ERISA) of any Employee Benefit Plan (including any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct which allegedly interferes with the attainment of rights under any Employee Benefit Plan).

        4.22   [Intentionally Omitted]

        4.23 Powers of Attorney. All outstanding powers of attorney executed on behalf of Coke-Carolina (including copies thereof) are set forth in Section 4.23 of the Disclosure Letter.

        4.24 Insurance. Section 4.24 of the Disclosure Letter lists all of Coke-Carolina's insurance policies now in force (all of such policies, whether or not listed being referred to as the "Insurance Policies"), and such list states the type of policy, the policy number, the limits of coverage, the carrier, the annual premium and the expiration date. Copies of the Insurance Policies have been provided to Consolidated and Newco. Except as set forth in
Section 4.24 of the Disclosure Letter: (a) the premiums due on the Insurance Policies have been timely paid, (b) the Insurance Policies comply with all of Coke-Carolina's contractual requirements, (c) no notice of cancellation or termination of any Insurance Policy has been given to Coke-Carolina by the carrier of any such policy or predecessor policy since December 31, 1996, (d) Coke-Carolina has not assigned any of its rights or obligation under any of the Insurance Policies, (e) no act or omission by Coke-Carolina has occurred which, with notice or lapse of time or both, would constitute a material breach or default under any of them, (f) neither the execution, delivery or performance of any of them violated, violates or will violate any applicable law; and (g) neither Coke-Carolina nor, to Coke-Carolina's knowledge, any other party currently contemplates any termination, amendment or change to any of them. Any self-insurance arrangements affecting Coke-Carolina are designated in
Section 4.24 of the Disclosure Letter.

        4.25 Litigation and Claims. Section 4.25 of the Disclosure Letter sets forth each instance (i) in which Coke-Carolina is subject to any outstanding injunction, judgment, order, decree, ruling, claim or charge, (ii) in which Coke-Carolina is a party or is threatened to be made a party to any action, claim, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator (excluding any such injunction, judgement, order, decree, ruling, claim or charge disclosed, or not required to be disclosed, pursuant to each other provision of this Agreement) or (iii) as to which an act or omission has occurred that could reasonably be expected to result in a claim, proceeding or investigation.

        4.26 Guaranties. Except as set forth in Section 4.26 of the Disclosure Letter, Coke-Carolina is not a guarantor, indemnitor or otherwise liable for any liability or obligation (including indebtedness) of any other person or entity, excluding endorsements of negotiable instruments in the ordinary course of business.

        4.27 Environmental, Health, and Safety Matters; Environmental
Protection.

        (a) Environmental Liabilities. The phrase "Environmental Liability" means any common law, statutory or other liability or obligation (including assessment, remediation, removal, clean-up, restoration or other corrective action and including fines, penalties, punitive or exemplary damages and whether assessed with respect to personal injury or property damage, damage to the natural resources or the environment or otherwise) pursuant to any federal, state, or local law, rule, regulation, ordinance or other penal or regulatory provision relating to environmental matters (including petroleum and any fractions or by-products of it) or without limiting the foregoing, relating to prevention, minimization, removal or remediation of pollution, to generation, storage, use, disposal, reporting, tracking or other actions involving hazardous substances and wastes (including petroleum and any fractions or by-products of it), or to permits for any of the foregoing or relating to health or safety matters relating to any of the foregoing.

        (b) On-Site Matters. The parties acknowledge that they have negotiated an adjustment to the Merger Consideration to account for any current or potential Environmental Liability (whether arising from claims by governmental authorities or any other person, including adjacent or nearby property owners, lessees, occupants or invitees) involving or related to either (i) any of the premises on which Coke-Carolina or any Subsidiary or any predecessor in interest to either of them currently or previously either conducted its business (including others' property on which either of them installed and/or owned or operated above-ground or underground storage tasks) or otherwise owned or leased or (ii) the manner in which any of them conducted its business at any such premises (such liabilities and obligations being collectively, "On-Site Matters"). Thus, Consolidated specifically agrees that COKE-CAROLINA MAKES NO, AND HEREBY DISCLAIMS ALL, REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH REGARD TO ON-SITE MATTERS.

        (c) Off-Site Matters. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may give rise to any Environmental Liability not involving or relating to On-Site Matters. The representation or warranty in this Subsection (c) shall apply regardless of whether Consolidated or Newco had knowledge or reason to believe that it was breached at or prior to the Closing.

        4.28 Absence of Certain Payments. Other than for services legitimately and openly performed under applicable law and business discounts customarily granted in the ordinary course of business, neither Coke-Carolina nor any agent, employee or representative of Coke-Carolina has made or offered to make to any customer, supplier, government official, insurance carrier, referral source, employee or agent or any other person or entity, any payment, gratuity, gift, service or thing of material value since December 31, 1997 except as listed in
Section 4.28 of the Disclosure Letter. For purposes of this Section, "material" means a fair market value of one hundred dollars ($100.00) or more.

        4.29 Antitrust Matters. The business and operations of Coke-Carolina, or any predecessor, affiliate, parent or subsidiary thereof, is and throughout any applicable statutory period of limitation has been in compliance with all laws, regulations and/or ordinances, whether federal, state or municipal, pertaining or relating in any way to the regulation of competition or trade among or between business entities, including Sections 1 and 2 of the Sherman Act,
Section 3 of the Clayton Act, the Robinson-Patman Act, the Lanham Act, Section 5 of the Federal Trade Commission Act and applicable state or municipal antitrust and trade laws, regulations and/or ordinances.

        4.30 Case Sales Report. A complete and true copy of the case sales report for the period commencing January, 1996 and ending December, 1998 (collectively the "Case Sales Report") is set forth in Section 4.30 of the Disclosure Letter. The Case Sales Report fairly presents in all material respects the sales of Coke-Carolina for the period then ended consistent with past practice.

        4.31 Product Franchise. Section 4.31 of the Disclosure Letter lists each agreement that defines the basic right of Coke-Carolina to manufacture, market or distribute soft drink or bottled water products (so that no disclosure is required of, among other things, term processing agreements, approved bottle/can agreements, FIGAL agreements and the like entered into with bottlers generally in the ordinary course of business) (the "Franchise Agreements"). Copies of the Franchise Agreements have been furnished to Consolidated and Newco prior to the date hereof. With respect to the Franchise Agreements: (a) all are enforceable in all material respects in accordance with their terms in a manner that obtains for, or imposes upon, the Parties the primary benefits and obligations of such agreements, (b) Coke-Carolina has not assigned any of its rights or obligations under any of the Franchise Agreements, (c) no act or omission by Coke-Carolina has occurred which, with notice or lapse of time or both, would constitute a material breach or default under any of them, (d) Coke-Carolina has not received any outstanding notice of cancellation or termination in connection with any of them, (e) neither the execution, delivery or performance of any of them violated, violates, or will violate any applicable law, and (f) neither Coke-Carolina nor, to Coke-Carolina's knowledge, any other party currently contemplates any termination, amendment or change to any of them.

        4.32 Organizations and Clubs. Set forth in Section 4.32 of the Disclosure Letter is a list of all organizations, clubs, and facilities, of which Coke-Carolina is a member or to which it pays dues or fees on behalf of itself or otherwise provides to any person, which person shall be identified in
Section 4.32 of the Disclosure Letter.

        4.33 Bank Accounts. Section 4.33 of the Disclosure Letter sets forth a complete and accurate list of each bank or financial institution at which Coke-Carolina has an account or safe deposit box (giving the address and account numbers) and the names of the persons authorized to draw thereon or to have access thereto.

        4.34 Major Suppliers and Customers. Section 4.34 of the Disclosure Letter sets forth a list of Coke-Carolina's ten (10) largest suppliers and ten
(10) largest customers for the year ended January 31, 1999, together with in each case the amount paid or billed during such period. Coke-Carolina is not engaged in any dispute with any of such suppliers or customers other than minor accounts receivable disputes that in Coke-Carolina's reasonable opinion do not threaten the customer relationship. No Senior Executives of Coke-Carolina have been notified that any supplier or customer intends to diminish the amount of business which it will engage in with Coke-Carolina in the future by more than ten percent (10%). During the period from February 1, 1998 through the date of this Agreement, no sales of products by Coke-Carolina to its customers have been made, to Coke-Carolina's knowledge, which have resulted or will result in such customer holding materially more product inventory than such customer normally maintains and sells in the ordinary course of business. No Senior Executive of Coke-Carolina or any parent or child (or spouse of any of them) has any material financial interest in any supplier or customer of Coke-Carolina, to Coke-Carolina's knowledge. "Senior Executive" means A.T. Heath III, Peter J. Flanagan, and W.S. Heath.

        4.35 Business Records. To Coke-Carolina's knowledge, the business records have been maintained in accordance with good and sound accounting and business practices.

        4.36 Disclosure. None of Coke-Carolina's representations or warranties in this Agreement either (a) contains any untrue statement of a material fact or
(b) omits to state a fact necessary to make such representation or warranty (giving full effect to any dollar, time or other limitation specified in, and only with respect to the subject matter contained in, such representation or warranty) not materially misleading. The foregoing does not impose the obligation to disclose the implications of disclosed facts.

        4.37 Registration Statement; Proxy Statement; Other Filings. None of the information related to Coke-Carolina provided by Coke-Carolina or its lawyers to Consolidated or its lawyers whether included directly or incorporated by reference in (i) the Registration Statement, and (ii) the Proxy Statement, will in the case of the Registration Statement, when it becomes effective and as of the Effective Time and in the case of the Proxy Statement, when it is first mailed to the Coke-Carolina Shareholders, as such Registration Statement or Proxy

Statement is then amended or supplemented, and at all times through the date of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier communication with respect to the Shareholders' Meeting (in which Coke-Carolina has participated) which has become false or misleading.

        4.38 Statutory Provisions; Articles of Incorporation. Except for Chapter 11 of the South Carolina Business Corporation Act, there are no other provisions of applicable law or of Coke-Carolina's corporate governance documents which apply to this Agreement, the Articles of Merger, the Merger, to the transactions contemplated hereby, which requires any vote of Coke-Carolina's Shareholders other than as set forth in Section 4.39 below, or requires any consideration to be paid to Coke-Carolina's Shareholders other than the Merger Consideration as defined herein.

        4.39 Vote. The two-thirds vote of the Shareholders is the only vote or approval of the holders of Coke-Carolina's capital stock necessary to approve
(i) this Agreement in accordance with its terms, (ii) the Articles of Merger and
(iii) the transactions contemplated hereby.

        4.40 No Other Representations or Warranties. No representation or warranty is made by Coke-Carolina except as expressly set forth in this Article
IV. Without limiting the foregoing or any other disclaimer in this Agreement, Coke-Carolina expressly disclaims any and all representations and warranties (a) as to cold drink equipment, lighted signs, empty returnable bottles and cases, and product in the trade, for which no representations or warranties are made and (b) as to the future success of profitability of Coke-Carolina's business after the Closing Date. Except as set forth in this Agreement and the Disclosure Letter, no person has been authorized by Coke-Carolina to make any representation or warranty relating to Coke-Carolina, the Business or the transactions contemplated hereby, and, if made, such representation or warranty must not be relied upon as having been authorized by Coke-Carolina.

                                    ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE MERGER

        5.1 Conduct of Business. Except as otherwise contemplated by this Agreement or as set forth in Section 5 of the Disclosure Letter, after the date hereof and prior to the Effective Time or earlier termination of this Agreement, unless Consolidated and Newco shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement, Coke-Carolina shall:

        (a) conduct its businesses in the ordinary and usual course of business;

        (b) use commercially reasonable care to maintain all equipment and facilities in accordance with its customary maintenance procedures and in operable condition in compliance with applicable law;

        (c) maintain in effect all insurance at levels currently maintained by Coke-Carolina;

        (d ) not (i) amend or propose to amend its charter or by-laws; or (ii) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for cash dividends that will be taken into account in the determination of the Shareholders' Equity Merger Consideration.

        (e) not (i) authorize the issuance of, or issue, sell, grant, pledge or dispose of, or agree to issue, sell, grant, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock; (ii) pledge, dispose of or encumber any material assets or interests therein, other than in the ordinary course of business and consistent with past practice; (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock; or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

        (f) use commercially reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its present officers, employees, and independent contractors, and preserve the goodwill and business relationships with suppliers, distributors, customers, and others having business relationships with Coke-Carolina;

        (g) use commercially reasonable efforts to insure compliance with all applicable statutes and regulations, and preserve good relationships with governmental agencies having jurisdiction over Coke-Carolina;

        (h) confer on a regular basis as requested by Consolidated and Newco with one or more representatives of Consolidated to discuss operational and business matters of materiality and the general status of ongoing operations and business;

        (i) undertake in good faith to promptly notify Consolidated and Newco of any significant changes in the business, properties, assets, condition (financial or other), results of operations or prospects of Coke-Carolina, including any pending or threatened claims, suits, actions or other potential liabilities;

        (j) not organize any subsidiary, acquire the capital stock or other equity securities of any corporation or limited liability company, acquire an ownership interest in any other business association, acquire, or propose to acquire, all or any part of the business and properties of any entity not a party to this Agreement, whether by merger, purchase of assets, or otherwise except for purchases of raw materials, product or supplies in the ordinary course of business;

        (k) not initiate, solicit, or encourage, and will not directly or indirectly through any officer, director or employee, investment banker, attorney, accountant or other agent employed or retained by Coke-Carolina or any of its subsidiaries initiate, solicit or encourage, any proposal or offer to acquire all or any substantial part of the business and properties or capital stock of Coke-Carolina or any of its subsidiaries, whether by Merger, purchase of assets, tender offer or otherwise;

        (l) not commence litigation or waive or allow to lapse any material claims or rights;

        (m) not adopt any shareholder rights plan or comparable arrangement, or take any other action that is intended to prevent Newco from acquiring the Coke-Carolina Common Stock other than enforcing the terms of this Agreement;

        (n) not make any change in any method, practice or principle of accounting or application thereof;

        (o) not enter into any material commitment or transaction, other than in the ordinary course of business, and shall not make any capital expenditure or investment which exceeds Twenty-Five Thousand Dollars ($25,000);

        (p) not issue any letter of credit, guaranty, reimbursement agreement, or indemnity to or on behalf of any other party other than endorsements of negotiable instruments in the ordinary course of business;

        (q) not pay, loan, or advance any amount or asset to, or sell, transfer or lease any asset to, any employee, officer, director, or shareholder except for normal compensation involving salary and benefits, and all such loans or advances to officers, directors or shareholders having previously incurred shall be been repaid or written off prior to the Closing Date;

        (r) not enter into or amend any employment, severance, bonus, special pay arrangement with respect to hiring, termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

        (s) with the exception of employee raises granted in the ordinary course of business and to reflect years of service or change of job responsibilities, not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee, retiree, or terminated employee, except as required to comply with changes in applicable law;

        (t) other than in the ordinary course of business and consistent with past practice, not incur any indebtedness for borrowed money or guarantee any such indebtedness (except for endorsements of negotiable instruments in the ordinary course of business) or issue or sell any debt securities or make any loans or advances, nor permit any of its assets to be subject to any mortgage, lien, security interest, restriction or charge of any kind, other than Permitted Liens;

        (u) not agree in writing, or otherwise, to take any of the foregoing actions or any other action (except as permitted by Article V) which would make any representation or warranty contained in Article IV untrue or incorrect in any respect as of the Closing Date;

        (v) not authorize or resolve to adopt any plan or proposal other than as contemplated by this Agreement that would grant any right to the Coke-Carolina Shareholders to dissent from and obtain an appraisal of their shares pursuant to, the statutory rights of shareholders prescribed by Chapter 13 of the South Carolina Business Corporation Act; and

        (w) accurately and timely file any and all federal, state, and local income and other Tax returns and reports (and pay the tax shown due on such return) regarding the operations of Coke-Carolina, including any gross receipts, franchise and excise, sales and use, privilege license property tax and soft drink tax.

        5.2 Notification by Coke-Carolina. Coke-Carolina shall undertake in good faith to advise Consolidated and Newco forthwith of (a) any notice concerning violations, condemnation proceedings, or tax or utility rate increases that may affect the Real Estate and (b) any written notice received of violations involving Environmental Matters.

                                          ARTICLE VI
                                       INDEMNIFICATION

        6.1 Consolidated's and Newco's Right to Indemnification. If the Closing occurs, then as a result of, and as are integral part of, the conversion of the Coke-Carolina Common Stock pursuant to Article II above, the Coke-Carolina Shareholders shall jointly and severally indemnify and hold Consolidated and Newco harmless as provided in this Article VI, from and against the full amount of:

               (a) Generally: any and all claims, demands, losses, damages, liabilities, costs, obligations or expenses (including reasonable expenses and fees of counsel involving claims by persons not parties to this Agreement) incurred by Consolidated and/or Newco, directly or indirectly, as a result of a breach of any representation or warranty, or a failure to perform or comply with any covenant, agreement or undertaking, of Coke-Carolina contained in this Agreement, or an inaccuracy in any certificate or document executed by Coke-Carolina and delivered to Consolidated and/or Newco in connection with the Closing including the Disclosure Letter; and

               (b) Accounts Receivable: for any account receivable of Coke-Carolina existing on the Closing Date that is not collected within one hundred eighty (180) days from the date of Closing, and in determining whether an account has been collected, payments by an account debtor shall be applied to the oldest accounts outstanding of such account debtor, unless (i) otherwise reasonably indicated by remittance advice or similar documentation that such payment should not be applied to the oldest accounts outstanding or (ii) the debtor is on a cash basis at the Closing Date; and Consolidated will make reasonable efforts to collect Coke-Carolina's accounts but it shall not be required to institute any legal proceeding, but it shall be required to hire a collection agent in accordance with current practice; provided, however, that if any such receivable is subsequently collected (1) after one hundred eighty (180) days and (2) Consolidated has been actually paid out of the Indemnification Escrow Fund (and not just charged against the Liability Deductible), then the amount collected, net of taxes and collection costs, shall be paid to the Shareholders' Representatives for distribution to the Coke-Carolina

        Shareholders; and, provided, further, that this Subsection (b) does not apply to notes receivable.

All undisputed claims, undisputed portions of partially disputed claims, and disputed claims that have been resolved by agreement of the parties or by non-appealable court decision or otherwise shall first be applied against the Liability Deductible (defined in Section 6.7 below and except as expressly provided therein) and then paid in the manner set forth in Section 6.9 hereof, subject to the Shareholder indemnity limitations set forth in Section 6.8 below. In the event that Consolidated or Newco exercise their rights to indemnification, no party other than Consolidated and Newco shall have a right of contribution and indemnity from the Surviving Corporation.

        6.2    Escrow of Base Merger Consideration.

        (a) The Fund. In order to provide protection to Consolidated and Newco, Three Million Six Hundred Sixty Thousand Dollars ($3,660,000) of the Base Merger Consideration will be delivered by Consolidated and Newco on behalf of the Coke-Carolina Shareholders at Closing into the "Indemnification Escrow Fund" in the Closing Date Merger Consideration Ratios. All Consolidated Common Stock shares subject to this Article VI shall have a deemed value of Fifty- Nine and 60/100ths Dollars ($59.60) per share at all times while held in the Indemnification Escrow Fund. The Consolidated Common Stock component will be deposited in separate certificates issued in the names of each applicable Coke-Carolina Shareholder, and the Installment Note component shall be deposited in separate Installment Notes in the same manner. All such certificates for the Consolidated Common Stock and all such Installment Notes will be held by the Escrow Agent. Any dividends payable on the Consolidated Common Stock and interest payable on the Installment Note held in the Indemnification Escrow Fund shall be paid to the registered holder. Earnings on any cash shall be delivered to the Shareholders' Representatives on the last day of each calendar quarter.

        (b) Partial Release of Indemnification Escrow Fund to Shareholders' Representatives. At the conclusion of the eighteenth (18th) complete calendar month following the Closing Date funds will be released from the Indemnification Escrow Fund in an amount that will leave an Indemnification Escrow Fund balance of One Million Eight Hundred Thirty Thousand Dollars ($1,830,000). The funds so released shall be disbursed to the Shareholders' Representatives in the Closing Date Merger Consideration Ratios. However, in addition to the funds being retained, additional funds will be retained and not released to the Shareholders' Representatives to the extent that an indemnification claim is made (but solely as to such claim) and unresolved that could be satisfied out of such Base Merger Consideration otherwise subject to being released. Subject to the foregoing, the method of the release shall be as follows:

        (i) The Escrow Agent shall deliver the certificates representing the shares of Consolidated Common Stock to Consolidated. Consolidated shall promptly cause its transfer agent to prepare and deliver to the Shareholders' Representatives certificates in the appropriate amount, based on the Closing Date Merger Consideration Ratios, in the names of the Coke-Carolina Shareholders, provided that the Shareholders' Representatives have first provided to Consolidated the same information as set forth in

        Section 2.1(e) above. The transfer agent shall prepare certificates consistent with Subsection (a) for the balance of the shares of Consolidated Common Stock held in the Indemnification Escrow Fund, and deliver such certificates to the Escrow Agent.

        (ii) The Escrow Agent shall deliver the Installment Notes to Consolidated. Consolidated shall promptly prepare and deliver to the Shareholders' Representatives Installment Notes in the appropriate amount, based on the Closing Date Merger Consideration Ratios in the names of the Coke-Carolina Shareholders, provided that the Shareholders' Representatives have first provided to Consolidated the same information as set forth in Section 2.1(e) above. Consolidated shall prepare Installment Notes for the balance of the Installment Note component of the Indemnification Escrow Fund, and deliver such Installment Notes to the Escrow Agent.

        (iii) The Escrow Agent shall deliver to the Shareholders'
        Representatives the appropriate amount of cash, based on the Closing Date Merger Consideration Ratios.

        (c) Final Release. At the conclusion of the forty-second (42nd) complete calendar month following the Closing Date, any remaining balance in the Indemnification Escrow Fund will be released to the Shareholders' Representatives in the Closing Date Merger Consideration Ratios. No release shall be made to the extent that an indemnification claim has been made and is unresolved that could be satisfied out of such Base Merger Consideration being released. Subject to the foregoing, the method of the release shall be in the same manner as the partial release.

         (d) How Held. The Indemnification Escrow Fund will be held and administered by SunTrust Bank, Atlanta (the "Escrow Agent"), pursuant to the Indemnification Escrow Agreement. Fifty percent (50%) of all fees and expenses of the Escrow Agent shall be paid by Newco. The remaining fifty percent (50%), if not otherwise paid from the Shareholders' Expense Fund, shall be paid out of the income generated by the Indemnification Escrow Fund prior to any distribution of such income to the Shareholders' Representatives.

        6.3 Indemnification by Consolidated. Consolidated shall defend, indemnify and hold Coke-Carolina and the Coke-Carolina Shareholder (and each of them) harmless from and against, and reimburse and promptly pay to them the full amount of, any and all claims, demands, losses, damages, liabilities, costs, obligations or expenses (including reasonable expenses and fees of counsel) incurred by them (or any of them), directly or indirectly, as a result of:

        (a) a breach of any representation, warranty or agreement of Consolidated and/or Newco contained in this Agreement or in any certificate or document delivered by Consolidated or Newco which is specified in this Agreement;

        (b) a failure of Consolidated and/or Newco to perform or comply with any covenant, agreement or obligation required by this Agreement;

        (c) any event or circumstance arising out of or relating to the conduct of the business of the Surviving Corporation subsequent to the Effective Time; and

        (d) any On-Site Matters.

        6.4 Notice of Potential Claims. Promptly after either party becomes aware of any claim whatsoever which would be subject to indemnification set forth in Sections 6.1 or 6.3 above, such party shall provide the other party with written notice of such claim stating all information regarding the claim that the party possesses. The duty to provide information is a continuing one, and the party claiming indemnification shall provide all new and/or additional information to the indemnifying party as it becomes available. Nothing herein shall be deemed to prevent any party from making a claim for indemnification hereunder for potential or contingent claims or demands provided the notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the notifying party has reasonable grounds to believe that such a claim or demand may be made. Upon the determination that a claim is subject to indemnification (either by agreement or by non-appealable court decision) and the indemnified party has suffered an out of pocket loss, the claim shall bear interest at the same rate as the Installment Notes from the date which is thirty (30) days subsequent to the date on which notice of claim was given to the other party, until the date the claim is satisfied (which in the case of claims by Consolidated and/or Newco is the date on which the claim is applied to the Liability Deductible pursuant to Section 6.7 below or the date that the claim is paid out of the Indemnification Escrow Fund). All claims for indemnification must be made prior to the expiration of the applicable representation and warranty as provided in Section 6.11 below. Claims (or such portions thereof which are not objected to) will be deemed accepted unless the potential indemnifying party (including the Shareholders' Representatives on behalf of the Coke-Carolina Shareholders) delivers to the party claiming indemnification a written objection to the claim (or portion thereof) within thirty (30) days after it has received notice of the claim. The notice of objection shall specify the portion of the claim which is objected to, and the specific matters relied upon by the party making the objection. If the indemnifying party submits to the indemnified party a bona fide settlement offer from the third party claimant of any third party claim (which settlement offer shall include as an unconditional term the release by the claimant or plaintiff to the indemnified party from all liability in respect of such claim and which settlement offer does not involve admission of any fact or circumstance or impose any other term or condition that is objectionable to any indemnified party in its reasonable discretion) and the indemnified party refused to consent to such settlement, then thereafter the indemnifying party's liability to the party claiming indemnification for indemnification with respect to such third party claim shall not exceed the settlement amount included in such bona fide settlement offer, and the indemnified party shall either assume the defense of such third party claim or pay the indemnifying party's attorneys' fees and other out-of-pocket costs incurred thereafter in continuing the defense of such third party claim.

        6.5 Liability Reduced By Recoveries. The amount of any indemnifiable loss ("Loss") suffered by a party under this Agreement shall be reduced by the amount, if any, of the monetary recovery or benefit (net of reasonable expenses incurred in obtaining such recovery or benefit) the party seeking indemnification under this Agreement shall have actually received with respect thereto from any other person (including the present value of any Tax benefit under federal, state, or local income Tax and any recovery under any insurance policies paid for by Coke-Carolina prior to the Closing); and if such a recovery or benefit is received or enjoyed by an indemnified party after it receives payment or other credit under this agreement with respect to a Loss (an "Indemnity Payment"), then a refund equal in aggregate amount of the recovery, net of reasonable expenses and Tax or other costs incurred in obtaining recovery, shall be made promptly to the indemnifying party. For purposes of the foregoing, the phrase "any Tax benefit" shall consist solely of those future Tax benefits that can be reasonably estimated by Consolidated and Newco during the current or next succeeding Tax year. The present value of such benefit shall be calculated using the prevailing applicable federal rate promulgated by the Internal Revenue Service.

        6.6 Duty To Mitigate. Notwithstanding anything in this Agreement to the contrary, the indemnified party shall act in good faith and in a commercially reasonable manner to mitigate any Loss it may suffer.

        6.7 Liability Deductible. Subject to the last sentence of this Section, Consolidated and Newco shall not be entitled to indemnification pursuant to this
Article VI unless and until the aggregate amount of all indemnification claims made by Consolidated and Newco under this Agreement exceed One Hundred Eighty-Three Thousand Dollars ($183,000) (the "Liability Deductible"). Only the amounts in excess of the Liability Deductible are recoverable. For purposes of this Agreement, all claims by Consolidated and Newco shall be deemed joint claims regardless of whether Consolidated or Newco is entitled to make the claim. The Liability Deductible shall not apply to claims by Consolidated and Newco either (1) regarding breaches of the representations and warranties contained in a Transmittal Letter or (2) involving actual fraud.

        6.8 Scope of Liability. All liability of the Coke-Carolina Shareholders for breaches of the representations and warranties of Article IV regardless by whom made are joint and several except that: (a) each Coke-Carolina Shareholder represents severally only as to matters set forth in his Transmittal Letter, (b) each Coke-Carolina Shareholder's aggregate liability (including for breaches of representations and warranties in the Transmittal Letter) is limited to the Merger Consideration received by that Coke-Carolina Shareholder (the "Liability Cap"); and (c) Consolidated and Newco must use their best efforts to collect pro rata from each Coke-Carolina Shareholder if the Indemnification Escrow is exhausted. For purposes of this Section: (i) "best efforts" means a good faith, vigorous attempt to collect, including filing a lawsuit unless it is obviously futile in the reasonable opinion of Newco and Consolidated; (ii) thereafter, Consolidated and Newco shall use their best efforts to collect any shortfall on a pro rata basis from each of the remaining Coke-Carolina Shareholders; and
(iii) if litigation against a Coke-Carolina Shareholder is necessary by Consolidated and Newco, then any reasonable costs of the litigation (including court costs and fees and expenses of counsel) will be borne by the Coke-Carolina Shareholders, pro rata as provided above.

        6.9    Method of Payment.

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

        (a) To Consolidated and Newco. All indemnification claims owed to Consolidated and Newco in accordance with Section 6.1 shall be paid out of the Indemnification Escrow Fund in the Closing Date Merger Consideration Ratios. The Escrow Agent shall return the stock certificates for the shares of Consolidated Common Stock and the Installment Notes to Consolidated for cancellation and re-issuance (in the reduced amounts) in the same manner as the First Release from the Indemnification Escrow Fund.

        (b) By Consolidated And Newco. All indemnification claims payable by Consolidated and Newco shall be paid by wire transfer of immediately available funds to the Shareholders' Representatives.

        6.10 Period of Limitation For Claims. All claims shall be made prior to the expiration of the eighteenth (18th) complete calendar month subsequent to the Closing Date, except for: (a) representations and warranties under the Transmittal Letter which shall be perpetual; (b) representations and warranties relating to taxes and antitrust matters, which shall extend for the applicable statutory periods of limitations, including any extension or waiver of such periods; and (c) off-site Environmental Matters under Subsection 4.27(b), which shall extend for a period of five (5) years duration subsequent to the Closing Date; provided, however, that the foregoing limitations do not apply to Consolidated's obligation to indemnify the Coke-Carolina Shareholders with respect to On-Site Matters

        6.12 Exclusive Remedies. If the Closing occurs, then the remedies provided in this Article VI constitute the sole and exclusive remedies for recoveries against another party for breaches of the representations and warranties in this Agreement and for the matters specifically listed in this
Article VI as being indemnified against, but neither the foregoing nor anything else in this Agreement shall limit the right of a party to enforce the performance of this Agreement or of any contract, document or other instrument executed and delivered pursuant to this Agreement by any remedy available to it in equity.

        6.13 Release of Certain Contribution Rights. If the Closing occurs, Consolidated does hereby release each of the Coke-Carolina Shareholders and each of Coke-Carolina's officers and directors from, and waives as to each of the Coke-Carolina Shareholders and Coke-Carolina's officers and directors, any claim, demand, cause of action, liability, obligation or right for contribution, indemnity or otherwise, whether known or unknown, contingent or accrued and whether under common law principles, any statute (including CERCLA) or any other applicable law with respect to (a) On-Site Matters and (b) except for the rights expressly provided in this Article VI, any Environmental Liability not involving or related to On-Site Matters.

                                   ARTICLE VII
                       ADDITIONAL COVENANTS AND AGREEMENTS

        7.1 Access to Information. Coke-Carolina shall provide to Consolidated, Newco and their accountants, counsel, lenders and other representatives, reasonable access during normal business hours and upon reasonable notice throughout the period prior to the Effective Time to all of Coke-Carolina's respective properties, books, contracts, commitments and records

(including Tax Returns) and, during such period, shall further cause Coke-Carolina to promptly furnish to Consolidated and Newco (a) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state tax or securities laws and the Hart-Scott-Rodino Antitrust Improvements Act, or filed with or received by any of them from the Securities and Exchange Commission, Federal Trade Commission, Department of Justice or any federal or state Tax authority and (b) all other information and documents concerning its businesses, properties and personnel as Consolidated and Newco may reasonably request; provided, however, that no investigation pursuant to this Section 7.1 or otherwise shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to close the transaction contemplated by this Agreement. Coke-Carolina shall undertake in good faith to promptly advise Consolidated in writing of any change or occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, an adverse effect upon Coke-Carolina.

        7.2    Proxy Statement; Registration Statement; Other Filings.

        (a) Coke-Carolina's Obligations. Coke-Carolina shall provide necessary information to Consolidated, Newco and their counsel so that they can prepare and file with the Commission as promptly as practicable, a proxy statement/prospectus with respect to the Shareholders' Meeting referred to in
Section 7.3 and the issuance of the Consolidated Common Stock and Installment Notes described in Article II. The term "Proxy Statement" means such proxy statement/prospectus at the time it initially is mailed to the Coke-Carolina Shareholders and all amendments or supplements thereto duly filed and similarly mailed. Coke-Carolina agrees to notify Consolidated promptly (but in no event later than the date of the Shareholders' Meeting referred to in Section 7.3) of any information related to Coke-Carolina, whether included directly therein or incorporated by reference in the Proxy Statement, of which it becomes aware contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement shall be used in the prospectus of Consolidated and Newco to be included in the Registration Statement described in Subsection (b) below. The Proxy Statement shall include the recommendations of the Board of Directors of Coke-Carolina in favor of the Merger.

        (b) Consolidated's and Newco's Obligations. Consolidated and Newco, subject to Subsection (a) above, shall prepare and shall file with the Commission, as promptly as practicable, a Registration Statement on Form S-4 under the Securities Act covering the Consolidated Common Stock and Installment Notes to be issued in the Merger, which Registration Statement shall include the Proxy Statement referenced in Section 7.2(a) above and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable. Consolidated and Newco shall also take such action as is reasonably required to be taken with respect to the issuance of Consolidated Common Stock and the Installment Notes in the Merger under state blue sky or securities laws. The term "Registration Statement" means such Registration Statement at the time it becomes effective and all amendments or supplements thereto duly filed. Consolidated and Newco agree to correct promptly (but in no event later than the date of the Shareholders' Meetings referred to in Section

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

7.3) any information provided by them for use in the Registration Statement which contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (c) Consolidated's and Newco's "Other" Obligations. As soon as practicable after the date hereof, Consolidated and Newco shall promptly prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities laws relating to the Merger and the transactions contemplated herein ("Other Filings").

        (d) Cooperation. Consolidated, Newco and Coke-Carolina shall cooperate with each other in the preparation of such Proxy Statement and Registration Statement.

        7.3 Shareholders' Approval. The Board of Directors of Coke-Carolina, in accordance with applicable law (including the provisions of Sections 33-11-103 and 33-13-200 of the South Carolina Business Corporation Act) and the terms of this Agreement, shall promptly submit this Agreement and the transactions contemplated hereby (along with its recommendation for approval thereof) for the approval of the Coke-Carolina Shareholders at a special meeting of shareholders (the "Shareholders' Meeting") to be held as soon as practicable after the Registration Statement is declared effective by the Commission and, subject to the fiduciary duties of the Board of Directors of Coke-Carolina under applicable law and as otherwise provided herein, shall use its commercially reasonable efforts to obtain shareholder approval of this Agreement and the transactions contemplated hereby. For purposes of the foregoing, the phrase "subject to the fiduciary duties of the Board of Directors under applicable law" shall mean that the Board of Directors of Coke-Carolina may withdraw, modify or change such recommendation to the extent that the Board of Directors of Coke-Carolina determines, after having received the advice of outside legal counsel to Coke-Carolina, that the failure to withdraw, modify, or change such recommendation is reasonably likely to result in a breach of the Board of Directors' fiduciary duties under applicable law.

        7.4 Costs and Expenses. Whether or not the Merger is consummated (and except as provided in Section 7.3 above), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by Consolidated and Newco shall be paid by them, and all costs and expenses of Shareholders and Coke-Carolina (including the fees of Overend & Company, Inc. and the fees and expenses of the Sutherland Asbill & Brennan LLP as legal counsel to Coke-Carolina and its shareholders) shall, if borne by Coke-Carolina, Consolidated or Newco, reduce the Merger Consideration.

        7.5 Books and Records. All Books and Records of Coke-Carolina, on the premises at the time of Closing, shall remain.

        7.6 Agreement to Cooperate. Subject to the terms and conditions herein provided, each of the parties hereto shall use their reasonable commercial efforts to take, or cause to be taken, all action to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using their best efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations and filings (including the Other Filings), to enter into negotiations, provide information or propose settlements reasonably calculated to avoid or eliminate any impediment under any antitrust law that may be asserted by any governmental authority and to prevent the commencement of proceedings to enjoin or delay consummation of the Merger by such governmental authority or, if such proceedings are commenced, to thereafter prevent the entry of any injunction or other order delaying or preventing the Merger, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to receiving the requisite vote of the Coke-Carolina Shareholders. Each party hereto agrees to allow the other to review each regulatory filing, including the Other Filings made by such party prior to the filing thereof during the term of this Agreement.

        7.7 Public Statements. Coke-Carolina acknowledges that since Consolidated is a publicly traded company, it will not issue any press release or make any announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval of Consolidated. Coke-Carolina shall, and shall cause its agents and representatives to, keep the terms and conditions of this Agreement confidential unless otherwise approved by Consolidated, in writing.

        7.8 Dissenting Shareholders. Coke-Carolina shall give Consolidated and Newco prompt notice of any demands received by Coke-Carolina for appraisal of shares and the exercise of dissenter's rights pursuant to Chapter 13 of the South Carolina Business Corporation Act.

        7.9 Consulting/Non-competition Agreement. At the Closing, Coke-Carolina will enter into a consulting and non-competition agreement with A.T. Heath, III in the form specified in Exhibit 7.9.

        7.10 Memorabilia. The Coke-Carolina Shareholders shall be entitled to any Coca-Cola memorabilia and personal effects on the premises of Coke-Carolina that are not carried on the financial records of Coke-Carolina as having any value. In particular, Mr. W.S. Heath and Mr. A.T. Heath, III will be given 45 days after Closing to remove personal items from their offices.

        7.11 Consent As To Representation. Consolidated and Newco each acknowledge that the law firm of Sutherland Asbill & Brennan LLP is expected, after the Merger, to represent the Coke-Carolina Shareholders and the Shareholders' Representatives in connection with this Agreement and agrees that it shall be entitled to represent the Coke-Carolina Shareholders and the Shareholders' Representatives in any disputes that arise concerning this Agreement or any other agreement to be delivered pursuant to this Agreement and waives any conflict of interest that may result from its representing Coke-Carolina under this Agreement or otherwise.

        7.12   Certain Employee and Employee Benefits Matters.

        (a) Generally. As of the Effective Time, all employees of Coke-Carolina

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

("Coke-Carolina Employees") shall become employees of Newco ("Newco Employees") and shall continue to participate without interruption in all plans providing benefits to the Coke-Carolina Employees and their dependents and beneficiaries ("Coke-Carolina Plans") as of the Effective Time. As soon as practicable following the Effective Time, Consolidated and Newco will take all steps necessary to provide for termination of participation in the Coke-Carolina Plans and participation by the Newco Employees in all plans providing benefits to the employees of Consolidated or Newco and their dependents and beneficiaries ("Consolidated Plans") without interruption. All first-day-at-work requirements and preexisting condition limitations will be waived with respect to all Newco Employees and their spouses and dependents under all Consolidated Plans. Service by Newco Employees with Coke-Carolina will be treated as service with Consolidated under all current and future replacement Consolidated Plans except for vesting service for Consolidated's 401(k) plan and except as otherwise limited by this Section 7.12. In the case of a Newco Employee who terminates employment and is subsequently rehired, service with Coke-Carolina shall be taken into account for purposes of the Consolidated Plans to the extent required by applicable law and the terms of and practices under each Consolidated Plan as applied to all other employees.

        (b)    Pension Plans.

               (i) Coke-Carolina Pension Plan. Following the Effective Time, Consolidated and/or Newco will amend the Carolina Coca-Cola Bottling Company Defined Benefit Plan (the "Coke-Carolina Pension Plan") to cease accruals in accordance with Section 204(h) of ERISA and all other applicable law. The accrued benefits of participants in the Coke-Carolina Pension Plan will be preserved in accordance with the requirements of Section 411(d)(6) of the Code and other applicable law either under the Coke-Carolina Pension Plan, the Restated Retirement Plan for the Employees of Coca-Cola Bottling Co. Consolidated (the "Consolidated Pension Plan") or any other successor plan. Benefits accrued under the Coke-Carolina Pension Plan shall be subject to actuarial adjustment if paid before "Normal Retirement Age" (as defined in the Coke-Carolina Pension Plan) based on factors no less favorable than the adjustment factors for such purpose under the Coke-Carolina Pension Plan as of the Effective Time. Service by Newco Employees after the Effective Time shall be credited under the Consolidated Pension Plan for all purposes other than benefit accrual after accruals cease under the Coke-Carolina Pension Plan. As soon as practicable after the Effective Time, Consolidated and/or Newco will provide each individual with an accrued benefit under the Coke-Carolina Pension Plan with a statement setting forth the amount of such accrued benefit.

               (ii) Consolidated Pension Plan. Newco Employees will begin to accrue benefits pursuant to the benefit accrual formula under the Consolidated Pension Plan immediately following the cessation of accruals under the Coke-Carolina Pension Plan and will continue to accrue benefits until their termination of employment on the same basis as other employees of Consolidated. Newco Employees shall be credited with their period of service for Coke-Carolina for all purposes under the Consolidated Pension Plan, including eligibility for all early retirement subsidies, other than for the accrual of benefits. Newco Employees who are credited with at least five (5) or more "Years of Service" (as defined in the Coke-Carolina Pension Plan) as of the Effective Time will be fully vested in any benefit accrued under the

Consolidated Pension Plan. Newco Employees who are credited with less than five
(5) "Years of Service" as of the Effective Time will be credited with such period of service for purposes of vesting in the Consolidated Pension Plan, subject to the Consolidated Pension Plan's break in service rules. Compensation taken into account under the Coke-Carolina Pension Plan for purposes of benefit accrual before the Effective Time will be taken into account to the extent necessary to determine the amount of the five (5) year "Average Compensation" used for calculating the accrued benefit of Newco Employees under the Consolidated Pension Plan.

        Notwithstanding the foregoing, the total number of "Years of Accrual Service" or "Years of Service" (as defined in the Coke-Carolina Plan) that can be credited under either the Coke-Carolina Pension Plan or the Consolidated Pension Plan or in both plans, in the aggregate, will be thirty (30). The total pension benefit payable to a Newco Employee shall be equal to the sum of his accrued benefit under the Coke-Carolina Pension Plan and his accrued benefit under the Consolidated Pension Plan.

        (c) Medical/Dental Benefits.

               (i) Active Employees. Newco Employees will be eligible for the same medical and dental benefit options as all other employees of Consolidated or Newco.

               (ii) COBRA. Consolidated and Newco shall be responsible to provide all notices required to be given and coverage required to be provided pursuant to Section 4980B of the Code and Sections 601 et seq. of ERISA ("COBRA") at or after the Effective Time with respect to the existing medical and dental benefits plan maintained by Coke-Carolina or with respect to participation by any Newco Employee in any medical and dental benefits plan maintained by Consolidated or Newco.

               (iii) Current Retirees. Former Coke-Carolina Employees and their spouses and/or dependents who are receiving post-retirement medical and dental benefits as of the Effective Time will be eligible to receive such benefits under the provisions of Consolidated's plan for retirees. The premium cost for these benefits will be borne fully by Consolidated and/or Newco, but Coke-Carolina employees will be responsible for deductibles and co-pay requirements consistent with the provisions of Consolidated's retiree plan. Upon the death of a covered retiree described in the foregoing sentence, medical and dental benefits coverage for such retiree's spouse and/or dependents shall cease except as otherwise required by COBRA.

               (iv) Future Retirees. Service by Newco Employees with Coke-Carolina before the Effective Time will not be credited under the Consolidated medical and dental benefits plan for purposes of eligibility for post-retirement medical and dental benefits, but service by Newco Employees on and after the Effective Time with Newco, Consolidated or any affiliate will be credited under the Consolidated medical and dental benefits plan for purposes of eligibility for post-retirement medical and dental benefits in the same manner as such service is credited for all other employees of Consolidated or Newco. Mr. W. S. Heath and Mr. A. T. Heath, III will be eligible to participate in the retiree medical and dental benefits plan of Consolidated as of the Effective Time with respect to medical and dental coverage for themselves and their spouses and/or dependents. The premiums for such coverage, if elected, shall be paid by Mr. W. S. Heath and Mr. A. T. Heath, III, respectively, with current monthly premium rates of $97.92 for single medical coverage, $273.36 for family medical coverage, $20.40 for single dental coverage and $59.16 for family dental coverage. Such rates may be adjusted from time to time and will be the same as such premium rates for Consolidated's other retirees.

        (d)    Life Insurance.

               (i) Active Employees. Newco Employees will be eligible to participate in the group term life insurance plan maintained by Consolidated pursuant to which the premium for life insurance in the amount of their annual salary will be paid for by Consolidated and/or Newco. Newco Employees will also be eligible to purchase (A) additional life insurance under the group term plan in an amount of up to twice their annual salary and (B) whole life insurance under a policy that is owned by the Employee and is, therefore, portable upon termination of employment.


               (ii) Retiree Coverage. Consolidated and Newco will provide life insurance benefits to current retirees of Coke-Carolina at the same level (counting both group and "key man" coverage) as such benefits are in effect as of the Effective Time but adjusted in the future as provided under the terms of the post-retirement life insurance plan maintained by Coke-Carolina as of the Effective Date. No post-retirement life insurance (other than any benefits provided under the whole life policy described in item (i) above) will currently be available to active Newco Employees as of the Effective Date. Mr. W. S. Heath and Mr. A. T. Heath, III shall be eligible for retiree life insurance at current levels of $110,000 and $160,000, respectively, under the Consolidated retiree life insurance plan as of the Effective Time based on monthly premiums of $3.96 per $1,000 of coverage, with the cost of such coverage to be paid by Mr. W. S. Heath and Mr. A. T. Heath, III, respectively. Such rates may be adjusted from time to time and will be the same as such premium rates for Consolidated's other retirees.

               (iii) Key Man Coverage. The "key man" life insurance benefits maintained by Coke-Carolina will be discontinued as of the Effective Time.

        (e) Severance Benefits. Severance benefits in the amount provided below will be paid by Consolidated or Newco to Newco Employees whose employment is involuntarily terminated as a result of a job elimination that occurs within one year of the Effective Time or who voluntarily terminate employment within one year of the Effective Time. Such severance benefits will be in addition to the payment of any accrued but unused vacation. The amount of the severance benefit shall be equal to one week of pay (at the rate in effect at the time of the termination of employment, but not less than the rate in effect immediately prior to the Effective Time) for each year of service with Coke-Carolina, Newco and Consolidated, with a minimum of two weeks of pay. Years of service shall be calculated based on the individual's original date of hire. Credit for a partial year of service will be equal to the following percentage of one week of pay:
(i) 1-3 months of service -- 25%; (ii) 4-6 months of service -- 50%; (iii) 7-9 months of service -- 75%; and (iv) 10-12 months of service -- 100%. Severance benefits will be paid in a lump sum as soon as practicable following termination of employment. The cost of severance benefits with respect to payments in excess of 13 weeks of pay shall be borne equally by Consolidated and the Coke-Carolina shareholders. Nothing in this Agreement modifies the prior agreement between Consolidated and Coke-Carolina as to production employees.

        (f) Stay Bonuses. If Consolidated requests that a Coke-Carolina Employee remain employed beyond the Effective Time and advises such Coke-Carolina employee, in writing, that such employment will be temporary, then Consolidated and Newco will pay such employee (in addition to all other compensation and benefits payable to such employee) a lump sum stay bonus in the amount of one week's pay for every two weeks worked, with any fractional two-week period earning a pro-rata portion of one week, rounded to the nearest day (at the rate in effect at the time of the request to remain employed, but not less than the rate in effect immediately prior to the Effective Time) upon the completion of the stated temporary period of continued employment, regardless of any severance benefits to be paid pursuant to Section 7.12(e) above.

        (g) Personal Items. Mr. W. S. Heath and Mr. A. T. Heath, III will have 45 days following the Effective Time to remove their personal items from their offices. As of the first business day following Effective Time, title to the vehicle currently used by A.T. Heath III will be transferred to him without his payment of any consideration to Coke-Carolina. W.S. Heath, A.B. Heath, P.J. Flanagan and Pat Joyner may each purchase the automobile currently used by each for its book value.

        7.13   Shareholders' Representatives.

        (a) Appointment and Acceptance. As an integral component of the conversion of the Coke-Carolina Common Stock as set forth in Article II without requiring any action by any Coke-Carolina Shareholder, in order to facilitate the consummation of the transactions contemplated by this Agreement and the resolution of certain matters after the Closing between Consolidated, Newco and the Coke-Carolina Shareholders, W.S. Heath, A.T. Heath III, and R. Bland Roper and their successors, acting as hereinafter provided, shall serve as the attorney-in-fact and agent for each of the Coke-Carolina Shareholders in his name, place and stead in connection with the transactions contemplated by this Agreement (the "Shareholders' Representatives"). The Shareholders' Representatives shall act in accordance with the terms of this Section 7.13 and the other applicable provisions of this Agreement, such appointment being irrevocable and coupled with an interest. By executing and delivering this Agreement under the heading "Shareholders' Representatives," the Shareholders' Representatives hereby (a) accept their appointment and authorization as the Shareholders' Representatives as attorney-in-fact and agent on behalf of each of the Coke-Carolina Shareholders in accordance with the terms of this Agreement and (b) agree to perform their obligations under, and otherwise comply with, this Agreement.

        (b) Authorization. The Shareholders' Representatives have the sole authority, without restriction:

               (i) As to Deliveries. To: (A) deliver to Consolidated and/or Newco on behalf of the Coke-Carolina Shareholders, as provided in this Agreement, the share certificates representing all of the shares for Coke-Carolina Common Stock, the Transmittal Letters, and all other materials to be delivered in connection therewith; (B) execute, deliver, and accept delivery of, on each Coke-Carolina Shareholder's behalf, the Shareholders' Equity Escrow Agreement, the Indemnification Escrow Agreement and any other agreements, instruments and documents to be, or as, delivered by or on behalf of the Coke-Carolina Shareholders pursuant to this Agreement (other than the Transmittal Letters); (C) after the Closing, execute, deliver, and accept delivery of, on behalf of the Coke-Carolina Shareholders, such amendments as may be deemed by the Shareholders' Representatives in their sole and absolute discretion to be appropriate under this Agreement (but only to the extent Coke-Carolina has the power to amend this Agreement prior to the Closing) or the other exhibits, schedules and other attachments to any of this Agreement, the Shareholders' Equity Escrow Agreement, the Indemnification Escrow Agreement and the other contracts, instruments and documents delivered by or on behalf of Coke-Carolina or the Coke-Carolina Shareholders pursuant to this Agreement (the "Transaction Documents"); and (D) execute and deliver, and to accept deliver of, on behalf of the Coke-Carolina Shareholders, such agreements, instruments, and other documents as may be deemed by the Shareholders' Representatives in their sole and absolute discretion to be appropriate under the Transaction Documents.

               (ii) Notices and Determinations. To bind the Coke-Carolina Shareholders by all notices received or given, by all agreements and determinations made, and by all agreements, instruments and other documents executed and delivered by the Shareholders' Representatives under the Transaction Documents (including the post-closing adjustments pursuant to Article 2 of this Agreement);

               (iii) Disputes and Consents. To: (A) dispute or to refrain from disputing any claim made by Consolidated and/or Newco under any Transaction Document; (B) negotiate and compromise any dispute which may arise under, and exercise or refrain from exercising remedies available under any Transaction Document (including the post-closing adjustments pursuant to Article II of this Agreement) and sign any releases or other documents with respect to such dispute or remedy; (C) waive any condition or right contained in any Transaction Document; (D) give any and all consents under any Transaction Document; (E) give such instructions and to do such other things and refrain from doing such other things as the Shareholders' Representatives shall in their sole and absolute discretion deem necessary or appropriate to carry out the provisions of any Transaction Document; (F) initiate any judicial or arbitration proceeding on behalf of the Coke-Carolina Shareholders or any of them, or file any documents, or make any decision in connection therewith; and

               (iv) Payments: Receipt and Disbursement. To: (A) receive any payments made to any Coke-Carolina Shareholder or to the Shareholders' Representatives on such Coke-Carolina Shareholder's behalf pursuant to any Transaction Document including the Merger Consideration; (B) invest such funds pending their disbursement in such manner as the Shareholders' Representatives in their sole and absolute discretion deem appropriate; and (C) disburse to the Coke-Carolina Shareholders payments made to the Shareholders' Representatives under any Transaction Document in accordance with the respective interests of each Coke-Carolina Shareholder, but only after (1) payment of any accountants', attorneys' and others' fees and expenses incurred by or on behalf of the Coke-Carolina Shareholders in connection with the consummation of the transactions contemplated by this Agreement or otherwise in connection with the Transaction Documents and (2) withholding such amounts as the Shareholders' Representatives in their sole and absolute discretion deem appropriate to pay such costs and expenses that may be incurred after the Closing relating to potential disputes arising with respect to obligations of the Coke-Carolina Shareholders under any Transaction Document (such withheld funds to be held in, and disbursed from the Shareholders' Expense Fund as described in Article 2).

               (v) Certain Limitations. Notwithstanding the foregoing or anything else in the Transaction Documents, the Shareholders' Representatives shall have no authority with respect to any alleged breach by a Coke-Carolina Shareholder of a representation, warranty or covenant in the Transmittal Letter.

        (c) Shareholders' Expense Fund. The amounts for the Shareholders' Expense Fund shall be held by the Shareholders' Representatives in an interest-bearing account in a bank and shall be used to pay fees, costs, expenses and contingencies under any Transaction Document and those incurred in representing the Coke-Carolina Shareholders with respect to other matters arising out of any Transaction Document. The Shareholders' Representatives may from time to time distribute to the Coke-Carolina Shareholders in accordance with their respective interests, amounts in the Shareholders' Expense Fund that the Shareholders' Representatives, in their sole and absolute discretion, determine are in excess of the amounts necessary to pay fees, costs, expenses and contingencies under any Transaction Document.

        (d) Actions. Each Coke-Carolina Shareholder hereby waives their individual right to take any action whatsoever, where the power to act has been granted to the Shareholders' Representatives. Neither Consolidated, Newco, the Escrow Agent and/or the Escrow Agent shall be obligated to act upon any claim, notice, communication or demand whatsoever made by one or more Coke-Carolina Shareholders, where the authority to act on behalf of the Coke-Carolina Shareholders has been granted to the Shareholders' Representatives hereunder. The provisions of this Section 7.14 shall apply and continue in full force and effect notwithstanding any dispute or disagreement among the Coke-Carolina Shareholders, or the Coke Carolina Shareholders and the Shareholders' Representatives. Additionally Consolidated, Newco, the Escrow Agent, the Indemnification Escrow Agreement and any other person shall be entitled to rely on any and all actions taken by the Shareholders Representative under any Transaction Document without liability to, or obligation to inquire of, any of the Coke-Carolina Shareholders. All notices, counter-notices or other instruments or designations delivered by the Shareholders' Representatives shall not be effective unless, but shall be effective if, signed by each of the Shareholders' Representatives, and if not so fully signed, such document shall have no force and effect whatsoever, and Consolidated, Newco, the Escrow Agent and/or the Escrow Agent or any other person may proceed without regard to any such document. Facsimile or photographic copies of signatures shall be deemed coequal to original signatures for all purposes. Consolidated, Newco, the Escrow Agent and/or the Escrow Agent and any other person are hereby expressly authorized to rely upon any writing which reasonably appears to have been signed by the Shareholders' Representatives, and any other person may act upon the same without any duty of inquiry as to the genuineness of the writing.

        (e) Successors. If one or more Shareholders' Representatives resigns or ceases to function in their capacity as such for any reason whatsoever, then the Coke-Carolina Shareholders who own (or owned) at least 50.01% of the issued and outstanding capital stock of Coke-Carolina immediately prior to the Effective Date shall appoint a successor; provided, however, that if for any reason no successor has been appointed pursuant to the foregoing provision within 30 days, then Consolidated, Newco, or any Coke-Carolina Shareholder may petition a court of competent jurisdiction for the appointment of a successor. The Coke-Carolina Shareholders may at any time and for any reason remove any Shareholders' Representatives by written consent of the Coke-Carolina Shareholders who own (or owned) at least 50.01% of the issued and outstanding capital stock of Coke-Carolina immediately prior to the Effective Date, and may contemporaneously therewith appoint a successor by such written consent.

        (f) Expenses. The Shareholders' Representatives are not entitled to any fee for activities pursuant to this Agreement, but they will be reimbursed (by their own action) from the Shareholders' Expense Fund (to the extent it has sufficient funds) or by the Coke-Carolina Shareholders for their expenses (including attorneys' fees and expenses) actually incurred in connection with their performance of their duties in accordance with this Agreement.

        (g) Indemnification and Release. By executing and delivering the Transmittal Letter, each Coke-Carolina Shareholder jointly and severally agrees to indemnify and hold the Shareholders' Representatives harmless from and against any and all liability, loss, cost, damage or expense (including attorneys' fees) reasonably incurred or suffered by the Shareholders' Representatives as a result of the performance of their duties under and Transaction Documents, except such that arises from the gross negligence or willful misconduct of the Shareholders' Representatives. Each Coke-Carolina Shareholder hereby expressly releases Consolidated, Newco, the Escrow Agent and/or the Escrow Agent from all responsibility or liability for (1) any of the errors, omissions, or otherwise negligent acts of the Shareholders' Representatives (regardless of whether Consolidated, Newco, the Escrow Agent and/or the Escrow Agent had knowledge of any of the foregoing), or (2) any disagreement or dissatisfaction which the Coke-Carolina Shareholders (or any of them) may have with the decisions made or actions taken (or not taken) by the Shareholders' Representatives. Each Coke-Carolina Shareholder hereby expressly agrees to indemnify and hold Consolidated and Newco (and either of them) harmless from and against any and all liability, loss, cost, damage or expense (including attorneys' fees) arising out of or relating to challenges by the Coke-Carolina Shareholders as to acts or omissions of the Shareholders' Representatives.

        (h) Survival of Authorizations. EACH COKE-CAROLINA SHAREHOLDER: (1) INTENDS FOR THE AUTHORIZATIONS AND AGREEMENTS IN THIS AGREEMENT TO REMAIN IN FORCE IF HE SUBSEQUENTLY BECOMES MENTALLY OR

PHYSICALLY DISABLED, INCOMPETENT OR DIES; (2) BY EXECUTING AND DELIVERING THE TRANSMITTAL LETTER, AUTHORIZES SUCH RECORDINGS AND FILINGS OF THIS AGREEMENT AS ANY PERSON DEEMS APPROPRIATE; AND (3) BY EXECUTING AND DELIVERING THE TRANSMITTAL LETTER, DIRECTS THAT NO FILING OF ANY INVENTORY OR POSTING OF A SURETY BOND SHALL BE REQUIRED OF ANY PERSON SERVING AS THE SHAREHOLDERS' REPRESENTATIVES.

        7.14 No Shop Letter. Consolidated and Newco shall have received the letter agreement restricting at least two-thirds of the Coke-Carolina shareholders from negotiating with any other party for the sale of the stock or assets of Coke-Carolina in the form attached as Exhibit 7.14.

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

        8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) Each of Consolidated, Newco, and Coke-Carolina shall have delivered or caused to be delivered to the other, a certificate that resolutions (which shall be attached) of their respective Boards of Directors authorizing and approving the consummation of the transactions contemplated herein, all other necessary and desirable corporate actions to enable the parties to comply with the terms hereof and duly adopted by unanimous vote or consent have not been amended, rescinded or otherwise modified;

        (b) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceedings for that purpose in respect of the Registration Statement shall have been initiated or threatened;

        (c) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable commercial efforts to have any such injunction, order or decree lifted);

        (d) There shall be no pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, domestic or foreign, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint (i) preventing or seeking to prevent consummation of the Merger, (ii) prohibiting or seeking to prohibit or limiting or seeking to limit, Consolidated from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or ownership or operation by Consolidated or any of its subsidiaries of all or a material portion of the business assets of Consolidated or any of its subsidiaries, or (iii) compelling or seeking to compel Consolidated or any of its subsidiaries to dispose or hold separate all or any material portion of the business or assets of Consolidated or any of its subsidiaries, as a result of the Merger or the transactions contemplated by this Agreement;

        (e) Neither Coke-Carolina nor Newco shall have taken any action or failed to take any action which would cause the Merger to fail to be treated as a "forward triangular merger" pursuant to Section 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code of 1986, as amended, in the reasonable opinion of Consolidated and Newco;

        (f) Coke-Carolina's Shareholders shall have approved this agreement and the transactions contemplated by it in accordance with applicable law without (unless Consolidated waives this qualifier) any Dissenting Shares; and

        (g) In the case of trusts established under the wills of A.T. Heath and Ann H. Heath, a court of appropriate jurisdiction has issued an order no longer subject to appeal authorizing it to vote in favor of the transactions contemplated by this agreement (including, without limitation, the execution and delivery of a transmittal letter with respect to the shares owned by each such trust).

        8.2 Conditions to Obligations of Coke-Carolina Shareholders to Effect the Merger. The obligation of Coke-Carolina and its shareholders to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

        (a) Consolidated and Newco shall have performed in all material respects their agreements contained in this Agreement required to be performed at or prior to the Closing and the representations and warranties of Consolidated and Newco contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Closing as if made on and as of such date or time, except as otherwise contemplated or permitted by this Agreement, and Consolidated and Newco shall tender to the Shareholders' Representatives a certificate of a duly authorized officer of Consolidated and Newco to that effect; and

        (b) Consolidated and Newco shall have delivered to the Shareholders' Representatives an opinion addressed to the Shareholders from Witt, Gaither & Whitaker, P.C., counsel to Consolidated and Newco, dated the Closing Date, as specified in Exhibit 8.2(b).

        8.3 Conditions to Obligation of Consolidated and Newco to Effect the Merger. The obligation of Consolidated and Newco to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the additional following conditions, unless waived in whole or in part by Consolidated and Newco, in writing:

        (a) Coke-Carolina shall have performed in all material respects its agreements contained in this Agreement required to be performed at or prior to the Closing Date and the representations and warranties of Coke-Carolina contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Closing as if made on and as of such date or time (except for events occurring between the execution of this Agreement and the Closing Date and in the case of those involving acts or omissions by Coke Carolina during such interim period, except for those acts or omissions which are permitted by Article V) and Consolidated and Newco shall have received a Certificate of the Shareholders' Representatives to that effect.

        (b) Consolidated and Newco shall have received an opinion from Sutherland Asbill and Brennan LLP, counsel to Coke-Carolina, dated as of the Closing Date in the form of Exhibit 8.3(b).

        (c) Since the date hereof, no event has occurred which would have a material adverse effect upon Coke-Carolina in the reasonable opinion of Consolidated and Newco.

        (d) Each of the officers and directors of Coke-Carolina as set forth on
Section 4.7 of the Disclosure Letter shall have delivered to Consolidated by the Closing Date a release as provided in Exhibit 8.3(d).

        (e) The Coca-Cola Company shall have consented to the Merger and transfer and/or assignment of the franchises to Newco (or Newco's designee) for the franchise territories set forth in Section 4.31 of the Disclosure Letter, and there shall be no event or condition relating to Coke-Carolina which would impair Newco's ability subsequent to the Effective Time to operate a business for the manufacture, distribution and sale of soft drink products in the territories.

        (f) Prior to the Closing Date, Coke-Carolina shall identify all persons or entities who are reasonably believed by it to be, at the time of the Shareholders' Meeting held in accordance with Section 7.3 hereof, "affiliates" of Coke-Carolina for purposes of Rule 145 under the Securities Act (the "Affiliates"). Coke-Carolina shall use its commercially reasonable efforts to cause each person or entity identified as an Affiliate to deliver to Consolidated and Newco, on or prior to the Closing Date, a written agreement (substantially in the form attached hereto as Exhibit 8.3(f)) stating that such affiliate will not offer to sell, sell, transfer, or otherwise dispose of any shares of Consolidated Common Stock or Installment Notes received in the Merger except: (i) pursuant to an effective registration statement; (ii) in compliance with Securities Act Rule 145; or (iii) if, in the opinion of counsel reasonably acceptable to Consolidated and Newco or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such offer to sell, sale, transfer or other disposition is otherwise exempt from registration under the Act.

        (g) Consolidated's Board of Directors shall not have withdrawn its approval of this Agreement.

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

        9.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval by the Coke-Carolina Shareholders:

        (a) by mutual consent of the parties; or

        (b) by any party if (i) the Merger shall not have been consummated on or before five (5) business days after the Shareholders meeting is held or abandoned (the "Termination Date"), or (ii) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; or

        (c) by any party if the Board of Directors of Coke-Carolina shall have withdrawn or modified in a manner adverse to Consolidated or Newco its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, or shall have resolved to do any of the foregoing; or

        (d) by Consolidated and Newco if the Board of Directors of Coke-Carolina shall have withdrawn or modified in a manner adverse to Consolidated or Newco its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, or shall have resolved to do any of the foregoing, if any closing condition in Section 8.1 and 8.3 has not been satisfied or waived or, with respect to a breach of any covenant or agreement, such breach has not been cured prior to the Termination Date other than such breach that has not had or would not reasonably be expected to have a material adverse effect in the reasonable opinion of Consolidated and Newco; or

        (e) by Coke-Carolina if any closing condition in Section 8.1 and 8.2 has not been satisfied or waived or, with respect to breach of any covenant or agreement, such breach has not been cured prior to the Termination Date other than such breach that has not had or would not reasonably be expected to have a material adverse effect on the business of Consolidated taken as a whole.

        9.2 Effect of Termination. In the event of termination of this Agreement by either Consolidated or Coke-Carolina, as provided in Section 9.1, there shall be no liability or obligation on the part of any party hereto except for any breach of this Agreement.

        9.3 Amendment. This Agreement may be amended (i) prior to the Closing by Consolidated, Newco, Coke-Carolina and (ii) after the closing by Consolidated and the Shareholders' Representatives; provided, however, that after approval hereof by the Coke-Carolina Shareholders, no amendment shall be made which reduces the Merger Consideration or alters the form thereof or in any way materially adversely affects the rights of the Coke-Carolina

Shareholders without the further approval of them, except as expressly authorized by them. This Agreement may not be amended except by an instrument in writing signed by the appropriate parties.

        9.4 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto (made by the other parties hereto) and (c) waive compliance with any of the agreements or conditions contained herein (required of the other parties hereto); provided, however, that waiver of compliance with any agreements or conditions herein shall not limit the parties' obligations to comply with all other agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE X
                                   DEFINITIONS

        10.1 "Reasonable commercial efforts" of a party means the efforts of such party that are commercially reasonable under the circumstances, but such efforts do not require the payment of any material sums of money or the incurring of any material liability or obligation and do not guaranty or warrant success.

        10.2 Definition of Knowledge. For the purposes of this Agreement, the phrases "to Coke-Carolina's knowledge" or "to its knowledge" and variations of them when used with respect to Coke-Carolina shall refer to all matters actually known to any of W.S. Heath, A.T. Heath III, P.J. Flanagan, J. Barry Heath, R. Bland Roper, Kenny Clarke, Barry Lewis and Pat Joyner.

                                   ARTICLE XI
                                    EXHIBITS

Exhibits:

Exhibit 1.1(a) - Articles of Merger
Exhibit 1.1(b) - Certificate of Merger
Exhibit 2.1(b)(i) - Merger Consideration Election Form Exhibit 2.1(b)(i)(C) - Installment Note(s) Exhibit 2.1(e)(i) - Transmittal Letter(s) Exhibit 2.2(a)(ii)
- Calculation Guidelines Exhibit 2.1(c)(v) - Indemnification Escrow Agreement
Exhibit 2.2(a)(iv) - Shareholders' Equity Escrow Agreement Exhibit 4 - Disclosure Letter Exhibit 7.9 - Consulting/Non-Competition Agreement Exhibit 8.2(b) - Witt, Gaither & Whitaker, P.C. Opinion Letter Exhibit 8.3(b) - Sutherland Asbill and Brennan LLP Opinion Letter

Exhibit 8.3(d) - Release
Exhibit 8.3(f) - Affiliate Agreement

                                   ARTICLE XII
                               GENERAL PROVISIONS

        12.1 Notices. Any notice, demand, request, consent, approval or other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally or sent either by facsimile transmission or nationally recognized overnight courier (utilizing guaranteed next business morning delivery), addressed to the party to be notified at the following address, or to such other address as such party shall specify by like notice:

               (a)    If to Consolidated or Newco, to:

                      Coca-Cola Bottling Co. Consolidated
                      1900 Rexford Road
                      Charlotte, NC  28211
                      Facsimile:  (704) 551-4449
                      Attention:  Mr. Robert D. Pettus, Jr.

               with a required copy to:

                      Witt, Gaither & Whitaker, P.C.
                      1100 SunTrust Bank Building
                      Chattanooga, TN  37402
                      Facsimile:  (423) 266-4138
                      Attention:  Mr. John F. Henry, Jr.


               (b)    If to Coke-Carolina or Shareholders' Representatives, to:

                      W. S. Heath
                      72 Paisley Park
                      Sumter, SC  29150-3114

                      A. T. Heath III
                      21 Swan Lake Drive
                      Sumter, SC  29150-4740

                      R. Bland Roper
                      112 1/2 West Main Street
                      Laurens, SC  29360
               with a required copy to:

                      Overend & Company, Inc.
                      Suite 200
                      4401 Northside Pkwy.
                      Atlanta, GA  30327
                      Facsimile:  (404) 262-2801
                      Attention:  Mr. George D. Overend

               with a further required copy to:

                      Sutherland Asbill & Brennan LLP
                      999 Peachtree Street, NE
                      Atlanta, GA 30309-3996
                      Facsimile:  (404) 853-8806
                      Attention:  Mr. Thomas B. Hyman, Jr.

        12.2 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. The word "threatened" means any act that would cause one reasonably to believe that the act, omission, fact or circumstance with respect to which such word is used is likely to occur.

        12.3 Integration and Governing Law. This Agreement (including the documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise (unless the shares of Coke-Carolina Common Stock have been assigned); and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law), except that the merger shall be governed by applicable provisions of the Delaware and South Carolina corporation laws. Notwithstanding the foregoing sentence, each party hereto consents to the exclusive personal jurisdiction in and by the United States District Court sitting in Columbia, South Carolina, as a mutually convenient forum for the judicial resolution of any dispute and voluntarily submits to the exclusive personal and subject matter jurisdiction of said court in any action or proceeding with respect to this Agreement.

        12.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement may be executed by each party upon a separate copy, and one or more execution pages may be detached from one copy of this Agreement and attached to another copy in order to form one or more counterparts.

        12.5 Parties in Interest. This Agreement is binding upon the parties and their respective successors or assigns (whether or not permitted) and inures to the benefit of the parties and their permitted successors and assigns. There are no intended or incidental third party beneficiaries.

        12.6 Partial Invalidity and Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Agreement, or a part thereof, not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof, or a part thereof, shall remain in full force and effect provided that the Merger can be consummated and the parties can enjoy the benefit of their bargain. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision so that the parties will each enjoy the benefit of their bargain hereunder.

                       SIGNATURES FOLLOW ON THE NEXT PAGE

IN WITNESS WHEREOF, Consolidated, Newco, and Coke-Carolina have caused this Agreement to be signed as of the date first written above.


Coca-Cola Bottling Co. Consolidated


By:  /s/ UMESH KASBEKAR
   --------------------------------------------
    Vice President, Planning and Administration
   ---------------  ----------------------------


Sumter Merger Corporation, Inc.


By:  /s/ UMESH KASBEKAR
   --------------------------------------------
    Vice President,
   ---------------  ----------------------------

Carolina Coca-Cola Bottling Company, Inc.

By:   /s/ W.S. HEATH
   -------------------------------------
        W.S. Heath, President


Shareholders's Representatives:


/s/ W.S. HEATH
----------------------------------
W.S. Heath


/s/ A.T. HEATH III
----------------------------------
A.T. Heath III


/s/ R. BLAND ROPER
-----------------------------------
R. Bland Roper